Exhibit 2.1

Execution Version

DATED MARCH 10, 2014

FYFFES PLC
CHIQUITA BRANDS INTERNATIONAL, INC.,
TWOMBLY ONE LIMITED,
CBII HOLDING CORPORATION,
AND
CHICAGO MERGER SUB, INC.

TRANSACTION AGREEMENT

TABLE OF CONTENTS

1.	INTERPRETATION		2
	1.1	Definitions	2
	1.2	Construction	21
	1.3	Captions	22
	1.4	Time	22

2.	RULE 2.5 ANNOUNCEMENT AND THE SCHEME DOCUMENT		23
	2.1	Rule 2.5 Announcement	23
	2.2	Scheme	23
	2.3	Change in Shares	24

3.	IMPLEMENTATION OF THE SCHEME; CHIQUITA SHAREHOLDERS MEETING		24
	3.1	Responsibilities of Fyffes in Respect of the Scheme	24
	3.2	Responsibilities of Chiquita and IrHoldco in Respect of the Scheme	28
	3.3	Mutual Responsibilities of the Parties	29
	3.4	Dealings with the Panel and compliance with the Takeover Rules	30
	3.5	No Scheme Amendment by Fyffes	32
	3.6	Switching to a Takeover Offer	32
	3.7	Preparation of Joint Proxy Statement and Form S-4; Chiquita Shareholders Meeting	35

4.	EQUITY AWARDS		37
	4.1	Fyffes Equity Award Holder Proposal	37
	4.2	Treatment of Fyffes Options	38
	4.3	Treatment of Fyffes Short Term Incentive Plan	40
	4.4	Other Actions in Connection with the Assumption of Fyffes Options and Fyffes Share Awards	40
	4.5	Chiquita Share Awards	41
	4.6	Assumption of Chiquita Share Plans	43
	4.7	Corporate Actions	44
	4.8	Amendment of Articles	44
	4.9	Fractional Entitlements	44

5.	FYFFES AND CHIQUITA CONDUCT		45
	5.1	Conduct of Business by Fyffes	45
	5.2	Conduct of Business by Chiquita	52
	5.3	Non-Solicitation Applicable to Fyffes	60
	5.4	Non-Solicitation Applicable to Chiquita	66

6.	REPRESENTATIONS AND WARRANTIES		70
	6.1	Fyffes Representations and Warranties	70

	6.2	Chiquita Representations and Warranties	92

7.	ADDITIONAL AGREEMENTS		114
	7.1	Investigation	114
	7.2	Consents and Regulatory Approvals	115
	7.3	Directors’ and Officers’ Indemnification and Insurance	120
	7.4	Employment and Benefit Matters	124
	7.5	Stock Exchange Listing	128
	7.6	Corporate Governance Matters	128
	7.7	Rule 16b-3 Actions	129
	7.8	Financing Cooperation	130
	7.9	Dividends	131
	7.10	Creation of Distributable Reserves	131
	7.11	Certain IrHoldco Shareholder Resolutions	132
	7.12	IrHoldco’s Obligations	132
	7.13	Transaction Litigation	133
	7.14	Steps to be Compliant with the Sarbanes-Oxley Act	133
	7.15	Support Letter	133

8.	COMPLETION OF Combination AND MERGER		133
	8.1	Completion	133
	8.2	Merger	138

9.	TERMINATION		144
	9.1	Termination	144

10.	GENERAL		146
	10.1	Announcements	146
	10.2	Notices	147
	10.3	Assignment	149
	10.4	Counterparts	149
	10.5	Amendment	149
	10.6	Entire Agreement	149
	10.7	Inadequacy of Damages	149
	10.8	Remedies and Waivers	150
	10.9	Severability	150
	10.10	No Partnership and No Agency	150
	10.11	Further Assurance	150
	10.12	Costs and Expenses	151
	10.13	Governing Law and Jurisdiction	151
	10.14	Third Party Beneficiaries	153
	10.15	Non survival of Representations and Warranties	153

EXHIBITS

Exhibit 4.2(a)(1)	Form of Consent
Exhibit 4.2(a)(2)	Form of Rule Change
Exhibit 7.6(c)	Senior Executives of Combined Company
Exhibit 8.1(c)(iv)	Form of IrHoldco Memorandum and Articles of Association

THIS AGREEMENT is made on MARCH 10, 2014

AMONG:

CHIQUITA BRANDS INTERNATIONAL, INC.
a company incorporated in New Jersey
(hereinafter called “Chiquita”),

TWOMBLY ONE LIMITED
a company incorporated in Ireland
with registered number 540116
having its registered office
at Riverside One
Sir John Rogerson’s Quay
Dublin 2, Ireland
(hereinafter called “IrHoldco”),

CBII HOLDING CORPORATION
a company incorporated in Delaware
(hereinafter called “Delaware Sub”),

CHICAGO MERGER SUB, INC.
a company incorporated in New Jersey
(hereinafter called “MergerSub”)

-and-

FYFFES PLC
a company incorporated in Ireland
with registered number 73342
having its registered office
at 29 North Anne Street
Dublin 7, Ireland
(hereinafter called “Fyffes”)

RECITALS:

1.	Chiquita has agreed to combine with Fyffes on the terms set out in the Rule 2.5 Announcement (as defined below).

2.	This Agreement (this “Agreement”) sets out certain matters relating to the conduct of the Combination (as defined below) and the Merger (as defined below) that have been agreed by the Parties.

3.
The Parties intend that the Combination will be implemented by way of the Scheme, although this may, subject to the consent of the Panel (where required) be switched to the Takeover Offer in accordance with the terms set out in this Agreement.

4.	The Combination is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code (as defined below), with each of IrHoldco and Fyffes as a party to such reorganization.

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following words and expressions shall have the meanings set opposite them:

“Act”, the Companies Act 1963, as amended;

“Acting in Concert”, shall have the meaning given to that term in the Irish Takeover Panel Act 1997;

“Action”, any lawsuit, claim, complaint, action or proceeding before any Relevant Authority;

“Affiliate”, in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

“Agreed Form”, in relation to any document, the form of that document which has been initialed for the purpose of identification by or on behalf of each of the Parties;

“AIM”, the Alternative Investment Market operated by the London Stock Exchange plc;

“AIM Rules”, the AIM Rules for Companies published by the London Stock Exchange plc as in force from time to time;

“Agreement”, shall have the meaning given to that term in the Recitals;

“Antitrust Laws”, shall have the meaning given to that term in Clause 7.2(d);

“Antitrust Order”, shall have the meaning given to that term in Clause 7.2(d);

“Applicable Withholding Amount”, such amounts as are required to be withheld or deducted under any provision of Tax Law with respect to the modification, vesting and/or exercise of a Fyffes Option, the vesting of any Fyffes Share Award or the payment of any Fractional Entitlements, as applicable;

“Bribery Act” means the United Kingdom Bribery Act 2010;

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Prevention of Corruption Acts 1889 to 2010 of Ireland; the Organization For Economic Co–operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti–Terrorism, Crime and Security Act 2001; the Proceeds of Crime Act 2002; and any anti–bribery or anti–corruption related provisions in criminal and anti–competition laws and/or anti–bribery, anti–corruption and/or anti–money laundering laws of any jurisdiction in which Fyffes operates;

“Burdensome Condition”, shall have the meaning given to that term in Clause 7.2(h);

“Business Day”, any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

“Capitalisation Date”, shall have the meaning given to that term in Clause 6.1(b)(i);

“CDI”, a UK CREST depositary interest representing an entitlement to a share;

“Certificate of Merger”, shall have the meaning given to that term in Clause 8.2(b);

“Certificated Holder(s)”, a Fyffes Shareholder (other than those with a registered address in the United States or in any other CSN Restricted Jurisdiction) who holds his Fyffes Shares in certificated form;

“Chiquita”, shall have the meaning given to that term in the Preamble;

“Chiquita ABL Agreement”, that certain Credit Agreement, dated as February 5, 2013 (as amended, restated, supplemented, or otherwise modified from time to time) by and among Chiquita, certain subsidiaries of Chiquita party thereto, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent;

“Chiquita Alternative Proposal”, shall have the meaning given to that term in Clause 5.4(g);

“Chiquita Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity compensation, employment, severance, change of control, fringe benefit or similar plan, program or agreement that is or has been sponsored, maintained or contributed to by any member of the Chiquita Group or any of their ERISA Affiliates or to which any member of the Chiquita Group is a party for the benefit of any current or former employee or director of any member of the Chiquita Group;

“Chiquita Board”, the board of directors of Chiquita;

“Chiquita Book Entry Shares”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Chiquita Bylaws”, shall have the meaning given to that term in Clause 6.2(a);

“Chiquita Certificate of Incorporation”, shall have the meaning given to that term in Clause 6.2(a);

“Chiquita Certificates”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Chiquita Change of Recommendation”, shall have the meaning given to that term in Clause 5.4;

“Chiquita Convertible Notes”, shall have the meaning given to that term in Clause 6.2(b)(iii);

“Chiquita Convertible Notes Indenture”, that certain Indenture, dated as of February 1, 2008, between Chiquita and Wells Fargo Bank, National Association (as successor by merger to LaSalle Bank National Association), as trustee (the “Trustee”), as supplemented by that certain First Supplemental Indenture, dated as of February 12, 2008, between Chiquita and the Trustee;

“Chiquita Directors”, the members of the board of directors of Chiquita;

“Chiquita Disclosure Schedule”, shall have the meaning given to that term in Clause 6.2;

“Chiquita Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Chiquita Exchange Fund”, shall have the meaning given to that term in Clause 8.2(g)(i);

“Chiquita Financing Information”, shall have the meaning given to that term in Clause 3.4(c)(i);

“Chiquita Group”, Chiquita and all of its Subsidiaries;

“Chiquita Indemnified Parties” (and “Chiquita Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Chiquita Indenture”, shall have the meaning given to that term in Clause 4.2(d);

“Chiquita Lease”, shall have the meaning given to that term in Clause 6.2(p)(iii);

“Chiquita Leased Real Property”, shall have the meaning given to that term in Clause 6.2(p)(iii);

“Chiquita Material Adverse Effect”, means any change, circumstance, development, effect, event or occurrence that has had or would reasonably be expected to have a material adverse effect on, the assets and liabilities (taken as a whole), business, condition (financial or otherwise) or results of operations of Chiquita and its Subsidiaries, taken as a whole; provided, however, that changes, circumstances, developments, effects, events or occurrences after the date hereof shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Chiquita Material Adverse Effect to the extent resulting from (A) changes in general economic or political conditions, financial credit or securities markets in general or in the industries in which Chiquita and its Subsidiaries, taken as a whole, operate; (B) changes in Laws of general applicability, U.S. GAAP or other accounting standards or interpretations thereof; (C) acts of war or terrorism; (D) acts of God, calamities, storms, earthquakes, hurricanes, droughts or other natural disasters (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Chiquita or any of its Subsidiaries); (E) changes in bunker (fuel oil) prices or currency exchange rates; (F) a decrease in the market price or trading volume of Chiquita Shares in and of itself, or the fact, in and of itself, that Chiquita failed to meet any projections, forecasts or revenue or earnings predictions (provided that any underlying change, circumstance, development, effect, event or occurrence may be deemed to constitute, and shall be taken into account in determining whether there has been or will be, a Chiquita Material Adverse Effect); (G) the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this sub-clause (G) shall not apply with respect to Chiquita’s representations and warranties in Clause 6.2(c)(iii)); (H) any litigation brought or threatened by shareholders of Chiquita (whether on behalf of Chiquita or otherwise) in connection with this Agreement; (I) the taking of any action or the failure to take any action with the express prior written consent of Fyffes; or (J) contingencies, proceedings or other actions described in any publicly filed reports of Chiquita as of the date hereof (provided, that unanticipated developments with respect to any such contingencies, proceedings or other actions not described in any publicly filed reports of Chiquita as of the date hereof shall be taken into account in determining whether there has been or will be, a Chiquita Material Adverse Effect); except if, in the case of sub-clauses (A) and (B), such change, circumstance, development, effect, event or occurrence has a disproportionate effect on Chiquita and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Chiquita and its Subsidiaries operate;

“Chiquita Material Contracts”, shall have the meaning given to that term in Clause 6.2(s)(i);

“Chiquita Merger Parties”, collectively IrHoldco, Delaware Sub and MergerSub;

“Chiquita Owned Real Property”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Chiquita Parties”, collectively, Chiquita, IrHoldco, Delaware Sub and MergerSub;

“Chiquita Permits”, shall have the meaning given to that term in Clause 6.2(g)(ii);

“Chiquita Permitted Lien”, shall have the meaning given to that term in Clause 6.2(p)(i);

“Chiquita Preferred Shares”, shall have the meaning given to that term in Clause 6.2(b)(i);

“Chiquita Recommendation”, the recommendation of the Chiquita Board that Chiquita Shareholders vote in favour of the adoption of this Agreement;

“Chiquita Reimbursement Payments”, shall have the meaning given to that term in the Expenses Reimbursement Agreement;

“Chiquita SEC Documents”, shall have the meaning given to that term in Clause 6.2(d)(i);

“Chiquita Share Award”, a compensatory award consisting of or denominated in Chiquita Shares, other than a Chiquita Share Option;

“Chiquita Share Option”, shall have the meaning given to that term in Clause 4.5(a)(i);

“Chiquita Share Plans”, the Chiquita Stock and Incentive Plan, Employee Stock Purchase Plan, and the Restricted Stock Unit Award and Stock Option Award Agreements with Edward F. Lonergan;

“Chiquita Shareholder Approval”, shall have the meaning given to that term in Clause 3.7(b);

“Chiquita Shareholders”, the holders of Chiquita Shares;

“Chiquita Shareholders Meeting”, shall have the meaning given to that term in Clause 3.7(b);

“Chiquita Shares”, the common shares of Chiquita, par value US$.01 per share;

“Chiquita Superior Proposal”, shall have the meaning given to that term in Clause 5.4(h);

“Clause 5.1(b)(xii)(A) Claims”, shall have the meaning given to that term in Clause 5.1(b)(xii)(A);

“Clause 5.2(b)(xii)(A) Claims”, shall have the meaning given to that term in Clause 5.2(b)(xii)(A);

“Clearances”, all consents, clearances, approvals, permissions, permits, nonactions, orders and waivers to be obtained from, and all registrations, applications, notices and filings to be made with or provided to, any Relevant Authority or other third party;

“Code”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Combination”, the proposed acquisition by IrHoldco of Fyffes by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) pursuant to this Agreement (whether by way of the Scheme or the Takeover Offer) (including the issuance by IrHoldco of the aggregate Share Consideration pursuant to the Scheme or the Takeover Offer), as described in the Rule 2.5 Announcement and provided for in this Agreement;

“Companies Acts”, the Companies Acts 1963 to 2013;

“Completion”, completion of the Combination and the Merger;

“Completion Date”, shall have the meaning given to that term in Clause 8.1(a)(i);

“Conditions”, the conditions to the Scheme and the Combination set out in paragraphs 1, 2, 3, 4 and 5 of Part A of Appendix III to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions;

“Confidentiality Agreement”, the Reciprocal Confidentiality Agreement between Fyffes and Chiquita dated November 18, 2013, as it may be amended from time to time;

“Consent”, shall have the meaning given to that term in Clause 4.2(a);

“Contract”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by agreement, or otherwise, or the power to elect or appoint more than one-half of the directors, partners, or other individuals exercising similar authority with respect to the Party;

“Corporate Nominee”, the Exchange Agent or such wholly owned subsidiary of the Exchange Agent as the Exchange Agent may nominate to provide the CSN Facility;

“Court Hearing”, the hearing by the High Court of the Petition to sanction the Scheme under Section 201 of the Act;

“Court Meeting”, the meeting or meetings of the Fyffes Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

“Court Meeting Resolution”, the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

“Court Order”, the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act;

“CREST Manual”, the rules governing the operation of Irish CREST and UK CREST, consisting of the CREST Reference Manual, CREST International Manual, CREST Central Counterparty Service Manual, CREST Rules, CREST CCSS Operations Manual, CREST Application Procedure and CREST Glossary of Terms (all as defined in the CREST Glossary of Terms);

“CSN Facility”, the facility under which the Corporate Nominee holds IrHoldco CDIs on behalf of Certificated Holders and provides certain other services;

“CSN Permitted Jurisdiction”, each jurisdiction which is agreed with the Exchange Agent to be a jurisdiction in which participation in the CSN Facility is permitted;

“CSN Restricted Jurisdiction” means any jurisdiction that is not a CSN Permitted Jurisdiction;

“Delaware Sub”, shall have the meaning given to that term in the Preamble.

“Divestiture Action”, shall have the meaning given to that term in Clause 7.2(h);

“DTC”, The Depositary Trust Company;

“EC Merger Regulation”, Council Regulation (EC) No. 139/2004 of 20 January 2004 on the control of concentrations between undertakings;

“Effective Date”, the date on which the Scheme becomes effective in accordance with its terms;

“Effective Time”, the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies; provided, that the Scheme shall become effective substantially concurrently with the effectiveness of the Merger, to the extent possible;

“EGM Resolutions”, the resolutions to be proposed at the EGM for the purposes of approving and implementing the Scheme, the reduction of capital of Fyffes and such other matters as Fyffes reasonably determines to be necessary for the purposes of implementing the Combination or, subject to the consent of Chiquita (such consent not to be unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Combination;

“End Date”, the date that is twelve months after the date of this Agreement; provided, that if as of such date all Conditions (other than any of Conditions 2(c), 2(d), 3(c), 3(d), 3(e), 3(f), 3(g) or 3(h)) have been satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) or would be satisfied (or, in the sole discretion of the applicable Party, waived (where applicable)) if the Combination were completed on such date, the “End Date” shall be the date that is fifteen months after the date of this Agreement;

“Environment”, shall have the meaning given to that term in Clause 6.1(h)(vii);

“Environmental Claim”, shall have the meaning given to that term in Clause 6.1(h)(vii);

“Environmental Law”, shall have the meaning given to that term in Clause 6.1(h)(vii);

“Environmental Liabilities” (and “Environmental Liability”), shall have the meaning given to that term in Clause 6.1(h)(vii);

“Environmental Permits”, shall have the meaning given to that term in Clause 6.1(h)(i);

“ERISA”, the United States Employee Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

“ESM”, the Enterprise Securities Market operated by the ISE;

“ESM Rules”, the ESM Rules for Companies published by the ISE as in force from time to time;

“EU IFRS”, International Financial Reporting Standards as adopted by the European Union and which were applicable at the respective reporting date;

“€”, “EUR”, or “euro”, the single currency unit provided for in Council Regulation (EC) NO974/98 of 8 May 1990, being the lawful currency of Ireland;

“Euroclear”, Euroclear UK & Ireland Limited;

“Evaluation Materials”, shall have the meaning given to that term in the Confidentiality Agreement;

“Exchange Act”, the United States Securities Exchange Act of 1934, as amended;

“Exchange Agent”, Wells Fargo Shareowner Services or another bank or trust company appointed by Chiquita (and reasonably acceptable to Fyffes) to act as exchange agent for the issue of the Scheme Consideration and Merger Consideration;

“Exchange Ratio”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Exercise Moratorium”, shall have the meaning given to that term in Clause 4.2(a);

“Expenses Reimbursement Agreement”, the expenses reimbursement agreement dated March 10, 2014 between Chiquita and Fyffes, the terms of which have been approved by the Panel;

“Extraordinary General Meeting” or “EGM”, the extraordinary general meeting of the Fyffes Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded or adjourned (it being understood that if the Court Meeting is adjourned, the EGM shall be correspondingly adjourned);

“Financing” means (i) an amendment to the Chiquita ABL Agreement pursuant to which the lenders party thereto consent to the Combination and the Merger and such other changes as are necessary or advisable as a result of the Combination and the Merger and (ii) the amendment and/or refinancing of Fyffes’ existing credit facilities, together with such other facilities, if any, as the Parties deem appropriate, on terms reasonably satisfactory to Chiquita and Fyffes, including the upsizing of such facilities;

“Financing Sources”, the entities whose consents may be required under existing Chiquita and/or Fyffes arrangements or called upon to provide refinancing or additional financing, but excluding in each case for the avoidance of doubt the Parties and their Subsidiaries, together with their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns;

“Form S-4”, shall have the meaning given to that term in Clause 3.7(a);

“Fractional Entitlements”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Fyffes”, shall have the meaning given to that term in the Preamble;

“Fyffes Alternative Proposal”, shall have the meaning given to that term in Clause 5.3(g);

“Fyffes Benefit Plan”, each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (in each case whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, equity compensation, employment, severance, change of control, fringe benefit or similar plan, program or agreement that is or has been sponsored, maintained or contributed to by any member of the Fyffes Group or to which a member of the Fyffes Group is a party for the benefit of any current or former employees or directors of any member of the Fyffes Group;

“Fyffes Board”, the board of directors of Fyffes;

“Fyffes Cashout Options”, shall have the meaning given to that term in Clause 4.2(d);

“Fyffes Change of Recommendation”, shall have the meaning given to that term in Clause 5.3(c);

“Fyffes Defined Benefit Occupational Pension Scheme”, shall mean the Fyffes Defined Benefit Occupational Scheme established by a trust deed dated 8 November 2006;

“Fyffes Directors”, the members of the board of directors of Fyffes;

“Fyffes Disclosure Schedule”, shall have the meaning given to that term in Clause 6.1;

“Fyffes Distributable Reserves Resolution”, shall have the meaning given to that term in Clause 7.10(a);

“Fyffes Documents”, shall have the meaning given to that term in Clause 6.1(d)(i);

“Fyffes Employee Benefit Trust”, the Fyffes Employee Share Trust established by a deed dated 14 February 1998 and made between Fyffes and Hill Samuel (Channel Islands) Trust Company Limited

“Fyffes Employees”, the employees of any member of the Fyffes Group;

“Fyffes Equity Award Holder Proposal”, the proposal of Chiquita to the Fyffes Equity Award Holders to be made in accordance with Clause 4, Rule 15 of the Takeover Rules and the terms of the Fyffes Option Scheme and the Fyffes Share Plans;

“Fyffes Equity Award Holders”, the holders of Fyffes Options and/or Fyffes Share Awards;

“Fyffes Equity Exchange Ratio”, shall have the meaning given to that term in Clause 4.4(c);

“Fyffes Equity Schedule”, shall have the meaning given to that term in Clause 6.1(i)(viii);

“Fyffes Exchange Fund”, shall have the meaning given to that term in Clause 8.1(d)(i);

“Fyffes Group”, Fyffes and all of its Subsidiaries;

“Fyffes Indemnified Parties” (and “Fyffes Indemnified Party”), shall have the meaning given to that term in Clause 7.3(c);

“Fyffes Lease”, shall have the meaning given to that term in Clause 6.1(p)(iii);

“Fyffes Leased Real Property”, shall have the meaning given to that term in Clause 6.1(p)(iii);

“Fyffes Material Adverse Effect”, means any change, circumstance, development, effect, event or occurrence that has had or would reasonably be expected to have a material adverse effect on, the assets and liabilities (taken as a whole), business, condition (financial or otherwise) or results of operations of Fyffes and its Subsidiaries, taken as a whole; provided, however, that changes, circumstances, developments, effects, events or occurrences after the date hereof shall not be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Fyffes Material Adverse Effect to the extent resulting from (A) changes in general economic or political conditions, financial credit or securities markets in general or in the industries in which Fyffes and its Subsidiaries, taken as a whole, operate; (B) changes in Laws of general applicability, EU IFRS or other accounting standards or interpretations thereof; (C) acts of war or terrorism; (D) acts of God, calamities, storms, earthquakes, hurricanes, droughts or other natural disasters (other than any of the foregoing to the extent that it causes any direct damage or destruction to or renders physically unusable or inaccessible any facility or property of Fyffes or any of its Subsidiaries); (E) changes in bunker (fuel oil) prices or currency exchange rates; (F) a decrease in the market price or trading volume of Fyffes Shares in and of itself, or the fact, in and of itself, that Fyffes failed to meet any projections, forecasts or revenue or earnings predictions (provided that any underlying change, circumstance, development, effect, event or occurrence may be deemed to constitute, and shall be taken into account in determining whether there has been or will be, a Fyffes Material Adverse Effect); (G) the announcement or the existence of this Agreement or the transactions contemplated hereby or the performance of and the compliance with this Agreement (except that this sub-clause (G) shall not apply with respect to Fyffes’ representations and warranties in Clause 6.1(c)(iii)); (H) any litigation brought or threatened by shareholders of Fyffes (whether on behalf of Fyffes or otherwise) in connection with this Agreement; (I) the taking of any action or the failure to take any action with the express prior written consent of Chiquita; or (J) contingencies, proceedings or other actions described in any publicly filed reports of Fyffes as of the date hereof (provided, that unanticipated developments with respect to any such contingencies, proceedings or other actions not described in any publicly filed reports of Fyffes as of the date hereof shall be taken into account in determining whether there has been or will be, a Fyffes Material Adverse Effect); except if, in the case of sub-clauses (A) and (B), such change, circumstance, development, effect, event or occurrence has a disproportionate effect on Fyffes and its Subsidiaries, taken as a whole, compared with other companies operating in the industries in which Fyffes and its Subsidiaries operate;

“Fyffes Material Contracts”, shall have the meaning given to that term in Clause 6.1(s)(i);

“Fyffes Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.1(a);

“Fyffes Option”, an option to acquire Fyffes Shares;

“Fyffes Option Cashout Payment”, shall have the meaning given to that term in Clause 4.2(d);

“Fyffes Option Scheme”, the Fyffes 2007 Share Option Scheme;

“Fyffes Owned Real Property”, shall have the meaning given to that term in Clause 6.1(p)(i);

“Fyffes Permits”, shall have the meaning given to that term in Clause 6.1(g)(ii);

“Fyffes Permitted Lien”, shall have the meaning given to that term in Clause 6.1(p)(i);

“Fyffes Profit Share”, each Fyffes Share subject to the Fyffes Profit Share Scheme;

“Fyffes Profit Share Scheme”, the Fyffes plc Employee Profit Sharing Scheme governed by a Trust Deed dated 1 September 1999 and made between Fyffes, Frank Davis and Michael Clerkin;

“Fyffes Rollover Option”, shall have the meaning given to that term in Clause 4.2(b);

“Fyffes Share Award”, any Share or other Share-based award pursuant to the Fyffes Share Plans;

“Fyffes Share Incentive Plan”, the Share Incentive Plan operated by Fyffes in accordance with Sections 488 to 515 of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom

“Fyffes Share Plans”, the Fyffes Profit Share Scheme, the Fyffes Short Term Incentive Plan (to the extent relating to the issuance of Fyffes Shares or deferred Fyffes Shares), the Fyffes Share Incentive Plan and the Fyffes Employee Benefit Trust;

“Fyffes Shareholder Approval”, (i) the approval of the Scheme by a majority in number of the Fyffes Shareholders, representing three-fourths (75%) or more in value of the Fyffes Shares held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting) and (ii) the EGM Resolutions being duly passed by the requisite majorities of Fyffes Shareholders at the Extraordinary General Meeting (or at any adjournment of such meeting);

“Fyffes Shareholders”, the holders of Fyffes Shares;

“Fyffes Shares”, the ordinary shares of €0.06 each in the capital of Fyffes;

“Fyffes Short Term Incentive Plan” the Fyffes Short Term Incentive Plan;

“Fyffes Superior Proposal”, shall have the meaning given to that term in Clause 5.3(h);

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Relevant Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any Person described in the foregoing sub-clause (i) or (ii) of this definition;

“Group”, in relation to any Party, such Party and its Subsidiaries;

“Hazardous Materials”, shall have the meaning given to that term in Clause 6.1(h)(vii);

“High Court”, the High Court of Ireland;

“HSR Act”, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder;

“Indemnified Parties” (and “Indemnified Party”), shall have the meaning given to that term in Clause 7.3(d);

“Intellectual Property”, shall have the meaning given to that term in Clause 6.1(o);

“International Chiquita Benefit Plan”, shall have the meaning given to that term in Clause 6.2(i)(i);

“Intervening Event”, with respect to Fyffes or Chiquita, as applicable, a material change, circumstance, development, effect, event or occurrence that was not known to the Fyffes Board or Chiquita Board, as applicable, on the date of this Agreement, which event, development, occurrence, state of facts or change becomes known to the Fyffes Board or Chiquita Board, as applicable, before the Fyffes Shareholder Approval or Chiquita Shareholder Approval, as applicable, is obtained; provided, that (i) in no event shall any action taken by either Party pursuant to and in compliance with the affirmative covenants set forth in Clause 7.2 of this Agreement, and the consequences of any such action, constitute an Intervening Event, (ii) in no event shall any event, development, occurrence, state of facts or change that has had or would reasonably be expected to have an adverse effect on the business, financial condition or operations of, or the market price of the securities of, a Party or any of its Subsidiaries constitute an Intervening Event with respect to the other Party unless such event, development, occurrence, state of facts or change has had or would reasonably be expected to have a Fyffes Material Adverse Effect (if such other Party is Chiquita) or a Chiquita Material Adverse Effect (if such other Party is Fyffes), (iii) in no event shall the receipt, existence of or terms of a Fyffes

Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Fyffes and (iv) in no event shall the receipt, existence of or terms of a Chiquita Alternative Proposal or any enquiry relating thereto or the consequences thereof constitute an Intervening Event with respect to Chiquita;

“Ireland” or “Republic of Ireland”, the island of Ireland, excluding Northern Ireland and the word “Irish” shall be construed accordingly;

“IrHoldco”, shall have the meaning given to that term in the Preamble;

“IrHoldco Board”, the board of directors of IrHoldco;

“IrHoldo CDIs”, dematerialised UK CREST depositary interests representing IrHoldco Shares which have been deposited with DTC and are recorded in book entry form by DTC;

“IrHoldco Distributable Reserves Creation”, shall have the meaning given to that term in Clause 7.10(a);

“IrHoldco Memorandum and Articles of Association”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“IrHoldco Shares”, the ordinary shares of US$0.01 each or €0.01 each in the capital of IrHoldco;

“IrHoldco Subscriber Shares”, the one hundred (100) IrHoldco Shares in issue at the date of this Agreement;

“Irish CREST”, the relevant system (as defined in the Irish Regulations) in respect of which Euroclear is the operator (as defined in the Irish Regulations);

“Irish Regulations”, the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, S.I. No. 68 of 1996, including any modification thereof or any regulations in substitution thereof made under Section 239 of the 1990 Act and for the time being in force;

“IRS”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“ISE”, The Irish Stock Exchange Limited;

“Joint Proxy Statement”, shall have the meaning given to that term in Clause 3.7(a);

“knowledge”, in relation to Fyffes, the actual knowledge, after due inquiry, of the executive officers of Fyffes listed in Clause 1.1(a) of the Fyffes Disclosure Schedule, and

in relation to Chiquita, the actual knowledge, after due inquiry, of the executive officers of Chiquita listed in Clause 1.1(a) of the Chiquita Disclosure Schedule;

“Law”, any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, agency requirement, license or permit of any Relevant Authority;

“Lien”, shall have the meaning given to that term in Clause 6.1(c)(iii);

“Material Employee”, means any employee who receives or is eligible to receive total cash remuneration on an annual basis of at least $250,000;

“Material Subsidiary”, in relation to Fyffes, means the Subsidiaries listed under Note 43 of the 2012 Group Financial Statements of Fyffes , and in relation to Chiquita, shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated under the Exchange Act;

“Merger”, the merger of MergerSub with and into Chiquita in accordance with Clause 8.2;

“Merger Consideration”, shall have the meaning given to that term in Clause 8.2(f)(i);

“Merger Effective Time”, shall have the meaning given to that term in Clause 8.2(b); provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible;

“MergerSub”, shall have the meaning given to that term in the Preamble;

“New Plans”, shall have the meaning given to that term in Clause 7.4(c);

“NJBCA”, the New Jersey Business Corporation Act;

“Northern Ireland”, the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland;

“Notice Period”, shall have the meaning given to that term in Clause 5.3(i)(i);

“NYSE”, the New York Stock Exchange;

“OFAC”, shall have the meaning given to that term in Clause 6.1(v)(ii);

“off balance sheet arrangements”, shall have the meaning given to that term in Clause 6.1(f);

“Option Conversion Committee”, shall have the meaning given to that term in Clause 4.2(d);

“Organisational Documents”, articles of association, articles of incorporation, certificate of incorporation or by-laws or other equivalent organisational document, as appropriate;

“Other Chiquita Merger Party Organisational Documents”, shall have the meaning given to that term in Clause 6.2(a)(ii)(C);

“Other Chiquita Share-Based Awards”, shall have the meaning given to that term in Clause 4.5(a)(iii);

“Own” shall mean the possession, directly or indirectly, by any corporation, partnership, association, or other entity or person of a majority or controlling interest in a Party;

“Panel”, the Irish Takeover Panel;

“Parties”, Fyffes and the Chiquita Parties and “Party” shall mean either Fyffes, on the one hand, or Chiquita or the Chiquita Parties (whether individually or collectively), on the other hand (as the context requires);

“Pensions Act”, Pensions Acts 1990 to 2012;

“Person” or “person”, an individual, group (including a “group” under Section 13(d) of the Exchange Act), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

“Petition”, the petition to the High Court seeking the Court Order;

 “Registrar of Companies”, the Registrar of Companies in Ireland;

“Regulatory Information Service”, a regulatory information service as defined in the Takeover Rules;

“Release”, shall have the meaning given to that term in Clause 6.1(h)(vii);

“Relevant Authority”, any Irish, United States, European Union, foreign or supranational, national, federal, state or local governmental department, agency, instrumentality, commission, board, body, bureau, or other regulatory authority, including courts and other judicial bodies, or any public international organization, or any competition, antitrust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, in each case, in any jurisdiction, including the Panel;

“Removal, Remedial or Response”, shall have the meaning given to that term in Clause 6.1(h);

“Representatives”, in relation to any person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives acting for or on behalf of such person;

“Resolutions”, the resolutions to be proposed at the EGM and Court Meeting required to effect the Scheme, which will be set out in the Scheme Document;

“Restricted Chiquita Share”, shall have the meaning given to that term in Clause 4.5(a)(ii);

“Revised Acquisition”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Right to Match”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Rule 2.5 Announcement”, the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules;

“Rule Change”, shall have the meaning given to that term in Clause 4.2(a);

“Sarbanes-Oxley Act”, shall have the meaning given to that term in Clause 6.1(e);

“Scheme” or “Scheme of Arrangement”, the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act to effect the Combination pursuant to this Agreement, in such terms and form as the Parties, acting reasonably, mutually agree, including any revision thereof as may be agreed between the Parties in writing;

“Scheme Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Scheme Document”, a document (or the relevant sections of the Joint Proxy Statement comprising the scheme document) (including any amendments or supplements thereto) to be distributed to Fyffes Shareholders and, for information only, to Fyffes Equity Award Holders containing (i) the Scheme, (ii) the notice or notices of the Court Meeting and EGM, (iii) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (iv) such other information as may be required or necessary pursuant to the Act or the Takeover Rules and (v) such other information as Fyffes and Chiquita shall agree;

“Scheme Recommendation”, the recommendation of the Fyffes Board that Fyffes Shareholders vote in favour of the Resolutions;

“Scheme Transfer Shares”, shall have the meaning given to that term in Clause 4.8;

“SEC”, the United States Securities and Exchange Commission;

“Securities Act”, the United States Securities Act of 1933, as amended;

“Senior Executives”, shall have the meaning given to that term in Clause 4.2(a).

“Share Consideration”, shall have the meaning given to that term in Clause 8.1(c)(i);

“Significant Subsidiary”, a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X of the Securities Act;

“Specified Termination”, shall have the meaning given to that term in Clause 9.2;

“Subsidiary”, in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power (provided that the Chiquita Merger Parties shall be deemed to be Subsidiaries of Chiquita for purposes of this Agreement);

“Superior Proposal Notice”, shall have the meaning given to that term in Clause 5.3(i)(i);

“Support Letter”, means the letter dated March 7, 2014, which was signed on behalf of the Article 6 Martial Trust under the First Amended and Restated Jerry Zucker Revocable Trust, dated April 2, 2007.

“Surviving Corporation”, shall have the meaning given to that term in Clause 8.2(a);

“Takeover Offer”, means an offer in accordance with Clause 3.6 for the entire issued and to be issued share capital of Fyffes (other than any Fyffes Shares beneficially owned by Chiquita or any member of the Chiquita Group (if any)) including any amendment or revision thereto pursuant to this Agreement, the full terms of which would be set out in the Takeover Offer Document;

“Takeover Offer Document”, means, if following the date of this Agreement, Chiquita elects to implement the Combination by way of the Takeover Offer in accordance with Clause 3.6, the document to be despatched to Fyffes Shareholders and others by Chiquita (or IrHoldco) containing, amongst other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer) and certain information about Chiquita and Fyffes and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Panel Act”, the Irish Takeover Panel Act, 1997;

“Takeover Rules”, the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;

“Tax” (and “Taxes”), shall have the meaning given to that term in Clause 6.1(m)(ii);

“Tax Authority”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Taxable”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Taxation”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Tax Return”, shall have the meaning given to that term in Clause 6.1(m)(ii);

“Trade Controls Laws” means the (i) Trading with the Enemy Act, the International Emergency Economic Powers Act, and each of the foreign assets control regulations of the U.S. Treasury Department (31 CFR, Subtitle B, Chapter V, as amended); (ii) the Syria Accountability and Lebanese Sovereignty Restoration Act; (iii) the Iran Sanctions Act of 1996, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010; (iv) the Iran Threat Reduction and Syria Human Rights Act of 2012; (v) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended; (vi) the Iran Freedom and Counter-Proliferation Act of 2012; (vii) export control laws and regulations, including the Export Administration Act of 1979, as amended and the Export Administration Regulations; (viii) restrictions enacted by the European Union pursuant to Article 215 of the Treaty on the Functioning of the European Union; and (ix) any enabling legislation, executive order relating or similar law related to the above that is applicable to Fyffes, Chiquita, their respective Subsidiaries or any of their officers, directors or agents acting on behalf of Fyffes, Chiquita or their respective Subsidiaries or (following consummation of the transactions contemplated by this Agreement) to the IrHoldco Group;

“UK CREST”, the relevant system (as defined in the UK Regulations) in respect of which Euroclear is the Operator (as defined in the UK Regulations);

“UK Regulations”, the Uncertificated Securities Regulations 2001 (SI 2001/3755) of the United Kingdom;

 “US$”, “$” or “USD”, United States dollars, the lawful currency of the United States of America;

“US” or “United States”, the United States, its territories and possessions, any State of the United States and the District of Columbia, and all other areas subject to its jurisdiction;

“US GAAP”, U.S. generally accepted accounting principles;

1.2	Construction

(a)
In this Agreement, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words commencing with “here” shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular section or clause thereof.

(b)
In this Agreement, save as otherwise provided herein, any reference herein to a section, clause, schedule or paragraph shall be a reference to a section, sub-section, clause, sub-clause, paragraph or sub-paragraph (as the case may be) of this Agreement.

(c)
In this Agreement, any reference to any provision of any legislation shall include any amendment, modification, re-enactment or extension thereof and shall also include any subordinate legislation made from time to time under such provision, and any reference to any provision of any legislation, unless the context clearly indicates to the contrary, shall be a reference to legislation of Ireland.

(d)	In this Agreement, the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(e)
In this Agreement, any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term.

(f)
In this Agreement, any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

(g)
In this Agreement, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and all attachments thereto and instruments incorporated therein.

1.3	Captions

The table of contents and the headings or captions to the clauses in this Agreement are inserted for convenience of reference only and shall not affect the interpretation or construction thereof.

1.4	Time

References to times are to Irish times unless otherwise specified.

2.	RULE 2.5 ANNOUNCEMENT AND THE SCHEME DOCUMENT

2.1	Rule 2.5 Announcement

(a)	Each Party confirms that its respective board of directors (or a duly authorised committee thereof) has approved the contents and release of the Rule 2.5 Announcement.

(b)
Forthwith upon the execution of this Agreement, Fyffes shall, in accordance with, and for the purposes of, the Takeover Rules, procure the release of the Rule 2.5 Announcement to a Regulatory Information Service by no later than 11:59 a.m., New York City time, on March 10, 2014, or such later time as may be agreed between the Parties in writing.

(c)
The obligations of Fyffes and Chiquita under this Agreement, other than the obligations under Clause 2.1(b), shall be conditional on the release of the Rule 2.5 Announcement to a Regulatory Information Service on March 10, 2014.

(d)
Fyffes confirms that, as of the date hereof, the Fyffes Board considers that the terms of the Scheme as contemplated by this Agreement are fair and reasonable and that the Fyffes Board has resolved to recommend to the Fyffes Shareholders that they vote in favour of the Resolutions. The recommendation of the Fyffes Board that the Fyffes Shareholders vote in favour of the Resolutions, and the related recommendation of the financial advisers to the Fyffes Board, are set out in the Rule 2.5 Announcement and, subject to Clause 5.3, shall be incorporated in the Scheme Document and any other document sent to Fyffes Shareholders in connection with the Combination to the extent required by the Takeover Rules.

(e)	The Conditions are hereby incorporated in and shall constitute a part of this Agreement.

2.2	Scheme

(a)
Fyffes agrees that it will put the Scheme to the Fyffes Shareholders in the manner set out in Clause 3 and, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exception of Conditions 2(c) and 2(d)), will, in the manner set out in Clause 3, petition the High Court to sanction the Scheme so as to facilitate the implementation of the Combination.

(b)
Each of Chiquita and IrHoldco agrees that it will participate in the Scheme and agrees to be bound by its terms, as proposed by Fyffes to the Fyffes Shareholders, and that it shall, subject to the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of the Conditions (with the exceptions of Conditions 2(c) and 2(d)), effect the Combination through the Scheme on the terms set out in this Agreement and the Scheme.

(c)
Each of the Parties agrees that it will fully and promptly perform all of the obligations required of it in respect of the Combination on the terms set out in this Agreement and/or the Scheme, and each will, subject to the terms and conditions of this Agreement, use all of its reasonable endeavours to take such other steps as are within its power and are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to this Agreement in connection with Completion.

2.3	Change in Shares

If at any time during the period between the date of this Agreement and the Effective Time, the outstanding Fyffes Shares or Chiquita Shares shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any subdivision, reclassification, reorganisation, recapitalisation, split, combination, contribution or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, and the Share Consideration and any payments to be made under Clause 4 and any other number or amount contained in this Agreement which is based upon the price or number of the Fyffes Shares or the Chiquita Shares, as the case may be, shall be correspondingly adjusted to provide the holders of Fyffes Shares the same economic effect as contemplated by this Agreement prior to such event.

3.	IMPLEMENTATION OF THE SCHEME; CHIQUITA SHAREHOLDERS MEETING

3.1	Responsibilities of Fyffes in Respect of the Scheme

Fyffes shall:

(a)	be responsible for the preparation of the Scheme Document and all other documentation necessary to effect the Scheme and to convene the EGM and Court Meeting;

(b)
for the purpose of implementing the Scheme, instruct a barrister (of senior counsel standing) and provide Chiquita and its advisers with the opportunity to attend any meetings with such barrister to discuss substantive matters pertaining to the Scheme and any issues arising in connection with it (except to the extent the barrister is to advise on matters relating to the fiduciary duties of the directors of Fyffes or their responsibilities under the Takeover Rules);

(c)
as promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Fyffes shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(d)
keep Chiquita reasonably informed and consult with Chiquita as to the performance of the obligations and responsibilities required of Fyffes pursuant to the Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme including the satisfaction of the Conditions;

(e)
as promptly as reasonably practicable, notify Chiquita of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document with the Panel or implementation of the Scheme or the Combination as the case may be;

(f)
as promptly as reasonably practicable, notify Chiquita upon the receipt of any comments from the Panel on, or any request from the Panel for amendments or supplements to, the Scheme Document and the related forms of proxy, insofar as lies within its powers of procurement, to be so filed or furnished;

(g)	prior to filing or despatch of any amendment or supplement to the Scheme Document requested by the Panel, or responding in writing to any comments of the Panel with respect thereto, Fyffes shall:

(i)
as promptly as reasonably practicable provide Chiquita with a reasonable opportunity to review and comment on such document or response (provided that Chiquita shall use reasonable endeavours not to delay Fyffes from responding in a timely manner); and

(ii)	as promptly as reasonably practicable discuss with Chiquita and include in such document or response all comments reasonably and promptly proposed by Chiquita to the extent Fyffes, acting reasonably, consider these to be appropriate;

(h)
provide Chiquita with drafts of any and all pleadings, affidavits, petitions and other filings prepared by Fyffes for submission to the High Court in connection with the Scheme prior to their filing, and afford Chiquita reasonable opportunities to review and make comments on all such documents and accommodate such comments reasonably proposed by Chiquita;

(i)
subject to the Form S-4 becoming effective, as promptly as reasonably practicable make all necessary applications to the High Court in connection with the implementation of the Scheme (including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as promptly as reasonably practicable following the publication of the Rule 2.5 Announcement), and use all reasonable endeavours so as to ensure that the hearing of such proceedings occurs as promptly as reasonably practicable in order to facilitate the despatch of the Scheme Document and seek such directions of the High Court as it considers necessary or desirable in connection with such Court Meeting;

(j)
procure the publication of the requisite advertisements and despatch of the Scheme Document (in a form acceptable to the Panel) and the forms of proxy for the use at the Court Meeting and the EGM (the form of which shall be agreed between the Parties) (a) to Fyffes Shareholders on the register of members of Fyffes on the record date as agreed with the High Court, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and (b) to the holders of the Fyffes Options or Fyffes Share Awards on such date, for information only, as promptly as reasonably practicable after the approval of the High Court to despatch the documents being obtained, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties) as the High Court and/or the Panel may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable Law as promptly as reasonably practicable after the approval of the High Court and/or the Panel to publish or post such documents being obtained;

(k)
unless the Fyffes Board has effected a Fyffes Change of Recommendation pursuant to Clause 5.3, and subject to the obligations of the Board under the Takeover Rules, procure that the Scheme Document shall include the Scheme Recommendation;

(l)	include in the Scheme Document, a notice convening the EGM to be held immediately following the Court Meeting to consider and, if thought fit, approve the EGM Resolutions;

(m)
prior to the Court Meeting, keep Chiquita reasonably informed in the two (2) weeks prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or the EGM, and in any event shall provide such number promptly upon the request of Chiquita or its Representatives;

(n)
notwithstanding any Fyffes Change of Recommendation, unless this Agreement has been terminated pursuant to Clause 9, (a) hold the Court Meeting and the EGM on the date set out in the Scheme Document, or such later date as may be agreed in writing between the Parties (provided that the Parties agree that such date shall be on or around the same date of the Chiquita Shareholder Meeting), and (b) in such a manner as shall be approved, if necessary, by the High Court and/or the Panel and propose the Resolutions without any amendments, unless such amendments have been agreed to in writing with Chiquita, such agreement not to be unreasonably withheld, conditioned or delayed;

(o)
afford all such cooperation and assistance as may reasonably be requested of it by Chiquita in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Chiquita of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Chiquita may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility for, but only for, the information provided by or relating to it and its Subsidiaries and Affiliates contained in the Scheme Document or any other document (including the Joint Proxy Statement) sent to Fyffes Shareholders or filed with the High Court or in any announcement;

(p)	review and provide comments (if any) in a timely manner on all documentation submitted to it;

(q)
following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite majorities required under Section 201 of the Act in the case of the Court Meeting) and all other Conditions are satisfied or, in the sole discretion of the applicable Party, waived (where applicable (with the exception of Conditions 2(c) and 2(d))), take all necessary steps on the part of Fyffes to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the High Court to the Scheme as soon as possible thereafter; and

(r)
give such undertakings as are required by the High Court in connection with the Scheme as Fyffes determines (acting in good faith) to be reasonable and otherwise, subject to Clause 7.2(h), take all such steps, insofar as lies within its power, as are reasonably necessary or desirable in order to implement the Scheme.

3.2	Responsibilities of Chiquita and IrHoldco in Respect of the Scheme

Unless Chiquita shareholders shall have failed to approve the Merger in accordance with applicable Law, Chiquita shall, and in the case of Clauses 3.2(a), 3.2(b), 3.2(d), 3.2(e), 3.2(f) and 3.2(g) IrHoldco shall:

(a)
instruct counsel to appear on its behalf at the Court Hearing and undertake to the High Court to be bound by the terms of the Scheme (including the issuance of the Share Consideration pursuant thereto) insofar as it relates to Chiquita or IrHoldco;

(b)
if, and to the extent that, it or any person Acting in Concert with it owns or is interested in Fyffes Shares, exercise all rights, and, insofar as lies within its powers, procure that each such person shall exercise all rights, in respect of such Fyffes Shares so as to implement, and otherwise support the implementation of, the Scheme, including by voting (and, in respect of interests in Fyffes held via contracts for difference or other derivative instruments, insofar as lies within its powers, procuring that instructions are given to the holder of the underlying Fyffes Shares to vote) in favour of the Resolutions or, if required by Law, the High Court, the Takeover Rules or other rules, refraining from voting, at any Court Meeting and/or EGM as the case may be;

(c)
procure that the other members of the Chiquita Group and, insofar as lies within its power or procurement, their Representatives, take all such steps as are necessary or desirable in order to implement the Scheme;

(d)
keep Fyffes reasonably informed and consult with Fyffes as to the performance of the obligations and responsibilities required of Chiquita and IrHoldco pursuant to this Agreement and/or the Scheme and as to any material developments relevant to the proper implementation of the Scheme;

(e)	afford all such cooperation and assistance as may reasonably be requested of it by Fyffes in respect of the preparation and verification of any document or in connection with any Clearance or confirmation required for the implementation of the Scheme including the provision to Fyffes of such information and confirmation relating to it, its Subsidiaries and any of its or their respective directors or employees as Fyffes may reasonably request (including for the purposes of preparing the Joint Proxy Statement or Form S-4) and to do so in a timely manner and assume responsibility only for the information relating to it contained in the Scheme Document or any other document sent to Fyffes Shareholders or filed with the High Court or in any announcement;

(f)	review and provide comments (if any) in a timely manner on all documentation submitted to it; and

(g)
as promptly as reasonably practicable, notify Fyffes of any other matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme or the Combination as the case may be.

3.3	Mutual Responsibilities of the Parties

(a)
As promptly as reasonably practicable after the definitive Joint Proxy Statement is filed with the SEC, or, if the preliminary Joint Proxy Statement is reviewed and commented upon by the SEC, after the filing of the first amendment to the preliminary Joint Proxy Statement with the SEC, Fyffes and Chiquita shall cause to be filed with the Panel the Joint Proxy Statement (in definitive or preliminary form, as the case may be);

(b)
If any of the Parties becomes aware of any information that, pursuant to the Takeover Rules, the Act, the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Scheme Document, the Joint Proxy Statement or the Form S-4, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in submitting or filing such amendment or supplement with the Panel, and, if required, the SEC and/or the High Court and, if required, in mailing such amendment or supplement to the Fyffes Shareholders and, for information only, if required, to the holders of the Fyffes Options or Fyffes Share Awards;

(c)
Fyffes, Chiquita and IrHoldco each shall take, or cause to be taken, such other steps as are reasonably required of it for the proper implementation of the Scheme, including those required of it pursuant to Clauses 8.1 and 8.2 in connection with Completion; and

(d)
Each Party shall, as promptly as reasonably practicable, notify the other of any matter of which it becomes aware which would reasonably be expected to materially delay or prevent filing of the Scheme Document or implementation of the Scheme, the Combination or the Merger as the case may be.

3.4	Dealings with the Panel and compliance with the Takeover Rules

(a)
Each of the Parties will promptly provide such assistance and information as may reasonably be requested by the other Party for the purposes of, or in connection with, any correspondence or discussions with the Panel in connection with the Combination and/or the Scheme or as required to comply with the Takeover Rules.

(b)
Save in each case where not reasonably practicable owing to time restraints or where prohibited by the Panel, each of the Parties will give the other reasonable prior notice of any proposed meeting or material substantive discussion or correspondence between it or its Representatives with the Panel, or amendment to be proposed to the Scheme in connection therewith and afford the other reasonable opportunities to review and make comments and suggestions with respect to the same and accommodate such comments and suggestions to the extent that such Party, acting reasonably, considers these to be appropriate and keep the other reasonably informed of all such meetings, discussions or correspondence that it or its Representative(s) have with the Panel and not participate in any meeting or discussion with the Panel concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by the Panel, gives such other Party the opportunity to attend and provide copies of all written submissions it makes to the Panel and copies (or, where verbal, a verbal or written summary of the substance) of the Panel responses thereto provided always that any correspondence or other information required to be provided under this Clause 3.4(b) may be redacted:

(i)	to remove references concerning the valuation of the businesses of Chiquita or Fyffes;

(ii)	as necessary to comply with contractual obligations; and

(iii)	as necessary to address reasonable privilege or confidentiality concerns.

(c)
Fyffes undertakes, if so reasonably requested by Chiquita, to issue as promptly as reasonably practicable its written consent to Chiquita and to the Panel in respect of any application made by Chiquita to the Panel:

(i)
seeking confirmation that there is no requirement under the Takeover Rules to disclose Chiquita’s financing arrangements for the Combination and related transactions (“Chiquita Financing Information”) in the Scheme Document, any supplemental document or other document sent to Fyffes Shareholders, the holders of the Fyffes Options or Fyffes Share Awards pursuant to the Takeover Rules or, alternatively, seeking a derogation from such requirement; and

(ii)
to redact any commercially sensitive or confidential information specific to the Chiquita Financing Information from any documents that Chiquita may be required to display pursuant to Rule 26 (b)(xi) of the Takeover Rules.

(d)
Chiquita undertakes, if so requested by Fyffes, to issue as promptly as reasonably practicable its written consent to Fyffes and to the Panel in respect of any application made by Fyffes to the Panel to permit entering into and effecting (i) the retention arrangements contemplated by Clause 5.1(b)(iii) of the Fyffes Disclosure Schedule and/or the employment arrangements contemplated by Clause 7.6(e) of the Fyffes Disclosure Schedule (subject to the provisions of Clause 7.6(e) of the Fyffes Disclosure Schedule), (ii)  a transaction of the type described in Clause 5.3(g) of this Agreement (subject to compliance with the terms of Clause 5.3), (iii) the payment in cash of any awards vesting under the Fyffes Short Term Incentive Plan as contemplated by Clause 7.4(i)(iii) of this Agreement, (iv) the amendment of the Fyffes Option Scheme as contemplated by Clause 4.2(a) of this Agreement and (v) the purchase of Fyffes Shares for the grant of the 2014 appropriations under the Fyffes Profit Share Scheme as contemplated by Clause 7.4(i)(ii) of this Agreement.

(e)
Notwithstanding the foregoing provisions of this Clause 3.4, neither Fyffes nor Chiquita shall be required to take any action pursuant to such provisions (i) if such action is prohibited by the Panel, (ii) if Fyffes has received a Fyffes Alternative Proposal or an inquiry or proposal from a person who is considering making a Fyffes Alternative Proposal or (iii) if Fyffes is considering making a Fyffes Change of Recommendation, but, in the case of clauses (ii) or (iii), only as it relates to the Fyffes Alternative Proposal or the Fyffes Change of Recommendation.

(f)	Nothing in this Agreement shall in any way limit the Parties’ obligations under the Takeover Rules.

3.5	No Scheme Amendment by Fyffes

Save as required by Law or this Agreement, the High Court and/or the Panel, Fyffes shall not:

(a)	amend the Scheme;

(b)
adjourn or postpone the Court Meeting or the EGM (provided, however, that Fyffes may, without the consent of Chiquita, adjourn or postpone the Court Meeting or EGM (i) in the case of adjournment, if requested by resolution in general meeting of Fyffes Shareholders to do so, (ii) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form S-4 is provided to the Fyffes Shareholders or to permit dissemination of information which is material to shareholders voting at the Court Meeting or the EGM, but only for so long as the Fyffes Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Fyffes Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated, or (iii) if as of the time the Court Meeting or EGM is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Fyffes Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Court Meeting or the EGM, but only until a meeting can be held at which there are a sufficient number of Fyffes Shares represented to constitute a quorum or (B) voting for the approval of the Court Resolutions or the EGM Resolutions, as applicable, but only until a meeting can be held at which there are a sufficient number of votes of holders of Fyffes Shares to approve the Court Meeting Resolutions or the EGM Resolutions, as applicable); or

(c)
amend the Resolutions (in each case, in the form set out in the Scheme Document) after despatch of the Scheme Document without the consent of Chiquita (such consent not to be unreasonably withheld, conditioned or delayed).

3.6	Switching to a Takeover Offer

(a)
In the event (and only in the event) that there is a Fyffes Superior Offer and provided that there has not been a Fyffes Change of Recommendation, Chiquita may, subject to consulting with Fyffes in advance, elect (and with the Panel’s consent, if required) to implement the Combination by way of the Takeover Offer (rather than the Scheme), whether or not the Scheme Document has been posted, subject to the terms of this Clause 3.6.

(b)
If Chiquita elects to implement the Combination by way of the Takeover Offer, and subject to Fyffes not being otherwise prohibited, Fyffes undertakes to provide Chiquita as promptly as reasonably practicable with all such information about the Fyffes Group (including directors and their connected persons) as may reasonably be required for inclusion in the Takeover Offer Document and to provide all such other assistance as may reasonably be required by the Takeover Rules in connection with the preparation of the Takeover Offer Document, including reasonable access to, and ensuring the provision of reasonable assistance by, its management and relevant professional advisers.

(c)	If Chiquita elects to implement the Combination by way of a Takeover Offer, Chiquita undertakes:

(i)
that the Takeover Offer Document will contain provisions in accordance with the terms and conditions set out in the Rule 2.5 Announcement, the relevant Conditions and such other further terms and conditions as agreed (including any modification thereto) between Chiquita and Fyffes; provided, however, that the terms and conditions of the Takeover Offer shall:

(A)	provide for an offer consideration that is at least as favourable to the Fyffes Shareholders as the consideration offered in the Fyffes Superior Proposal; and

(B)
be at least as favourable to the Fyffes Shareholders (except for the 80 per cent acceptance condition contemplated by Paragraph 9 of Annex I to the Rule 2.5 Announcement) and the holders of Fyffes Options and Fyffes Share Awards and Fyffes Employees as those which would apply in relation to the Scheme;

(ii)	that the governance structure which shall apply to Chiquita or any successor company which is the parent of the combined group after the Takeover Offer will be the same as set out in Clause 7.6;

(iii)
to reasonably cooperate and consult with Fyffes (except where Fyffes is otherwise prohibited from doing so) in the preparation of the Takeover Offer Document or any other document or filing which is required for the purposes of implementing the Combination;

(iv)
If Chiquita elects to implement the Combination by way of a Takeover Offer in accordance with this Clause 3.6, Fyffes agrees that, subject to the obligations of the Fyffes Board under the Takeover Rules, and unless the Fyffes Board determines in good faith after consultation with its outside legal counsel and its financial advisors that, to do otherwise, would reasonably be expected to be inconsistent with the fiduciary duties of the directors of Fyffes or the Takeover Rules, with respect to the Takeover Offer to incorporate in the Rule 2.5 Announcement and the Takeover Offer Document a recommendation to the holders of the Fyffes Shares from the Fyffes Board to accept the Takeover Offer, and such recommendation will not be withdrawn, adversely modified or qualified except as contemplated by Clause 5.3.

(d)	If Chiquita elects to implement the Combination by way of the Takeover Offer in accordance with Clause 3.6(a) and except where Fyffes is otherwise prohibited from doing so, the Parties mutually agree:

(i)
to prepare and, in the case of Chiquita only, file with, or submit to, the SEC all documents, amendments and supplements required to be filed therewith or submitted thereto pursuant to the Securities Act or the Exchange Act in connection with the Takeover Offer, and each Party shall have reasonable opportunities to review and make comments on all such documents, amendments and supplements and, following accommodation of such comments and approval of such documents, amendments and supplements by the other Party, which shall not be unreasonably withheld, conditioned or delayed, file or submit, as the case may be, such documents, amendments and supplements with or to the SEC;

(ii)	to provide the other Party with any comments received from the SEC on any documents filed by it with the SEC promptly after receipt thereof; and

(iii)	to provide the other Party with reasonable prior notice of any proposed oral communication with the SEC and afford the other Party reasonable opportunity to participate therein.

(e)
If the Takeover Offer is consummated, Chiquita shall cause IrHoldco to effect as promptly as reasonably practicable following it becoming entitled under the Act so to do a compulsory acquisition of any Fyffes Shares under section 204 of the Act not acquired in the Takeover Offer for the same consideration per share.

(f)
For the avoidance of doubt, except as may be required by the Takeover Rules and without limiting Fyffes’ obligations under Clause 5.3(b) to notify Chiquita of the receipt of any Fyffes Alternative Proposal, nothing in this Clause 3.6 shall require Fyffes to provide Chiquita with any information with respect to, or to otherwise take or fail to take any action in connection with Fyffes’ consideration of or response to, any actual or potential Fyffes Alternative Proposal.

3.7	Preparation of Joint Proxy Statement and Form S-4; Chiquita Shareholders Meeting

(a)
As promptly as reasonably practicable following the date hereof, each of the Parties shall cooperate in preparing and, in the case of the Chiquita Parties, shall cause to be filed with the SEC (i) mutually acceptable proxy materials which shall constitute (A) the Scheme Document, which shall also constitute the proxy statement relating to the matters to be submitted to the Fyffes Shareholders at the Court Meeting and the EGM and (B) the proxy statement relating to the matters to be submitted to the Chiquita Shareholders at the Chiquita Shareholders Meeting (such joint proxy statement, and any amendments or supplements thereto, the “Joint Proxy Statement”) and (ii) a registration statement on Form S-4 (or such other form as may be deemed appropriate) (of which the Joint Proxy Statement will form a part) with respect to the issuance of IrHoldco Shares in respect of the Scheme and Merger (the “Form S-4”).  Each of the Parties shall use all reasonable endeavours to have the Joint Proxy Statement cleared by the SEC (and any other non-U.S. government agencies, if any, that Chiquita and Fyffes determine in good faith to have jurisdiction over the Form S-4) and the Form S-4 to be declared effective by the SEC (and any such other jurisdiction that Chiquita and Fyffes determine in good faith to be appropriate), to keep the Form S-4 effective as long as is necessary to consummate the Combination and the Merger, and to mail the Joint Proxy Statement to their respective shareholders as promptly as practicable after the Form S-4 is declared effective, to the extent required by applicable Law. Each of the Parties shall, as promptly as practicable after receipt thereof, provide the other with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC (or any such other jurisdiction). Each Party shall cooperate and provide the other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement or the Form S-4 prior to filing such with the SEC, and each Party will provide the other Party with a copy of all such filings made with the SEC (or any such other jurisdiction). Each Party shall use all reasonable endeavours to take any action required to be taken by it under any applicable state securities Laws in connection with the Combination or the Merger, and each Party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested by any Relevant Authority  in connection with any such action. Each Party will advise the other Party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the IrHoldco Shares issuable in connection with the Combination and the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4. If, at any time prior to the Effective Time, any information relating to any of the Parties, or their respective Affiliates, officers or directors, should be discovered by either Party, and such information should be set forth in an amendment or supplement to the Joint Proxy Statement or the Form S-4 so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and, to the extent required by Law an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Fyffes Shareholders and the Chiquita Shareholders.

(b)
Chiquita shall duly take all lawful action to call, give notice of, convene and hold a meeting of the Chiquita Shareholders (the “Chiquita Shareholders Meeting”) as promptly as practicable following the date upon which the Form S-4 becomes effective for the purpose of obtaining the adoption of this Agreement by the affirmative vote of a majority of the votes cast by Chiquita Shareholders entitled to vote thereon, as required by the NJBCA (the “Chiquita Shareholder Approval”); provided that Chiquita need not hold the Chiquita Shareholders Meeting unless and until Fyffes is also convening and holding the Court Meeting and the EGM. Save as required by Law, Chiquita shall not adjourn or postpone the Chiquita Shareholders Meeting after filing of the Form S-4 without the consent of Fyffes (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that Chiquita may, without the consent of Fyffes, adjourn or postpone the Chiquita Shareholders Meeting (i) to the extent reasonably necessary to ensure that any required supplement or amendment to the Joint Proxy Statement or Form-S-4 is provided to the Chiquita Shareholders or to permit dissemination of information which is material to shareholders voting at the Chiquita Shareholder Meeting, but only for so long as the Chiquita Board determines in good faith, after having consulted with outside counsel, that such action is reasonably necessary or advisable to give the Chiquita Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated or (ii) if as of the time the Chiquita Shareholders Meeting is scheduled (as set forth in the Joint Proxy Statement), there are insufficient Chiquita Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Chiquita Shareholders Meeting, but only until a meeting can be held at which there are a sufficient number of Chiquita Shares represented to constitute a quorum or (B) voting for the Chiquita Shareholder Approval, but only until a meeting can be held at which there are a sufficient number of votes of holders of Chiquita Shares to obtain the Chiquita Shareholder Approval. Subject to Clause 5.4, Chiquita shall (i) use all reasonable endeavours to obtain from the Chiquita Shareholders the Chiquita Shareholder Approval and (ii) through the Chiquita Board, make the Chiquita Recommendation to the Chiquita Shareholders and include the Chiquita Recommendation in the Joint Proxy Statement. Unless this Agreement has been terminated in accordance with Clause 9, this Agreement shall be submitted to the Chiquita Shareholders at the Chiquita Shareholders Meeting for the purpose of obtaining the Chiquita Shareholder Approval, and nothing herein shall be deemed to relieve Chiquita of such obligation.

(c)
Chiquita shall, prior to the Chiquita Shareholders Meeting, keep Fyffes reasonably informed in the two (2) weeks prior to the Chiquita Shareholders Meeting of the number of proxy votes received in respect of matters to be acted upon at the Chiquita Shareholders Meeting, and in any event shall provide such number promptly upon the request of Fyffes or its Representatives.

(d)	Each of the Parties shall use all reasonable endeavours to cause the Chiquita Shareholders Meeting, the Court Meeting and the EGM to be held on the same date.

4.	EQUITY AWARDS

4.1	Fyffes Equity Award Holder Proposal

(a)
Subject to the posting of the Scheme Document in accordance with Clause 3.1, the Parties agree that the Fyffes Equity Award Holder Proposal will be made to Fyffes Equity Award Holders in respect of their holdings of Fyffes Options in accordance with this Clause 4, Rule 15 of the Takeover Rules and the terms of the Fyffes Share Plans.

(b)
The Fyffes Equity Award Holder Proposal shall be issued as a joint letter from Fyffes and Chiquita and the Parties shall agree the final form of the letter to be issued in respect of the Fyffes Equity Award Holder Proposal and all other documentation necessary to effect the Fyffes Equity Award Holder Proposal.

(c)
Save as required by Law, the High Court and/or the Panel, neither Party shall amend the Fyffes Equity Award Holder Proposal after its despatch without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

4.2	Treatment of Fyffes Options

(a)
Fyffes shall use commercially reasonable efforts to obtain agreement from those holders of Fyffes Options who are listed in Clause 4.2(a) of the Fyffes Disclosure Schedule (the “Senior Executives”) to (i) subject to Clause 4.2(d) below, and pursuant to the terms of the consent substantially in the form attached hereto as Exhibit 4.2(a)(1) (the “Consent”), prohibit the exercise by Senior Executives during the period beginning on the date hereof and ending on the date that is seven calendar days following the Effective Time (the “Exercise Moratorium”) and (ii) support the rule changes or amendments to the Fyffes Option Scheme substantially in the form attached hereto as Exhibit 4.2(a)(2) (together, the “Rule Change”).

(b)
Subject to Clause 4.2(d) below, upon the Effective Time, each Fyffes Option shall be assumed by IrHoldco and converted into an option to acquire, on the same terms and conditions as were applicable under such Fyffes Option immediately prior to the Effective Time (provided that each such assumed option shall be fully vested as to performance-based conditions but will remain subject to any outstanding time-based conditions to exercise), a number of IrHoldco Shares determined by multiplying the number of Fyffes Shares subject to the Fyffes Option immediately prior to the Effective Time by the Fyffes Equity Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price (in euro) determined by dividing the per share exercise price (in euro) of such Fyffes Option immediately prior to the Effective Time by the Fyffes Equity Exchange Ratio, rounded up to the nearest whole cent (in euro) (each a “Fyffes Rollover Option”); provided, however, that each Fyffes Option held by a United States taxpayer (i) that is an “incentive stock option” (as defined in Code Section 422) shall be adjusted in accordance with the requirements of Code Section 424, and (ii) shall be adjusted in a manner that complies with Code Section 409A.

(c)	Subject to Clauses 4.2(a) above and 4.2(d) below, the Parties shall use reasonable efforts so that each holder of a Fyffes Option (other than a Fyffes Cashout Option) shall be permitted to exercise vested Fyffes Rollover Options that such holder will receive pursuant to Clause 4.2(b), pursuant to a broker-assisted “cashless” exercise transaction.

(d)
Notwithstanding any provision of Clauses 4.2(b) or 4.2(c) to the contrary, to the extent the Option Conversion Committee reasonably determines (which it shall do in good faith) that it is necessary or advisable to cancel one or more Fyffes Options (the “Fyffes Cashout Options”) in order to minimize the risk that the transactions contemplated by this Agreement would constitute either (i) a “Change of Control” (as defined under the Indenture, dated as of February 5, 2013, among Chiquita Brands International, Inc., Chiquita Brands L.L.C., Wells Fargo Bank, N.A. and other parties thereto (the “Chiquita Indenture”)) for purposes of the Chiquita Indenture or (ii) a “Change in Control” (as defined in the Chiquita Share Plans) for purposes of the Chiquita Share Plans, then Fyffes shall cause the Fyffes Cashout Options to be cancelled immediately prior to the Effective Time and, in exchange, the holder of any such cancelled Fyffes Cashout Option shall receive, with respect to each Fyffes Share that was issuable pursuant to such Fyffes Cashout Option, an amount in cash from Fyffes equal to the excess (if any) of (x) the value of the underlying Fyffes Share at the Effective Time and (y) the exercise price payable pursuant to such Fyffes Cashout Option for that Fyffes Share, less (z) applicable taxes (the “Fyffes Option Cashout Payment”).  For the avoidance of doubt, to the extent the exercise price of a Fyffes Cashout Option is greater than or equal to the value of an underlying Fyffes Share at the Effective Time, such Fyffes Cashout Option may be cancelled without any consideration.  The Fyffes Option Cashout Payment, if any, shall be payable as soon as reasonably practical following the Effective Time. The “Option Conversion Committee” shall be a committee composed of one designated representative from Fyffes and one designated representative from Chiquita.  Subject to the approval of the Panel, Fyffes shall cause the Fyffes Option Scheme to be amended, as soon as practicable following the date hereof, to permit the treatment of Fyffes Options set forth in this Clause 4.  Chiquita and Fyffes agree to take or cause to be taken such steps as are necessary to obtain such approval and to resolve such objections (if any) that the Panel may assert in order to permit the treatment of Fyffes Options set forth in this Clause 4.2.

(e)	The Rule Change shall:

(i)	Permit the Option Conversion Committee, in its sole discretion, on a case-by-case basis, to waive the Exercise Moratorium with respect to any Fyffes Option or designate any Fyffes Option as a Fyffes Cashout Option; and

(ii)	extend the post-termination period described in Sections 9,10 and 11 of the Fyffes Option Scheme to take account of the Exercise Moratorium.

4.3	Treatment of Fyffes Short Term Incentive Plan

(a)
Subject to the approval of the Panel, any awards which vest under the Fyffes Short Term Incentive Plan shall be paid in cash within one month following the date of vesting and there shall be no deferral of any part of the award into Fyffes Shares.

(b)
Subject to any approval required from any Tax Authority and in accordance with the terms of the Fyffes Share Plans and applicable award agreements evidencing the outstanding Fyffes Share Awards, each Fyffes Share Award granted under the Fyffes Share Plans that is outstanding immediately prior to the Effective Time shall, by virtue of the occurrence of the Effective Time and pursuant to the Scheme and without any action on the part of the holder of such Fyffes Share Award, be assumed by IrHoldco and converted into the right to receive, on the same terms and conditions as were applicable under such Fyffes Share Award immediately prior to the Effective Time, a number of share awards denominated in IrHoldco Shares determined by multiplying the number of Fyffes Shares subject to the Fyffes Share Award immediately prior to the Effective Time by the Fyffes Equity Exchange Ratio, rounded down to the nearest whole share (any Fractional Entitlements shall be treated in accordance with Clause 4.9); provided, however, that to the extent that any Fyffes Share Award payable in Fyffes Shares shall become vested as a result of the transactions contemplated by the Scheme, such Fyffes Share Award shall become vested immediately prior to the Effective Time and, by virtue of the occurrence of the Effective Time and pursuant to the Scheme (or as appropriate the Organisational Documents of Fyffes to be adopted at the EGM) and without any action on the part of the holder of such Fyffes Share Award, the Fyffes Shares paid in respect of such award be converted into the right to receive from IrHoldco the Scheme Consideration in accordance with Clause 8.1(c)(i), less the Applicable Withholding Amount, no later than seven calendar days following the Effective Date.

4.4	Other Actions in Connection with the Assumption of Fyffes Options and Fyffes Share Awards

(a)
Not later than seven Business Days following the Effective Time, IrHoldco shall deliver to the holders of Fyffes Rollover Options appropriate notices setting forth such holders’ rights pursuant to the Fyffes Share Plans, and the agreements evidencing the grants of such Fyffes Rollover Options shall continue in effect on the same terms and conditions (subject to the adjustments required by Clause 4.2 after giving effect to the Merger and the assumption by IrHoldco as set forth above).

(b)
IrHoldco shall take all corporate action necessary to reserve for issuance a sufficient number of IrHoldco Shares for delivery with respect to Fyffes Rollover Options assumed by it in accordance with Clause 4.2. As of the Effective Time, IrHoldco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the IrHoldco Shares subject to such Fyffes Rollover Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Fyffes Rollover Options remain outstanding.

(c)	For purposes of this Agreement, “Fyffes Equity Exchange Ratio” shall equal the Exchange Ratio.

4.5	Chiquita Share Awards

(a)	The Chiquita Board or the appropriate committee thereof shall take all action necessary so that:

(i)
Each option or other right to acquire Chiquita Shares granted under any Chiquita Share Plan (an “Chiquita Share Option”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an option or other right to acquire Chiquita Shares and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Chiquita Share Option (but taking into account any changes thereto provided for in the applicable Chiquita Share Plan, in any applicable award agreement or in such option), that number of IrHoldco Shares equal to the number of Chiquita Shares subject to such Chiquita Share Option immediately prior to the Effective Time, at a price per share equal to the per share exercise price specified in such Chiquita Share Option immediately prior to the Effective Time;

(ii)	Each issued and outstanding Chiquita Share subject to vesting or other lapse restrictions pursuant to the Chiquita Share Plans immediately prior to the Effective Time (a “Restricted Chiquita

Share”) shall, as of the Effective Time, cease to represent a right to acquire a Chiquita Share and shall be converted into the right to receive one IrHoldco Share, subject to the same terms and conditions (including vesting and other lapse restrictions) as were applicable to the Restricted Chiquita Share in respect of which it was issued, except as set forth below with respect to Restricted Chiquita Shares the vesting of which is conditioned upon attainment of any then-applicable performance goals;

(iii)
Each stock-based award, other than a Chiquita Share Option or Restricted Chiquita Share (“Other Chiquita Share-Based Awards”), granted under any Chiquita Share Plan and outstanding immediately prior to the Effective Time shall, as of the Effective Time, cease to represent an award based on Chiquita Shares and shall be converted into an award based on a number of IrHoldco Shares equal to the number of Chiquita Shares covered by such Other Chiquita Share-Based Award, provided that such a converted stock-based right or award shall be subject to the same terms and conditions (including the vesting terms) as were applicable to such Other Chiquita Share-Based Award in respect of which it was issued, except for (1) each Other Chiquita Share-Based Award granted under the Chiquita Relocation Retention Program (which shall be settled in Chiquita Shares immediately prior to the Effective Time) and (2) as set forth below with respect to Other Chiquita Share-Based Awards the vesting of which is conditioned upon the attainment of any then-applicable performance goals;

(iv)
Each Restricted Chiquita Share and Other Chiquita Share-Based Award the vesting of which is conditioned upon the attainment of performance goals and with respect to which the performance period is ongoing as of the Effective Time shall be converted into a time-based award which will vest based upon the holder’s continued employment through the originally scheduled vesting date or dates, at the target level of performance; provided that performance based restricted stock units which have not yet been earned and are subject to attainment of share prices with respect to Chiquita Shares shall remain unvested and shall be adjusted so that the share price goals pertain to IrHoldco Shares; and

(v)	Except as set forth on Section 4.5(a)(v) of the Chiquita Disclosure Schedule, the transactions contemplated by this Agreement are not intended to constitute a “Change in Control” (as defined in the

Chiquita Share Plans) for purposes of (i) the Chiquita Share Plans or (ii) any employment, change in control, retention or similar agreements, plans, policies or arrangements between Chiquita and any current or former director or employee of the Chiquita Group (including any Chiquita Benefit Plans) that incorporate by reference such “Change in Control” definition.

(b)
As soon as practicable after the Effective Time, IrHoldco shall deliver to the holders of Chiquita Share Options, Restricted Chiquita Shares and Other Chiquita Share-Based Awards appropriate notices setting forth such holders’ rights pursuant to the Chiquita Share Plans, and the agreements evidencing the grants of such Chiquita Share Options, Restricted Chiquita Shares and Other Chiquita Share-Based Awards, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments required by this Clause 4.5 after giving effect to the Merger and the assumption by IrHoldco as set forth above).

(c)
IrHoldco shall take all corporate action necessary to reserve for issuance a sufficient number of IrHoldco Shares for delivery with respect to Chiquita Share Options, Restricted Chiquita Shares and Other Chiquita Share-Based Awards assumed by it in accordance with this Clause 4.5. As of the Effective Time, if requested by Chiquita prior to the Effective Time, IrHoldco shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the IrHoldco Shares subject to such Chiquita equity awards and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Chiquita equity awards remain outstanding.

4.6	Assumption of Chiquita Share Plans

(a)
As of the Effective Time, IrHoldco will assume all Chiquita Share Plans and the awards granted thereunder in accordance with Clause 4.5 and will be able to grant stock awards, to the extent permissible by applicable Laws and NYSE regulations, under the terms of the Chiquita Share Plans covering the reserved but unissued Chiquita Shares, except that (i) Chiquita Shares covered by such awards will be IrHoldco Shares and (ii) all references to a number of Chiquita Shares will be changed to references to IrHoldco Shares (and may be otherwise equitably adjusted, to the extent permitted under such plans and applicable Law).

(b)
As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Chiquita Board (or, if appropriate, any committee administering the Chiquita Share Plans) and

IrHoldco shall adopt such resolutions and take such other actions as may be reasonably required to effectuate the foregoing provisions of this Clause 4.6 subject to any adjustments that may be required by Irish law or by virtue of the fact that IrHoldco will be an Irish public limited company.

4.7	Corporate Actions

As soon as practicable following the date of this Agreement and, in any event, prior to the Effective Date, the Fyffes Board (or an appropriate committee thereof) shall adopt any resolutions and use reasonable endeavours (including making any required amendments to the Fyffes Share Plans) as may be required to effectuate the provisions of Clauses 4.2, 4.3 and 4.4.  Fyffes shall take all actions necessary to ensure that from and after the Effective Time neither Chiquita nor IrHoldco nor any of their Affiliates will be required to deliver Fyffes Shares or other capital stock of Fyffes to any Fyffes Equity Award Holders pursuant to or in settlement of Fyffes Options or Fyffes Share Awards. Each of the Parties shall use reasonable endeavours to take any actions reasonably necessary to effectuate the transactions contemplated by this Clause 4, including, without limitation, having the applicable board or committee administering the plans governing the affected awards, adopt resolutions necessary to effect the foregoing

4.8	Amendment of Articles

Fyffes shall procure that a special resolution be put before the Fyffes Shareholders at the EGM proposing that the Articles of Association of Fyffes be amended so that any Fyffes Shares allotted following the EGM will either be subject to the terms of the Scheme or acquired by IrHoldco for the same consideration per Fyffes Share as shall be payable to Fyffes Shareholders under the Scheme (depending upon the timing of such allotment); provided, however that nothing in such amendment to the Articles of Association shall prohibit the sale (whether on a stock exchange or otherwise) of any Fyffes Shares issued on the exercise of Fyffes Options outstanding on the date hereof or vesting or settlement of Fyffes Share Awards outstanding on the date hereof, as applicable, following the EGM but prior to the sanction of the Scheme by the High Court, it being always acknowledged that each and every Fyffes Share will be bound by the terms of the Scheme.  Fyffes Shares allotted after the Court Hearing and acquired by IrHoldco for the same consideration per Fyffes Share as shall be payable to Fyffes Shareholders under the Scheme are hereinafter referred to as “Scheme Transfer Shares”.

4.9	Fractional Entitlements

Notwithstanding anything to the contrary contained in this Clause 4, no Fractional Entitlements shall be issued by IrHoldco under Clause 4.2.

5.	FYFFES AND CHIQUITA CONDUCT

5.1	Conduct of Business by Fyffes

(a)
At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Fyffes Disclosure Schedule (it being agreed that disclosure of any matter in any sub-clause of Clause 5.1 of the Fyffes Disclosure Schedule shall be deemed a disclosure with respect to any other sub-clause of this Clause 5.1 to which the relevance of such information is reasonably apparent), or with the prior written consent of Chiquita (such consent not to be unreasonably withheld, conditioned or delayed), Fyffes shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects, and use all reasonable endeavours to maintain and preserve its business organization and its material rights and maintain relationships with customers, suppliers and other third parties; provided, however, that no action by Fyffes or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.1(b).

(b)
At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.1 of the Fyffes Disclosure Schedule, or with the prior written consent of Chiquita (such consent not to be unreasonably withheld, conditioned or delayed), Fyffes:

(i)
shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to the outstanding shares in its capital (whether in cash, assets, shares or other securities of Fyffes or its Subsidiaries), except (A) dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice and (B) that, subject to Clause 7.9, Fyffes may continue to pay regular cash dividends on Fyffes Shares of not more than €0.68 per share, which may be increased by up to 5%

(with respect to interim dividends) and €1.42 per share, which may be increased by up to 5% (with respect to final dividends), consistent with past practice as to timing of declaration, record date and payment date;

(ii)
shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its shares of capital in issue, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares in its capital, except  for any such transaction by a wholly owned Subsidiary of Fyffes (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)
shall not, and shall not permit any of its Subsidiaries to (A) grant any Fyffes Options, Fyffes Share Awards or any other equity or equity-based awards or long-term incentives other than in the ordinary course of business consistent with past practice, provided that (i) the vesting of any awards granted after the date hereof shall not accelerate by virtue of the Effective Time and (ii) no such award may be granted with terms and conditions which would increase the likelihood, in the reasonable judgment of Fyffes and Chiquita, that the transactions contemplated by this Agreement would constitute a Change of Control under the Chiquita Indenture or a Change in Control for purposes of the Chiquita Share Plans, without giving effect to the Fyffes Cashout Options, and, provided, further, that purchases of Fyffes Shares pursuant to the Fyffes Profit Sharing Plan shall be permitted in the ordinary course of business consistent with past practice, (B) increase the compensation or other benefits payable or provided to Fyffes’ current or former directors, corporate officers or executive officers (other than payments due under the Fyffes Short Term Incentive Plan) other than in the ordinary course of business consistent with past practice, (C) increase the compensation or other benefits payable or provided to Fyffes’ employees who are not current or former directors, corporate officers or executive officers, other than in the ordinary course of business and consistent with past practices (including, but not limited to, payments due under the Fyffes Short Term Incentive Plan), (D) enter into any employment, change of control, severance or retention agreement with any Material Employee of Fyffes (except (1) to the extent necessary to replace a departing employee who was party to such an agreement, in which case, any such new agreement shall not provide for compensation or benefits materially in excess of the compensation or benefits payable to such departing employee at the time of his or her termination, (2) for employment agreements terminable on less than 30 days’ notice without penalty or liability or (3) for severance agreements that provide severance benefits that are not in excess of those benefits provided under Fyffes’ severance plan, as in effect on the date hereof, entered into with employees in the ordinary course of business and consistent with past practices in connection with terminations of employment), (E) terminate the employment of any corporate officers or executive officers other than for cause, (F) amend any performance targets with respect to any outstanding bonus or equity awards, (G) increase the funding obligation or contribution rate of any Fyffes Benefit Plan other than in the ordinary course of business and consistent with past practices, (H) establish, adopt, enter into, amend or terminate any Fyffes Benefit Plan or any other agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, or (I) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other agreement with a labour union or labour organisation (other than to renew any of the foregoing on substantially similar terms and consistent with past practice), except, in the case of each of sub-clauses (A) through (I) of this Clause 5.1(b)(iii), as required by existing written agreements or Fyffes Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law.  Notwithstanding the foregoing, Fyffes and its Subsidiaries shall be able to make routine promotions in the ordinary course of business consistent with past practice;

(iv)
shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes that would materially affect the consolidated assets, liabilities or results of operations of Fyffes, except as required by EU IFRS or applicable Law;

(v)
shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations except (i) for any of the foregoing which satisfies both of the following criteria: (a) has a purchase price or value, as applicable, that does not exceed $5,000,000 in the aggregate and (b) is not reasonably expected to make it more difficult to obtain any Clearance required to satisfy a Condition or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Combination), and (ii) in respect of any mergers, consolidations or business combinations among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement), or pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Fyffes Disclosure Schedule;

(vi)
shall not amend the Fyffes Memorandum and Articles of Association in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)
shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital, voting securities or other equity interest in Fyffes or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Fyffes Option under any existing Fyffes Share Plan, other than (A) issuances of Fyffes Shares in respect of any exercise of Fyffes Options or the vesting or settlement of Fyffes Share Awards outstanding on the date hereof or as may be granted after the date hereof  in accordance with this Clause 5.1(b), (B) withholding of Fyffes Shares to satisfy Tax obligations pertaining to the exercise of Fyffes Options or the vesting or settlement of Fyffes Share Awards or to satisfy the exercise price with respect to Fyffes Options or to effectuate an optionee direction upon exercise and (C) transactions among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(viii)
shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Fyffes Shares tendered by holders of Fyffes Options and Fyffes Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) transactions among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(ix)
shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Fyffes or any of its Subsidiaries, (C) guarantees by Fyffes of indebtedness for borrowed money of Subsidiaries of Fyffes or guarantees by Fyffes’ Subsidiaries of indebtedness for borrowed money of Fyffes or any Subsidiary of Fyffes, which indebtedness is incurred in compliance with this Clause 5.1(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Fyffes or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.1(b)(ix) of the Fyffes Disclosure Schedule (or entered into to refinance such indebtedness), (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $5 million in aggregate principal amount outstanding at any time incurred by Fyffes or any of its Subsidiaries other than in accordance with sub-clauses (A) - (D), inclusive; provided that nothing contained herein shall prohibit Fyffes and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)
shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person involving in excess of $5 million individually or in the aggregate, except (A) (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement) for loans among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries  or (B) as set forth in Clause 5.1(b)(x) of the Fyffes Disclosure Schedule;

(xi)
shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Fyffes Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) for transactions involving less than $1,000,000 individually and $5,000,000 in the aggregate, (E) (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for transactions among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries, or (F) items set forth in Clause 5.1(b)(xi) of the Fyffes Disclosure Schedule;

(xii)
shall not, and shall not permit any of its Subsidiaries to, compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending against Fyffes or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than (A) the compromise or settlement of claims, litigation, investigations or proceedings of the type described in Clause 5.1(b)(xii)(A) of the Fyffes Disclosure Schedule (the “Clause 5.1(b)(xii)(A) Claims”), as set forth in

Clause 5.1(b)(xii)(A) of the Fyffes Disclosure Schedule and (B) in the case of any other such claims, litigations, investigations or proceedings that are not Clause 5.1(b)(xii)(A) Claims, any such compromise or settlement that (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, the applicable amounts set forth on Clause 5.1(b)(xii)(B) of the Fyffes Disclosure Schedule or $5,000,000 (whichever amount is lower), (y) does not impose any material injunctive relief on Fyffes and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction and (z) does not relate to any class action type claims, litigation, investigations or proceedings;

(xiii)
shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes for the Fyffes Group, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material amount of Tax refund;

(xiv)
shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, materially in excess of the amounts set forth in Clause 5.1(b)(xiv) of the Fyffes Disclosure Schedule;

(xv)
except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Fyffes Material Contract, or materially modify, materially amend or terminate any Fyffes Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to impair in any material respect (x) the ability of Fyffes and its Subsidiaries, taken as a whole, to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby;

(xvi)	shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would reasonably be expected to impair in any material respect (x) the ability of Fyffes and its Subsidiaries, taken as a whole, to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby, (A) for the sale, lease, or transfer (including the licensing, subleasing, or assigning) of any Fyffes Owned Real Property or Fyffes Leased Real Property, (B) to amend or modify in any material respect any Fyffes Lease, or (C) to lease, license, acquire or otherwise obtain property interests in any real property which, if such real property were acquired, licensed, leased, or for which any other property interests were obtained, prior to the date hereof, would constitute Fyffes Owned Real Property or Fyffes Leased Real Property;

(xvii)
shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, alter any intercompany arrangements or agreements or the ownership structure among Fyffes and its wholly owned Subsidiaries or among Fyffes’ wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material tax consequences to Fyffes or any of its Subsidiaries;

(xviii)
shall not, and shall not permit any of its Subsidiaries to, terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by Fyffes covering Fyffes or any of its Subsidiaries, or their respective properties unless such terminated policies are replaced by a comparable amount of insurance coverage;

(xix)	shall not adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Fyffes or any of its Material Subsidiaries; and

(xx)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.2	Conduct of Business by Chiquita

(a)
At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Chiquita Disclosure Schedule (it being agreed that disclosure of any matter in any sub-clause of Clause 5.2 of the Chiquita Disclosure Schedule shall be deemed a disclosure with respect to any other sub-clause of this Clause 5.2 to which the relevance of such information is reasonably apparent), or with the prior written consent of Fyffes (such consent not to be unreasonably withheld, conditioned or delayed), Chiquita shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects, and use all reasonable endeavours to maintain and preserve its business organization and its material rights and maintain relationships with customers, suppliers and other third parties; provided, however, that no action by Chiquita or its Subsidiaries with respect to matters specifically addressed by any provision of Clause 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such relevant provision of Clause 5.2(b).

(b)
At all times from the execution of this Agreement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, except as may be required by Law, or as expressly contemplated or permitted elsewhere in this Agreement, or as set forth in Clause 5.2 of the Chiquita Disclosure Schedule, or with the prior written consent of Fyffes (such consent not to be unreasonably withheld, conditioned or delayed), Chiquita:

(i)
shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorise or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Chiquita or its Subsidiaries), except dividends and distributions paid or made on a pro rata basis by Subsidiaries in the ordinary course consistent with past practice;

(ii)
shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock, or issue or authorise the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Chiquita (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) which remains a wholly owned Subsidiary after consummation of such transaction;

(iii)
shall not, and shall not permit any of its Subsidiaries to (A) grant any Chiquita Share Options, Chiquita Share Awards or any other equity-based awards or long-term incentives other than in the ordinary course of business consistent with past practice, (B) increase the compensation or other benefits payable or provided to

Chiquita’s current or former directors, corporate officers or executive officers other than in the ordinary course of business consistent with past practice, (C) increase the compensation or other benefits payable or provided to Chiquita’s employees who are not current or former directors, corporate officers or executive officers, other than in the ordinary course of business and consistent with past practices, (D) enter into any employment, change of control, severance or retention agreement with any Material Employee of Chiquita (except (1) to the extent necessary to replace a departing employee who was party to such an agreement, in which case, any such new agreement shall not provide for compensation or benefits materially in excess of the compensation or benefits payable to such departing employee at the time of his or her termination, (2) for employment agreements terminable on less than 30 days’ notice without penalty or liability or (3) for severance agreements that provide severance benefits that are not in excess of those benefits provided under Chiquita’s severance plan, as in effect on the date hereof, entered into with employees in the ordinary course of business and consistent with past practices in connection with terminations of employment), (E) terminate the employment of any corporate officers or executive officers other than for cause, (F) amend any performance targets with respect to any outstanding bonus or equity awards, (G) increase the funding obligation or contribution rate of any Chiquita Benefit Plan subject to Title IV of ERISA other than in the ordinary course of business and consistent with past practices, (H) establish, adopt, enter into, amend or terminate any Chiquita Benefit Plan or any other agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, or (I) negotiate, enter into, amend, modify or terminate any collective bargaining agreement or other agreement with a labour union or labour organisation (other than to renew any of the foregoing on substantially similar terms and consistent with past practice), except, in the case of each of sub-clauses (A) through (I) of this Clause 5.2(b)(iii), as required by existing written agreements or Chiquita Benefit Plans in effect as of the date of this Agreement or as otherwise required by applicable Law.  Notwithstanding the foregoing, Chiquita and its Subsidiaries shall be able to make routine promotions in the ordinary course of business consistent with past practice;

(iv)
shall not, and shall not permit any of its Subsidiaries to, make any change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes that would materially affect the consolidated assets, liabilities or results of operations of Chiquita, except as required by US GAAP or applicable Law;

(v)
shall not, and shall not permit any of its Subsidiaries to, authorise or announce an intention to authorise, or enter into agreements with respect to, any acquisitions of an equity interest in or a substantial portion of the assets of any person or any business or division thereof, or any mergers, consolidations or business combinations except (i) for any of the foregoing which satisfies both of the following criteria: (a) has a  purchase price or value, as applicable, that does not exceed $5,000,000 in the aggregate and (b) is not reasonably expected to make it more difficult to obtain any Clearance required to satisfy a Condition or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions contemplated by this Agreement (including the Combination), and (ii) in respect of any mergers, consolidations or business combinations among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement), or pursuant to existing contracts set forth in Clause 5.1(b)(v) of the Chiquita Disclosure Schedule;

(vi)
shall not amend the Chiquita Certificate of Incorporation, the Chiquita Bylaws or the IrHoldco Memorandum and Articles of Association, and shall not permit any of the other Chiquita Merger Parties to amend any of the Other Chiquita Merger Party Organisational Documents, in each case in any manner that would adversely affect the consummation of the transactions contemplated by this Agreement, and shall not permit any of its Subsidiaries to adopt any material amendments to its Organisational Documents;

(vii)
shall not, and shall not permit any of its Subsidiaries to, issue, deliver, grant, sell, pledge, dispose of or encumber, or authorise the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares of its capital stock, voting securities or other equity interest in Chiquita or any Subsidiaries or any securities convertible into or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares of capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable any otherwise unexercisable Chiquita Share Option under any existing Chiquita Share Plan, other than (A) issuances of Chiquita Shares in respect of any exercise of Chiquita Share Options or the vesting or settlement of Chiquita Share Awards outstanding on the date hereof or as may be granted after the date hereof in accordance with this Clause 5.2(b), (B) withholding of Chiquita Shares to satisfy Tax obligations pertaining to the exercise of Chiquita Share Options or the vesting or settlement of Chiquita Share Awards or to satisfy the exercise price with respect to Chiquita Share Options or to effectuate an optionee direction upon exercise; (C) issuances of Chiquita Shares upon conversion of the Chiquita Convertible Notes outstanding as of the date of this Agreement; (D) transactions among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(viii)
shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or any rights, warrants or options to acquire any such shares in its capital, except for (A) acquisitions of Chiquita Shares tendered by holders of Chiquita Share Options and Chiquita Share Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto and (B) transactions among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement);

(ix)
shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any indebtedness for borrowed money among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement), (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money of Chiquita or any of its Subsidiaries, (C) guarantees by Chiquita of indebtedness for borrowed money of Subsidiaries of Chiquita or guarantees by Chiquita’s Subsidiaries of indebtedness for borrowed money of Chiquita or any Subsidiary of Chiquita, which indebtedness is incurred in compliance with this Clause 5.2(b)(ix), (D) indebtedness for borrowed money incurred pursuant to agreements entered into by Chiquita or its Subsidiaries in effect prior to the execution of this Agreement and set forth in Clause 5.2(b)(ix) of the Chiquita Disclosure Schedule (or entered into to refinance such indebtedness), (E) transactions at the stated maturity of such indebtedness and required amortization or mandatory prepayments and (F) indebtedness for borrowed money not to exceed $5 million in aggregate principal amount outstanding at any time incurred by Chiquita or any of its Subsidiaries other than in accordance with sub-clauses (A) - (D), inclusive; provided that nothing contained herein shall prohibit Chiquita and its Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business consistent with past practice;

(x)
shall not, and shall not permit any of its Subsidiaries to, make any loans to any other person involving in excess of $5 million individually or in the aggregate, except (A) (unless such transaction would be reasonably expected to have adverse tax consequences with respect to the transactions contemplated by this Agreement) for loans among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries  or (B) as set forth in Clause 5.2(b)(x) of the Chiquita Disclosure Schedule;

(xi)
shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Chiquita Permitted Liens), any of its material properties or assets (including shares in the capital of its or their Subsidiaries), except (A) pursuant to existing agreements in effect prior to the execution of this Agreement, (B) in the case of Liens, as required in connection with any indebtedness permitted to be incurred pursuant to sub-clause (ix) hereof, (C) sales of inventory in the ordinary course of business, (D) for transactions involving less than $1,000,000 individually and $5,000,000 in the aggregate, (E) (unless such transaction would be reasonably expected to have material adverse tax consequences with respect to the transactions contemplated by this Agreement) for transactions among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries or (F) items set forth in Clause 5.2(b)(xi) of the Chiquita Disclosure Schedule;

(xii)
shall not, and shall not permit any of its Subsidiaries to, compromise or settle any claim, litigation, investigation or proceeding, in each case made or pending against Chiquita or any of its Subsidiaries (for the avoidance of doubt, not including any compromise or settlement with respect to matters in which any of them is a plaintiff), or any of their officers and directors in their capacities as such, other than (A) the compromise or settlement of claims, litigation, investigations or proceedings of the type described in Clause 5.2(b)(xii)(A) of the Chiquita Disclosure Schedule (the “Clause 5.2(b)(xii)(A) Claims”), as set forth in Clause 5.2(b)(xii)(A) of the Chiquita Disclosure Schedule and (B) in the case of any other such claims, litigations, investigations or proceedings that are not Clause 5.2(b)(xii)(A) Claims, any such compromise or settlement that (x) is for an amount not to exceed, for any such compromise or settlement individually or in the aggregate, the applicable amounts set forth on Clause 5.2(b)(xii)(B) of the Chiquita Disclosure Schedule or $5,000,000 (whichever amount is lower), (y) does not impose any material injunctive relief on Chiquita and its Subsidiaries, or otherwise as required by applicable Law or any judgment by a court of competent jurisdiction and (z) does not relate to any class action type claims, litigation, investigations or proceedings;

(xiii)
shall not, and shall not permit any of its Subsidiaries to, make or change any material Tax election, change any material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes for the Chiquita Group, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material amount of Tax refund;

(xiv)
shall not, and shall not permit any of its Subsidiaries to, make any new capital expenditure or expenditures, or commit to do so, materially in excess of the amounts set forth in Clause 5.2(b)(xiv) of the Chiquita Disclosure Schedule;

(xv)
except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would, if entered into prior to the date hereof, be a Chiquita Material Contract, or materially modify, materially amend or terminate any Chiquita Material Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned, in each case as applicable, would reasonably be expected to impair in any material respect (x) the ability of Chiquita and its Subsidiaries, taken as a whole, to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby;

(xvi)
shall not, and shall not permit any of its Subsidiaries to, enter into any contract that would reasonably be expected to impair in any material respect (x) the ability of Chiquita and its Subsidiaries, taken as a whole, to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby, (A) for the sale, lease, or transfer (including the licensing, subleasing, or assigning) of any Chiquita Owned Real Property or Chiquita Leased Real Property, (B) to amend or modify in any material respect any Chiquita Lease, or (C) to lease, license, acquire or otherwise obtain property interests in any real property which, if such real property were acquired, licensed, leased, or for which any other property interests were obtained, prior to the date hereof, would constitute Chiquita Owned Real Property or Chiquita Leased Real Property.

(xvii)
shall not, and shall not permit any of its Subsidiaries to, other than in the ordinary course of business, alter any intercompany arrangements or agreements or the ownership structure among Chiquita and its wholly owned Subsidiaries or among Chiquita’s wholly owned Subsidiaries if such alterations, individually or in the aggregate, would reasonably be expected to have material tax consequences to Chiquita or any of its Subsidiaries;

(xviii)
shall not, and shall not permit any of its Subsidiaries to, terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by Chiquita covering Chiquita or any of its Subsidiaries, or their respective properties unless such terminated policies are replaced by a comparable amount of insurance coverage;

(xix)	shall not adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of Chiquita or any of its Material Subsidiaries; and

(xx)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

5.3	Non-Solicitation Applicable to Fyffes

(a)
Subject to any actions which Fyffes is required to take so as to comply with the requirements of the Takeover Rules, Fyffes agrees that neither it nor any Subsidiary of Fyffes nor any of their respective officers, directors or employees shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Fyffes not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Fyffes Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Fyffes Alternative Proposal with, or furnish any nonpublic information of Fyffes to, any person that has made or, to Fyffes’ knowledge, is considering making a Fyffes Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.3. Fyffes shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Fyffes Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Fyffes Alternative Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

(b)
Notwithstanding the limitations set forth in Clause 5.3(a), if Fyffes receives a bona fide unsolicited written Fyffes Alternative Proposal or enquiry or proposal from a person who is intending on making a Fyffes Alternative Proposal and the Fyffes Board determines in good faith (after consultation with Fyffes’ financial advisors and outside legal counsel) that the failure to take the actions described in sub-clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law (including, for the avoidance of doubt, Rule

20.2 of the Takeover Rules), and which Fyffes Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.3, Fyffes may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Fyffes Alternative Proposal (provided that all such information has previously been provided to Chiquita or is provided to Chiquita prior to or concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Fyffes receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms not less restrictive of such person than the Confidentiality Agreement (other than to permit the submission of a proposal to the Fyffes Board) and (y) engage in discussions or negotiations with the third party (and such other persons) with respect to such Fyffes Alternative Proposal. Fyffes will promptly (and in any event within 48 hours of receipt) notify Chiquita orally and in writing of the receipt of any Fyffes Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Fyffes Alternative Proposal and shall, in the case of any such notice to Chiquita as to receipt of a Fyffes Alternative Proposal, indicate the material terms and conditions of such Fyffes Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Fyffes Alternative Proposal and thereafter shall promptly keep Chiquita reasonably informed on a current basis of any material change to the terms and status of any such Fyffes Alternative Proposal. Fyffes shall provide to Chiquita as soon as reasonably practicable after receipt or delivery thereof (and in any event within 48 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Fyffes or any of its Subsidiaries and the person making a Fyffes Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Fyffes Alternative Proposal.  Fyffes shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Fyffes or any of its Subsidiaries from providing such information to Chiquita or complying with its obligations to Chiquita under this Agreement.

(c)
Except as set forth in Clauses 5.3(d), (e) and (f) below, neither the Fyffes Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Chiquita), or propose publicly to withdraw (or modify in any manner adverse to Chiquita), the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Fyffes Alternative Proposal (any action in this sub-clause (i) being referred to as a “Fyffes Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication in and of itself shall constitute a Fyffes Change of Recommendation and (y) for the avoidance of doubt, the provision by Fyffes to Chiquita of notice or information in connection with a Fyffes Alternative Proposal or Fyffes Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Fyffes Change of Recommendation) or (ii) cause or allow Fyffes or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Fyffes Alternative Proposal, or requiring, or reasonably expected to cause, Fyffes to abandon, terminate, delay or fail to consummate the Combination (other than as contemplated by and in accordance with Clause 5.3(i) and other than a confidentiality agreement referred to in Clause 5.3(b)).

(d)
Nothing in this Agreement shall prohibit or restrict the Fyffes Board, at any time prior to obtaining the Fyffes Shareholder Approval, from making a Fyffes Change of Recommendation if the Fyffes Board has concluded in good faith (after consultation with Fyffes’ outside legal counsel and financial advisors) (i) that a Fyffes Alternative Proposal constitutes a Fyffes Superior Proposal and (ii) that the failure to make a Fyffes Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Fyffes shall have provided prior written notice to Chiquita, at least three Business Days in advance, of the Fyffes Board’s intention to make such Fyffes Change of Recommendation, and specifying the material terms of the Fyffes Alternative Proposal, the identity of the person making such Fyffes Alternative Proposal and such other information with respect to such Fyffes Alternative Proposal required by Clause 5.3(b), and provided, further, that the Fyffes Board shall take into account any changes to the terms of this Agreement, the Combination, the Scheme and/or the Merger proposed by Chiquita during such three Business Day period in response to such prior written notice or otherwise, and during such three Business Day period Fyffes shall engage in good faith negotiations with Chiquita regarding any changes to the terms of this Agreement proposed by Chiquita.

(e)
Nothing in this Agreement shall prohibit or restrict the Fyffes Board, in response to an Intervening Event, from making a Fyffes Change of Recommendation at any time prior to obtaining the Fyffes Shareholder Approval if the Fyffes Board has concluded in good faith (after consultation with Fyffes’ outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that Fyffes shall have provided prior written notice to Chiquita, at least three Business Days in advance, of the Fyffes’ Board’s intention to make such Fyffes Change of Recommendation and specifying the reasons therefor, and provided, further, that the Fyffes Board shall take into account any changes to the terms of the Agreement, the Combination, the Scheme and/or the Merger proposed by Chiquita in response to such prior written notice or otherwise, and during such three Business Day period Fyffes shall engage in good faith negotiations with Chiquita regarding any changes to the terms of the Agreement proposed by Chiquita. Notwithstanding any Fyffes Change of Recommendation under this Agreement, unless this Agreement has been terminated in accordance with Clause 9, Fyffes shall hold the Court Meeting and the EGM in accordance with Clause 3.1 for purposes of obtaining the approval of the Resolutions by the requisite majorities of Fyffes Shareholders, and nothing contained herein shall be deemed to relieve Fyffes of such obligation.

(f)
Nothing contained in this Agreement shall prohibit or restrict Fyffes or the Fyffes Board from making any disclosure to the Fyffes Shareholders if, in the good faith judgment of the Fyffes Board (after consultation with Fyffes’ outside legal advisors), failure to so disclose would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any such disclosure that relates to the approval, recommendation or declaration of advisability by the Fyffes Board with respect to this Agreement, the Scheme Recommendation or the recommendation contemplated by Clause 3.6(c)(iii), as applicable, or a Fyffes Alternative Proposal shall be deemed to be a Fyffes Change of Recommendation unless Fyffes in connection with such disclosure publicly and expressly states that the Fyffes Board rejects the applicable Fyffes Alternative Proposal or publicly and expressly states that its recommendation with respect to this Agreement and the Scheme Recommendation or, the recommendation contemplated by Clause 3.6(c)(iii), as applicable, has not changed or refers to the prior recommendation of the Fyffes Board, without disclosing or effecting any Change of Recommendation.

(g)
As used in this Agreement, “Fyffes Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Chiquita or any person Acting in Concert with Chiquita pursuant to Rule 2.5 of the Takeover Rules) for (i) the acquisition of Fyffes by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Fyffes and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Fyffes’ Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Fyffes Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Fyffes as a result of which the holders of Fyffes Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)
As used in this Agreement “Fyffes Superior Proposal” shall mean an unsolicited written bona fide Fyffes Alternative Proposal made by any person that the Fyffes Board determines in good faith (after consultation with Fyffes’ financial advisors and outside legal counsel) is more favourable to the Fyffes Shareholders than the transactions contemplated by the Transaction Agreement, taking into account (i) any revisions to the terms of the transactions contemplated by this Agreement proposed by Chiquita in respect of such Fyffes Alternative Proposal in accordance with Clauses 5.3(d) and/or 5.3(e) and (ii) such financial, regulatory, legal and other aspects of such proposal as the Fyffes Board considers to be appropriate (it being understood that, for purposes of the definition of “Fyffes Superior Proposal”, references to “25%” and “75%” in the definition of Fyffes Alternative Proposal shall be deemed to refer to “50%”).

(i)	The Parties agree that:

(i)
Fyffes may terminate this Agreement, at any time prior to obtaining the Fyffes Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Fyffes Superior Proposal, provided that (w) the Fyffes Board has concluded in good faith (after consultation with Fyffes’ outside legal counsel and financial advisors) (1) that a Fyffes Alternative Proposal constitutes a Fyffes Superior Proposal and (2) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable

Law, (x) promptly upon the Fyffes Board’s determination (after consultation with Fyffes’ outside legal counsel and financial advisors) that a Fyffes Superior Proposal exists (and in any event, within twenty-four (24) hours of such determination) Fyffes has provided a written notice to Chiquita (a “Superior Proposal Notice”) advising Chiquita that Fyffes has received a Fyffes Alternative Proposal and specifying the material terms of such Fyffes Alternative Proposal, the identity of the person making such Fyffes Alternative Proposal and such other information with respect thereto required by Clause 5.3(b) and including written notice of the determination of the Fyffes Board that the Fyffes Alternative Proposal constitutes a Fyffes Superior Proposal, (y) Fyffes has provided Chiquita with an opportunity, for a period of three (3) Business Days from the time of delivery to Chiquita of the Superior Proposal Notice (as may be extended pursuant to the proviso below, the “Notice Period”), to propose to amend (the “Right to Match”) the terms and conditions of this Agreement and the Combination, including an increase in, or modification of, the Scheme Consideration (any such proposed transaction, a “Revised Acquisition”), such that the Fyffes Superior Proposal no longer constitutes a Fyffes Superior Proposal, and (z) at the end of such Notice Period, the Fyffes Board has determined (after consultation with Fyffes’ financial advisors and outside legal counsel) that the Fyffes Alternative Proposal continues to be a Fyffes Superior Proposal notwithstanding the Revised Acquisition and taking into account all amendments and proposed changes made thereto during the Notice Period. In the event that during the Notice Period any revision is made to the financial terms or other material terms and conditions of the Fyffes Superior Proposal, Fyffes shall be required, upon each such revision, to deliver a new Superior Proposal Notice to Chiquita and to comply with the requirements of this Clause 5.3(i) with respect to such new Superior Proposal Notice, except that the Notice Period shall be the greater of 48 hours and the amount of time remaining in the initial Notice Period; and

(ii)
in the event that a competitive situation arises pursuant to Rule 31.4 of the Takeover Rules in relation to Chiquita and a third party or parties, Fyffes shall use all reasonable endeavours to obtain permission from the Panel to provide that the auction procedure determined by the Panel shall give effect to and be consistent with Chiquita’s rights and the obligations of Fyffes and the Fyffes Board pursuant to Clause 5.3, and Fyffes shall use reasonable endeavours to keep Chiquita reasonably informed of any discussions with the Panel in respect of the determination of such auction procedure.

5.4	Non-Solicitation Applicable to Chiquita

(a)
Chiquita agrees that neither it nor any Subsidiary of Chiquita nor any of their respective officers, directors or employees shall, and that it shall use all reasonable endeavours to cause its and their respective Representatives and any person Acting in Concert with Chiquita not to, directly or indirectly: (i) solicit, initiate or knowingly encourage any enquiry with respect to, or the making or submission of, any Chiquita Alternative Proposal, or (ii) participate in any discussions or negotiations regarding a Chiquita Alternative Proposal with, or furnish any nonpublic information of Chiquita to, any person that has made or, to Chiquita’s knowledge, is considering making a Chiquita Alternative Proposal, except to notify such person as to the existence of the provisions of this Clause 5.4. Chiquita shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Chiquita Alternative Proposal, or any enquiry or proposal that may reasonably be expected to lead to a Chiquita Alternative Proposal and request the prompt return or destruction of all confidential information previously furnished in connection therewith.

(b)
Notwithstanding the limitations set forth in Clause 5.4(a), if Chiquita receives a bona fide unsolicited written Chiquita Alternative Proposal or enquiry or proposal from a person who is intending on making a Chiquita Alternative Proposal and the Chiquita Board determines in good faith (after consultation with Chiquita’s financial advisors and outside legal counsel) that the failure to take the actions described in sub-clauses (x) and (y) below would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, and which Chiquita Alternative Proposal, enquiry or proposal was made after the date of this Agreement and did not otherwise result from a breach of this Clause 5.4, Chiquita may take any or all of the following actions: (x) furnish nonpublic information to the third party (and any persons working in concert with such third party and to their respective potential financing sources and Representatives) making or intending to make such Chiquita Alternative Proposal (provided that all such information has previously been provided to Fyffes or is provided to Fyffes prior to or concurrently with the time it is provided to such person(s)), if, and only if, prior to so furnishing such information, Chiquita receives from the third party and persons acting in concert with the third party an executed confidentiality agreement on terms not less restrictive of such person than the Confidentiality Agreement (other than to permit the submission of a proposal to the Chiquita Board or publicly announce the submission of a proposal and communicate with Chiquita shareholders in connection therewith) and (y) engage in discussions or negotiations with the third party (and such other persons) with respect to such Chiquita Alternative Proposal. Chiquita will promptly (and in any event within 48 hours of receipt) notify Fyffes orally and in writing of the receipt of any Chiquita Alternative Proposal or any communication or proposal that may reasonably be expected to lead to a Chiquita Alternative Proposal and shall, in the case of any such notice to Fyffes as to receipt of a Chiquita Alternative Proposal, indicate the material terms and conditions of such Chiquita Alternative Proposal or such communication or proposal (including any changes to such material terms and conditions) and the identity of the person making any such Chiquita Alternative Proposal and thereafter shall promptly keep Fyffes reasonably informed on a current basis of any material change to the terms and status of any such Chiquita Alternative Proposal. Chiquita shall provide to Fyffes as soon as reasonably practicable after receipt or delivery thereof (and in any event within 48 hours of receipt or delivery) copies of all written correspondence and other written material exchanged between Chiquita or any of its Subsidiaries and the person making a Chiquita Alternative Proposal (or such person’s Representatives) that describes any of the material terms or conditions of such Chiquita Alternative Proposal. Chiquita shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any person subsequent to the date of this Agreement that prohibits Chiquita or any of its Subsidiaries from providing such information to Fyffes or complying with its obligations to Fyffes under this Agreement.

(c)
Except as set forth in Clauses 5.4(d), (e) and (f) below, neither the Chiquita Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Fyffes), or propose publicly to withdraw (or modify in any manner adverse to Fyffes), the Chiquita Recommendation, or (B) approve, recommend, adopt, or otherwise declare advisable, or propose publicly to approve, recommend, adopt or otherwise declare advisable, any Chiquita Alternative Proposal (any action in this sub-clause (i) being referred to as a “Chiquita Change of Recommendation”) (it being agreed that (x) no “stop, look and listen” communication pursuant to  Rule 14d-9(f) of the Exchange Act in and of itself shall constitute a Chiquita Change of Recommendation and (y) for the avoidance of doubt, the provision by Chiquita to Fyffes of notice or information in connection with a Chiquita Alternative Proposal or Chiquita Superior Proposal as required or expressly permitted by this Agreement shall not, in and of itself, constitute a Chiquita Change of Recommendation) or (ii) cause or allow Chiquita or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, transaction agreement, implementation agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement, license agreement or other agreement constituting or with respect to, or that would reasonably be expected to lead to, any Chiquita Alternative Proposal, or requiring, or reasonably expected to cause, Chiquita to abandon, terminate, delay or fail to consummate the Combination (other than as contemplated by and in accordance with Clause 5.4(i) and other than a confidentiality agreement referred to in Clause 5.4(b)).

(d)
Nothing in this Agreement shall prohibit or restrict the Chiquita Board, at any time prior to obtaining the Chiquita Shareholder Approval, from making a Chiquita Change of Recommendation if the Chiquita Board has concluded in good faith (after consultation with Chiquita’s outside legal counsel and financial advisors) (i) that a Chiquita Alternative Proposal constitutes a Chiquita Superior Proposal and (ii) that the failure to make a Chiquita Change of Recommendation would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)
Nothing in this Agreement shall prohibit or restrict the Chiquita Board, in response to an Intervening Event, from making a Chiquita Change of Recommendation at any time prior to obtaining the Chiquita Shareholder Approval if the Chiquita Board has concluded in good faith (after consultation with Chiquita’s outside legal counsel and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law. Notwithstanding any Chiquita Change of Recommendation under this Agreement, unless this Agreement has been terminated in accordance with Clause 9, Chiquita shall hold the Chiquita Shareholders Meeting in accordance with Clause 3.7 for purposes of obtaining the Chiquita Shareholder Approval, and nothing contained herein shall be deemed to relieve Chiquita of such obligation.

(f)
Nothing contained in this Agreement shall prohibit or restrict Chiquita or the Chiquita Board from (i) taking and disclosing to the Chiquita Shareholders a position or making a statement contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or other applicable Law, or (ii) making any disclosure to the Chiquita Shareholders if, in the good faith judgment of the Chiquita Board (after consultation with Chiquita’s outside legal advisors), failure to so disclose would be reasonably likely to give rise to a violation of applicable Law; provided, however, that any such disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act that relates to the approval, recommendation or declaration of advisability by the Chiquita Board with respect to this Agreement or the Merger, as applicable, or a Chiquita Alternative Proposal shall be deemed to be a Chiquita Change of Recommendation unless Chiquita in connection with such disclosure publicly and expressly states that the Chiquita Board rejects the applicable Chiquita Alternative Proposal or publicly and expressly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Chiquita Board, without disclosing or effecting any Change of Recommendation.

(g)
As used in this Agreement, “Chiquita Alternative Proposal” shall mean any bona fide proposal or bona fide offer made by any person for (i) the acquisition of Chiquita by takeover offer or business combination transaction; (ii) the acquisition by any person of 25% or more of the assets of Chiquita and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Chiquita’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 25% or more of the outstanding Chiquita Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Chiquita as a result of which the holders of Chiquita Shares immediately prior to such transaction do not, in the aggregate, own at least 75% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof.

(h)
As used in this Agreement “Chiquita Superior Proposal” shall mean an unsolicited written bona fide Chiquita Alternative Proposal made by any person that the Chiquita Board determines in good faith (after consultation with Chiquita’s financial advisors and outside legal counsel) is more favourable to the Chiquita Shareholders than the transactions contemplated by the Transaction Agreement, taking into account such financial, regulatory, legal and other aspects of such proposal as the Chiquita Board considers to be appropriate (it being understood that, for purposes of the definition of “Chiquita Superior Proposal”, references to “25%” and “75%” in the definition of Chiquita Alternative Proposal shall be deemed to refer to “50%”).

(i)
The Parties agree that Chiquita may terminate this Agreement, at any time prior to obtaining the Chiquita Shareholder Approval, in order to enter into any agreement, understanding or arrangement providing for a Chiquita Superior Proposal, provided that the Chiquita Board has concluded in good faith (after consultation with Chiquita’s outside legal counsel and financial advisors) (1) that a Chiquita Alternative Proposal constitutes a Chiquita Superior Proposal and (2) that the failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law.

6.	REPRESENTATIONS AND WARRANTIES

6.1	Fyffes Representations and Warranties

Except as fairly disclosed in the Fyffes Documents published on a Regulatory Information Service in compliance with the AIM Rules and the ESM since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Fyffes to Chiquita immediately prior to the execution of this Agreement (the “Fyffes Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Fyffes Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Fyffes represents and warrants to Chiquita as follows:

(a)
Qualification, Organisation, Subsidiaries, etc. Each of Fyffes and its Subsidiaries is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Fyffes Material Adverse Effect. Fyffes has filed with the Registrar of Companies and has made available on its website in accordance with Rule 26 of each of the AIM Rules and the ESM Rules, prior to the date of this Agreement, a complete and accurate copy of the Memorandum and Articles of Association of Fyffes (the “Fyffes Memorandum and Articles of Association”) as

amended to the date hereof. The Fyffes Memorandum and Articles of Association are in full force and effect. None of Fyffes or any of its Subsidiaries is in violation of its Organisational Documents in any material respect.

(i)
Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Fyffes have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Fyffes free and clear of all Liens, other than Fyffes Permitted Liens. Clause 6.1(a) of the Fyffes Disclosure Schedule contains a correct and complete list of all of Fyffes’ Material Subsidiaries, the ownership interest of Fyffes in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary.

(b)	Capital.

(i)
The authorised capital of Fyffes consists of  750,000,000 Fyffes Shares. As of March 6, 2014 (the “Capitalisation Date”), 325,734,807 Fyffes Shares were issued and outstanding, of which 28,075,000 Fyffes Shares were held in treasury (5,075,000 of which Fyffes Shares held in treasury were held by Subsidiaries of Fyffes). All the outstanding Fyffes Shares are, and all Fyffes Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)
Clause 6.1(b)(ii) of the Fyffes Disclosure Schedule contains a correct and complete list of each outstanding Fyffes Option and Fyffes Share Award under the Fyffes Share Plans as of the Capitalisation Date, including the holder, date of grant, term, number of Fyffes Shares subject thereto (at both target and maximum levels of performance, if applicable), the Fyffes Share Plan under which such Fyffes Option or Fyffes Share Award was granted and where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of the Agreement or consummation of the transactions contemplated by the Agreement or by change of position following consummation of the transactions contemplated by the Agreement.

(iii)	Except as set forth in Clause 6.1.(b)(iii) of the Fyffes Disclosure Schedule, there are no outstanding pre-emptive or other outstanding rights. Except as set forth in sub-clause (i) above, as of the date hereof: (A) Fyffes does not have any shares of capital in issue or outstanding other than Fyffes Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, stock appreciation rights, redemption rights, repurchase rights, or other agreements or commitments relating to the issuance of shares of capital to which Fyffes or any of Fyffes’ Subsidiaries is a party obligating Fyffes or any of Fyffes’ Subsidiaries to (I) issue, transfer or sell any shares in the capital or other equity interests of Fyffes or any Subsidiary of Fyffes or securities convertible into or exchangeable for, or exercisable for, or giving any Person a right to subscribe for or acquire such shares or equity interests (in each case other than to Fyffes or a wholly owned Subsidiary of Fyffes) and no securities or obligations evidencing such rights are authorised, issued or outstanding; (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares in its capital or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iv)
Neither Fyffes nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Fyffes Shareholders on any matter.

(v)
There are no voting trusts or other agreements or understandings to which Fyffes or any of its Subsidiaries is a party with respect to the voting of the shares in the capital or other equity interest of Fyffes or any of its Subsidiaries.

(vi)
Fyffes has delivered or otherwise made available to Chiquita prior to the date of the Agreement true and complete copies of all Fyffes Share Plans covering the Fyffes Options and Fyffes Share Awards outstanding as of the date of the Agreement, the forms of all award agreements evidencing such Fyffes Options and, if applicable, Fyffes Share Awards (and any other award agreement to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply). Each (A) Fyffes Option and Fyffes Share Award was granted in compliance with all applicable Law and all of the terms and conditions of the Fyffes Share Plan pursuant to which it was issued, (B) Fyffes Option and, if applicable, Fyffes Share Award has an exercise price per Fyffes Share equal to or greater than the fair market value of a Fyffes Share as determined pursuant to the terms of the applicable Employee Share Plan on the date of such grant, (C) Fyffes Option and, if applicable, Fyffes Share Award has a grant date identical to the date on which the Fyffes Board or compensation committee actually awarded such Fyffes Option or, if applicable, Fyffes Share Award (D) Fyffes Option and Fyffes Share Award qualifies for the Tax and accounting treatment afforded to such award in Fyffes’ Tax Returns and all Fyffes Documents, respectively, and (E) to the extent applicable, Fyffes Option and Fyffes Share Award does not trigger any liability for the holder thereof under Section 409A of the Code or similar provision in any other tax jurisdiction.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)
Fyffes has all requisite corporate power and authority to enter into this Agreement and the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Fyffes Shareholder Approval (and, in the case of the IrHoldco Distributable Reserves Creation, to approval of the Fyffes Distributable Reserves Resolution by the Fyffes Shareholders and the Chiquita Distributable Reserves Resolution by the Chiquita Shareholders, to the adoption by the shareholders of IrHoldco of the resolution contemplated by Clause 7.10(c)(i) and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Combination. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Fyffes Board and, except for (A) the Fyffes Shareholder Approval, (B) the filing of the required documents and other actions in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, and (C) the filing of the Court Order with the Registrar of Companies, no other corporate proceedings on the part of Fyffes are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Fyffes

Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Fyffes and the Fyffes Shareholders and has adopted a resolution to make, subject to Clause 5.3 and to the obligations of the Fyffes Board under the Takeover Rules, the Scheme Recommendation. This Agreement has been duly and validly executed and delivered by Fyffes and, assuming this Agreement constitutes the valid and binding agreement of the Chiquita Parties, constitutes the valid and binding agreement of Fyffes, enforceable against Fyffes in accordance with its terms.

(ii)
Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act, (E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) any applicable requirements of the AIM or ESM and (I) the Clearances set forth on Clause 6.1(c)(ii) of the Fyffes Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Fyffes of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Chiquita or its Affiliates or Laws or contracts binding on Chiquita or its Affiliates.

(iii)
The execution and delivery by Fyffes of this Agreement and the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.1(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (each, a “Contract”) binding upon Fyffes or any of Fyffes’ Subsidiaries or any of their respective properties, rights or assets or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) upon any of the properties, rights or assets of Fyffes or any of Fyffes’ Subsidiaries, other than Fyffes Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Fyffes or any of Fyffes’ Subsidiaries or (C) conflict with or violate any Laws applicable to Fyffes or any of Fyffes’ Subsidiaries or any of their respective properties, rights or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, and (II) as may arise as a result of facts or circumstances relating to Chiquita or its Affiliates or Laws or contracts binding on Chiquita or its Affiliates.

(d)	Reports and Financial Statements.

(i)
From December 31, 2012 through the date of this Agreement, Fyffes has filed or published all forms, documents and reports (including exhibits and other information incorporated therein) required to be published prior to the date hereof by it in accordance with the AIM Rules and the ESM Rules, including the information required to be made available by it on its website under Rule 26 of each of the AIM Rules and the ESM Rules (the “Rule 26 Information”, and with such other forms, documents and reports the “Fyffes Documents”) and has filed all returns, particulars, resolutions and documents required to be filed or to be delivered on behalf of Fyffes with the Registrar of Companies in Ireland. As of their respective dates, or, if amended, as of the date of the last such amendment, the Fyffes Documents complied in all material respects with the requirements of the AIM Rules and the ESM Rules and the applicable rules and regulations promulgated thereunder, and none of the Fyffes Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)	The consolidated financial statements (including all related notes and schedules) of Fyffes included in the Fyffes Documents when filed or published complied as to form in all material respects with the applicable accounting requirements, EU IFRS, the Companies Acts and the AIM Rules and ESM Rules with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Fyffes and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with EU IFRS applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)
Internal Controls and Procedures. Fyffes maintains a system of internal controls over financial reporting which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with EU IFRS and includes those policies and procedures that: (a) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of Fyffes, (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with EU IFRS, and that receipts and expenditures of Fyffes are being made only in accordance with authorisations of management and directors of Fyffes, and (c) provide reasonable assurance regarding prevention or timely detection of unauthorised acquisition, use or disposition of Fyffes’ assets that could have a material effect on its financial statements.

(f)
No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Fyffes’ consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Fyffes Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Fyffes nor any Subsidiary of Fyffes has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by EU IFRS to be reflected on a consolidated balance sheet of Fyffes and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Fyffes Material Adverse Effect. Fyffes is not a party to any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(g)	Compliance with Law; Permits.

(i)
Fyffes and each of Fyffes’ Subsidiaries are in compliance with and are not in default under or in violation of any Laws applicable to Fyffes, such Subsidiaries or any of their respective properties or assets, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(ii)
Fyffes and Fyffes’ Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Fyffes and Fyffes’ Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Fyffes Permits”), except where the failure to have any of the Fyffes Permits would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect. All Fyffes Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(iii)
Notwithstanding anything contained in this Clause 6.1(g), no representation or warranty shall be deemed to be made in this Clause 6.1(g) in respect of the matters referenced in Clause 6.1(d) or 6.1(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations.

(i)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, to the knowledge of Fyffes: (i) each of Fyffes and its Subsidiaries (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business and activities as currently conducted (the “Environmental Permits”); (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits; and (iii) all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable Fyffes and its

Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(ii)
To the knowledge of Fyffes, neither Fyffes nor any of its Subsidiaries is the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of Fyffes, threatened against Fyffes or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by Fyffes or any of its Subsidiaries, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(iii)
To the knowledge of Fyffes, no Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, Fyffes or any of its Subsidiaries.

(iv)
To the knowledge of Fyffes, neither Fyffes nor any of its Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(v)
To the knowledge of Fyffes, no material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by Fyffes or any of its Subsidiaries.

(vi)
To the knowledge of Fyffes, Fyffes has provided Chiquita with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in Fyffes’ possession or, within its control, which were prepared within three years prior to the date hereof or, to the knowledge of Fyffes, prior thereto, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

(vii)
As used herein, the term “Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life, and natural resources. As used herein, the term “Environmental Claim” means any claim, judicial or administrative proceeding, investigation or notice by any Person, including any Governmental Entity, alleging potential liability (including potential liability for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by Fyffes or any of its Subsidiaries or Chiquita or any of its Subsidiaries, as applicable, or (B) any Environmental Law, including the alleged or actual violation thereof. As used herein, the term “Environmental Law” means any law, statute, ordinance, regulation, order or rule relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) the protection of human health with respect to, or the exposure of employees or third parties to, any Hazardous Materials, (C) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials, or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture. As used herein, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are any of the following: (A) related to the Environment (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water) or exposure to Hazardous Substances; and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Relevant Authority; and, for the avoidance of doubt, the term includes: fines, penalties, judgments, awards, settlements, losses, damages, costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental matters; defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental matters; and financial responsibility for (x) cleanup costs and injunctive relief, including any removal, remedial, investigatory, monitoring or other response actions, and (y) compliance or remedial measures under any Environmental Laws. As used herein, the term “Hazardous Materials” means all materials, chemicals, wastes, compounds and substances in any form defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5 or regulated or characterized as a pollutant, contaminant or toxic or hazardous substance (or terms of similar meaning) under laws protecting the Environment and human health. As used herein, the term “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, including movement through air, soil, surface water, groundwater or property.

(i)	Employee Benefit Plans.

(i)
Clause 6.1(i)(i) of the Fyffes Disclosure Schedule sets forth a true and complete list of the material Fyffes Benefit Plans, separately identifying each material Fyffes Benefit Plan that is maintained primarily for the benefit of Fyffes Employees outside of the United States, it being agreed that individual agreements or arrangements with Fyffes Employees who are not Material Employees of Fyffes shall not be treated as material for purposes of this Clause 6.1(i)(i). True and complete copies of all material Fyffes Benefit Plans listed in Clause 6.1(i)(i) of the Fyffes Disclosure Schedule, and all material related documents, have been provided to Chiquita prior to the date of the Agreement.

(ii)
Except as set forth in Clause 6.1(i)(ii) of the Fyffes Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Fyffes Material Adverse Effect, (A) each of the Fyffes Benefit Plans has been operated and administered in accordance with its terms and applicable Laws; (B) no Fyffes Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Fyffes or its Subsidiaries beyond their retirement or other termination of service, other than as set out in the Fyffes Defined Benefit Occupational Pension Scheme and as mandated by applicable Law; (C) all contributions or other amounts payable by Fyffes or its Subsidiaries as of the Effective Time pursuant to each Fyffes Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with EU IFRS; and (D) there are no pending, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Fyffes Benefit Plans or any trusts related thereto; (E) no Fyffes Benefit Plan which is a defined benefit occupational pension scheme within the meaning of the Pensions Act is underfunded and the operation thereof by the trustees thereof prior to the date of this Agreement would not, to the knowledge of Fyffes, give rise to a material liability for Fyffes; (F) the terms by which any participating employer has, at any time, adhered to any Fyffes Benefit Plan which is a defined benefit or defined contribution pension scheme would not to the knowledge of Fyffes, give rise to a liability for Fyffes otherwise than in accordance with the standard terms of such Fyffes Benefit Plan as provided for in the governing documentation of such Fyffes Benefit Plan which are set out in the Fyffes Disclosure Schedule and (G) no participating employer has, at any time, entered into any deed of cessation or analogous document in respect of any Fyffes Benefit Plan, which is a defined benefit or defined contribution pension scheme would to the knowledge of Fyffes, give rise to a liability for Fyffes.

(iii)
Except as would not otherwise, individually or in the aggregate, reasonably be expected to have a Fyffes Material Adverse Effect, in the six (6) years prior to the date of this Agreement, Fyffes and its ERISA Affiliates have not nor have been obligated to sponsor, maintain or contribute to any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code.

(iv)
Except as set forth on Clause 6.1(i)(iv) of the Fyffes Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) alone will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Fyffes Group, (B) increase any benefits otherwise payable under any Fyffes Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(j)
Absence of Certain Changes or Events. From December 31, 2012 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Fyffes and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2012, there has not been any change, circumstance, development, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.  From December 31, 2013 through the date of this Agreement, neither Fyffes nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.1(b)(i), (x), (xi), (xii) or (xvii) had such action been taken after the execution of this Agreement.

(k)
Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Fyffes, threatened) by any Relevant Authority with respect to Fyffes or any of Fyffes’ Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Fyffes, threatened) against Fyffes or any of Fyffes’ Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(l)
Information Supplied. The information relating to Fyffes, its Subsidiaries and the Fyffes Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed or posted to Fyffes Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Fyffes Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Fyffes Directors are responsible under the Takeover Rules and any related filings for which the Fyffes Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.1(l), no representation or warranty is made by Fyffes with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Fyffes.

(m)	Tax Matters.

(i)	Except as would not, individually or in the aggregate, reasonably be expected to have a Fyffes Material Adverse Effect:

(A)
all Tax Returns that are required to be filed by or with respect to Fyffes or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(B)
Fyffes and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with EU IFRS in the most recent Fyffes annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(C)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Fyffes or any of its Subsidiaries;

(D)
the Tax Returns of Fyffes and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2012, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Fyffes annual financial statement;

(E)	neither Fyffes nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(F)
all Taxes due and payable by Fyffes or any of its Subsidiaries have been adequately provided for, in accordance with EU IFRS, in the financial statements of Fyffes and its Subsidiaries for all periods ending on or before the date hereof;

(G)
neither Fyffes nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(H)
none of Fyffes or any of its Subsidiaries has any liability for Taxes of any Person (other than Fyffes or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(I)	there are no liens for Taxes upon any property or assets of Fyffes or any of its Subsidiaries, except for Fyffes Permitted Liens; and

(J)
no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Fyffes or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(ii)
As used in this Agreement, (A) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all U.S. federal, state, local and non-U.S. (including Irish) income, gain, profits, windfall profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, unclaimed property, escheat, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, (B) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with a Tax Authority relating to Taxes, (C) the term “Tax Authority” means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to Taxes (including the Internal Revenue Service (the “IRS”) and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency), and (D) the term “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(n)	Labour Matters.

(i)
Except as set forth in Clause 6.1(n)(i) of the Fyffes Disclosure Schedule, as of the date hereof, no member of the Fyffes Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Fyffes Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Fyffes Material Adverse Effect. To the knowledge of Fyffes, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Fyffes Group, except for those the formation of which would not have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(ii)
Except as set forth in Clause 6.1(n)(ii) of the Fyffes Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Fyffes Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(o)
Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, either Fyffes or a Subsidiary of Fyffes owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Fyffes, threatened written claims by any person alleging infringement by Fyffes or its Subsidiaries for their use of any material trademarks, trade names, service marks, service names, logos, assumed names, registered and unregistered copyrights, trade secrets, patents, and all applications and registrations relating to the foregoing (collectively, the “Intellectual Property”) in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, the conduct of the businesses of Fyffes and its Subsidiaries does not infringe upon any Intellectual Property rights or any other proprietary right of any person. As of the date hereof, neither Fyffes nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, and to the knowledge of Fyffes and its Subsidiaries, no third party is infringing upon the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(p)	Real Property.

(i)
With respect to the real property owned by Fyffes or any Subsidiary as of the date hereof (such property collectively, the “Fyffes Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, either Fyffes or a Subsidiary of Fyffes has good and marketable fee title to such Fyffes Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established in accordance with EU IFRS, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business if the underlying obligations (1) are not yet due and payable or (2) are being contested in good faith by appropriate proceedings, (C) Liens securing property level indebtedness which is disclosed on the most recent consolidated balance sheet of Fyffes or notes thereto or securing liabilities reflected on such balance sheet, (D) Liens arising under equipment leases with third parties entered into in the ordinary course of business or (E) which are non-monetary, incurred in the ordinary course of business and would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Fyffes Permitted Lien”). As of the date hereof, neither Fyffes nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Fyffes there is no threatened, condemnation proceeding with respect to any Fyffes Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(ii)	The parcels constituting Fyffes Owned Real Property in the United States are assessed separately from all other property not constituting Fyffes Owned Real Property in the United States.

(iii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, (A) each lease, sublease and other agreement (“Fyffes Lease”) under which Fyffes or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Fyffes and its Subsidiaries are conducted as of the date hereof (the “Fyffes Leased Real Property”), is valid, binding and in full force and effect, and (B) there is no material default under any Fyffes Lease and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Fyffes or any of its Subsidiaries or, to the knowledge of Fyffes, the landlord thereunder. Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, Fyffes and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Fyffes Leased Real Property, free and clear of all Liens, except for Fyffes Permitted Liens. As of the date hereof, neither Fyffes nor any of its Subsidiaries (1) has received written notice from any lessor under any Fyffes Lease that such lessor intends to terminate such Fyffes Lease, or (2) has received notice of any pending, and, to the knowledge of Fyffes, there is no threatened, condemnation proceeding with respect to any Fyffes Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(iv)	True, correct, and complete copies of all material leases, subleases, or other agreement under which Fyffes or any of its Subsidiaries uses or occupies or has the right to use or occupy any material Fyffes Leased Real Property have been made available to Chiquita.

(v)	Fyffes Owned Real Property and Fyffes Leased Real Property includes all of the real property necessary for the conduct of the business of Fyffes and its Subsidiaries as currently conducted.

(vi)
Except as would not reasonably be expected to have, individually or in the aggregate, a material effect on the operations of Fyffes, the Fyffes Owned Real Property and Fyffes Leased Real Property (A) are, in each case, in working order sufficient for the conduct of the business of Fyffes and its Subsidiaries as currently conducted, (B) are, in each case, supplied with utilities and other services adequate for the operation of said Fyffes Owned Real Property or Fyffes Leased Real Property, (C) has, in each case, unlimited access to and from publicly dedicated streets, and (D) are not subject to any outstanding options to purchase, rights of first refusal or similar rights in favor of any Person.

(vii)
Neither Fyffes nor any of its Subsidiaries has granted to any Person (other than Fyffes or its Subsidiaries) the right of use or occupancy of any portion of any material Fyffes Owned Real Property or material Fyffes Leased Real Property, other than as set forth on Clause 6.1(p)(vii) of the Fyffes Disclosure Schedule, which use or occupancy does not interfere in any material respect with the ordinary conduct of business of Fyffes or its Subsidiaries at the Fyffes Owned Real property affected thereby.

(viii)
Clause 6.1(p)(viii) of the Fyffes Disclosure Schedule contains a true and complete list of all material Fyffes Owned Real Property and material Fyffes Leased Real Property (and (A) for each material Fyffes Owned Real Property, the location, street address, and name of the fee owner, and (B) for each material Fyffes Leased Real Property, the location, street address, and the names of the parties thereto).

(q)
Required Vote of Fyffes Shareholders. The Fyffes Shareholder Approval is the only vote of holders of securities of Fyffes which is required to consummate the transactions contemplated hereby (other than, in the case of the IrHoldco Distributable Reserves Creation, the approval of the Fyffes Distributable Reserves Resolution by the Fyffes Shareholders).

(r)	Material Contracts.

(i)
Clause 6.1(r)(i) of the Fyffes Disclosure Schedule identifies each Fyffes Material Contract that is in effect as of the date hereof. True, correct and complete copies of each have been made available to Chiquita other than to the extent that confidentiality restrictions, Laws (in particular Antitrust Laws) or other obligations applicable to Fyffes restrict the ability of Fyffes to provide copies of Fyffes Material Contracts to Chiquita.  For purposes of this Agreement, “Fyffes Material Contracts” mean each of the following contracts to which Fyffes or any of its Subsidiaries is a party or to which any of them is bound:

(A)	any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(B)
any Contract that, in any material respect, limits the ability of Fyffes or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts, in any material respect, the right of Fyffes and its Subsidiaries to sell to or purchase from any Person;

(C)
any Contract pursuant to which Fyffes or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other similar contingent payment obligations, in each case that could result in payments in excess of $1,000,000, other than for indemnification and guarantee agreements entered into in the ordinary course of business;

(D)	any Contract with any Governmental Entity other than Contracts involving the sale of products or services;

(E)
any Contract pursuant to which Fyffes or any of its Subsidiaries grants to or receives from any Person any material rights or interests in or to any Intellectual Property (other than Contracts for generally commercially available computer software or grants in the ordinary course of business in a manner consistent with past practice);

(F)	any customer Contract providing for “most favored nation” pricing; or

(G)	any Contract governing indebtedness for borrowed money.

(ii)	To the knowledge of Fyffes, neither Fyffes nor any Subsidiary of Fyffes is in breach of or default under the terms of any Fyffes

Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect. To the knowledge of Fyffes, as of the date hereof, no other party to any Fyffes Material Contract is in breach of or default under the terms of any Fyffes Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect. No agreement governing joint ventures of Fyffes or any of its Subsidiaries contains terms which would reasonably be expected to impair in any material respect (x) the ability of Fyffes and its Affiliates to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, each Fyffes Material Contract is a valid and binding obligation of Fyffes or the Subsidiary of Fyffes which is party thereto and, to the knowledge of Fyffes, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(s)
Insurance.  Except as would not reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect, as of the date hereof, to the knowledge of Fyffes (i) all current, material insurance policies and contracts of Fyffes and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Fyffes nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Fyffes Material Adverse Effect.

(t)
Finders or Brokers. Except for Lazard & Co., Limited and J&E Davy, neither Fyffes nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Combination.

(u)	Anti-Corruption.

(i)
To the knowledge of Fyffes, none of Fyffes or its Subsidiaries nor any of their respective Representatives, has in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit, (i) to (x) any Government Official or (y) any company, business or other entity Owned or Controlled, directly or indirectly by any person described in the foregoing clause (x), for the purpose of influencing any act or decision of that Person, securing any improper advantage, or inducing that Person to use his or her influence with a Government Official or a Relevant Authority to influence any act or decision of any Government Official or Relevant Authority, whether or not lawful, or (ii) to any officer, employee, agent, or representative of another company or organization, without that company’s or organization’s knowledge and consent, with the intent to influence improperly the recipient’s action with respect to his or her company’s business, or to gain a commercial benefit to the detriment of the recipient’s company or organization, or to induce the recipient to violate a duty of loyalty to his employer. or  which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. To the knowledge of Fyffes, Fyffes and its Subsidiaries are and at all times in the past five years (to the extent applicable) have been in compliance with the Bribery Act and all other Bribery Legislation, including all Laws enacted to implement the Organization For Economic Co–operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

(ii)
To the knowledge of Fyffes, Fyffes and its Subsidiaries are, and for the past five (5) years have been, (to the extent applicable) in compliance, in all material respects, with the Trade Controls Laws. To the knowledge of Fyffes, none of Fyffes or its Subsidiaries nor any of their officers, directors or agents acting on behalf of such party (x) has been or is designated on the List of Specially Designated Nationals and Blocked Persons maintained by the United States Department of Treasury Office of Foreign Assets

Control (“OFAC”), or similar lists maintained by the U.S. government, United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, or is Owned or Controlled by any entity or person so listed or (y) has participated in the past five (5) years in any transaction or other activities involving such designated person or entity, or any country that is or was during that period subject to economic sanctions administered by OFAC, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, except for such transactions or activities as were authorized under applicable Law.

(v)
No Other Representations. Except for the representations and warranties contained in this Clause 6.1 or in any certificates delivered by Fyffes in connection with the Completion pursuant to Condition 4(c), Chiquita acknowledges that neither Fyffes nor any Representative of Fyffes makes any other express or implied representation or warranty with respect to Fyffes or any of its Subsidiaries or with respect to any other information provided or made available to Chiquita in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Chiquita or to Chiquita’s Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

6.2	Chiquita Representations and Warranties

Except as fairly disclosed in the Chiquita SEC Documents filed or furnished with the SEC since January 1, 2011 and publicly available prior to the date hereof (but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or in the applicable section of the disclosure schedule delivered by Chiquita to Fyffes immediately prior to the execution of this Agreement (the “Chiquita Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Chiquita Disclosure Schedule shall be deemed a disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent), Chiquita and IrHoldco jointly and severally represent and warrant to Fyffes as follows:

(a)
Qualification, Organisation, Subsidiaries, etc. Each of Chiquita and its Subsidiaries and each of the Chiquita Merger Parties is a legal entity duly organised, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organisation and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organised, validly existing, qualified or, where relevant, in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Chiquita Material Adverse Effect. Chiquita has filed with the SEC, prior to the date of this Agreement, complete and accurate copies of the Third Restated Certificate of Incorporation of Chiquita (the “Chiquita Certificate of Incorporation”) and the Restated Bylaws of Chiquita (the “Chiquita Bylaws”) as amended to the date hereof. The Chiquita Certificate of Incorporation and the Chiquita Bylaws are in full force and effect. None of Chiquita or any of its Subsidiaries is in violation of its Organisational Documents in any material respect.

(i)
Subsidiaries. All the issued and outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of Chiquita have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by Chiquita free and clear of all Liens, other than Chiquita Permitted Liens.  Clause 6.2(a) of the Chiquita Disclosure Schedule contains a correct and complete list of all of Chiquita’s Material Subsidiaries, the ownership interest of Chiquita in each such Subsidiary and the ownership interest of any other Person or Persons in each such Subsidiary.

(ii)	Chiquita Merger Parties.

(A)
Since their respective dates of formation, none of the Chiquita Merger Parties have carried on any business or conducted any operations other than the execution of this Agreement, the performance of their obligations hereunder and thereunder and matters ancillary thereto.

(B)
The authorised share capital of IrHoldco consists of 100,000,000 ordinary shares, par value $0.01 per share, 100,000,000 ordinary shares, par value €0.01 per share and 40,000 deferred ordinary shares, par value €1.00 per share, of which 100 ordinary shares, par value €0.01 per share, are currently issued. All of the issued shares in IrHoldco have been validly issued, are fully paid and nonassessable and are owned directly by MFSD Nominees Limited, free and clear of any Lien. The authorised share capital of Delaware Sub consists of 1,000 common shares, par value $0.01 per share, of which 100 common shares are currently issued. All of the issued shares in Delaware Sub have been validly issued, are fully paid and nonassessable and are owned directly by IrHoldco free and clear of any Lien. The authorised capital stock of MergerSub consists of 1,000 common shares, par value $.01 per share, of which 100 common shares are currently issued. All of the issued shares in MergerSub have been validly issued, are fully paid and nonassessable and are owned directly by Delaware Sub free and clear of any Lien. All of the Share Consideration, when issued pursuant to the Combination and the Merger and this Agreement and delivered pursuant hereto will, at such time, be duly authorised, validly issued, fully paid and non-assessable and free of all Liens and pre-emptive rights.

(C)
Chiquita has made available to Fyffes, prior to the date of this Agreement, complete and accurate copies of the Memorandum and Articles of Association of IrHoldco (the “IrHoldco Memorandum and Articles of Association”) and the Organisational Documents of each of the other Chiquita Merger Parties (the “Other Chiquita Merger Party Organisational Documents”) as amended to the date hereof. The Chiquita Certificate of Incorporation, the Chiquita Bylaws the IrHoldco Memorandum and Articles of Association and the Other Chiquita Merger Party Organisational Documents are in full force and effect, IrHoldco is not in violation of the IrHoldco Memorandum and Articles of Association and the other Chiquita Merger Parties are not in violation of the Other Chiquita Merger Party Organisational Documents in any material respect.

(b)	Capital Stock.

(i)
The authorised capital stock of Chiquita consists of 150,000,000 Chiquita Shares and 20,000,000 shares of preferred stock, par value $.01 per share (“Chiquita Preferred Shares”), of which no Chiquita Preferred Shares have been designated as to series. As of the Capitalisation Date, (A) 46,892,044 Chiquita Shares were issued and outstanding, (B) no Chiquita Shares were held in treasury and (D) no Chiquita Preferred Shares were issued or outstanding. All the outstanding Chiquita Shares are, and all Chiquita Shares reserved for issuance as noted above shall be, when issued in accordance with the respective terms thereof, duly authorised, validly issued, fully paid and non-assessable and free of pre-emptive rights.

(ii)
Clause 6.2(b)(ii) of the Chiquita Disclosure Schedule contains a correct and complete list of each outstanding Chiquita Share Option and Chiquita Share Award under the Chiquita Share Plans as of the Capitalisation Date, including the holder, date of grant, term, number of Chiquita Shares subject thereto (at both target and maximum levels of performance, if applicable), the Chiquita Share Plan under which such Chiquita Share Option or Chiquita Share Award was granted and where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of the Agreement or consummation of the transactions contemplated by the Agreement or by change of position following consummation of the transactions contemplated by the Agreement.

(iii)
Except as set forth in Clause 6.2(b)(iii) of the Chiquita Disclosure Schedule, there are no outstanding pre-emptive or other outstanding rights.  Except as set forth in sub-clause (i) above, as of the date hereof: (A) Chiquita does not have any shares of capital stock issued or outstanding other than Chiquita Shares that have become outstanding after the Capitalisation Date, but were reserved for issuance as set forth in sub-clause (i) above, and (B) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, stock appreciation rights, redemption rights, repurchase rights, or other agreements or commitments relating to the issuance of capital stock to which Chiquita or any of Chiquita’s Subsidiaries is a party obligating Chiquita or any of Chiquita’s Subsidiaries to (I) issue, transfer or sell any shares of capital stock or other equity interests of Chiquita or any Subsidiary of Chiquita or securities convertible into or exchangeable for, or exercisable for, or giving any Person a right to subscribe for or acquire, such shares or equity interests (in each case other than to Chiquita or a wholly owned Subsidiary of Chiquita), and no securities or obligations evidencing such rights are authorised, issued or outstanding; (II) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; (III) redeem or otherwise acquire any such shares of capital stock or other equity interests; or (IV) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary that is not wholly owned.

(iv)
Neither Chiquita nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote, other than Chiquita’s 4.25% Convertible Senior Notes due 2016 (the “Chiquita Convertible Notes”)) with the Chiquita Shareholders on any matter.

(v)
There are no voting trusts or other agreements or understandings to which Chiquita or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Chiquita or any of its Subsidiaries.

(vi)
Chiquita has delivered or otherwise made available to Fyffes prior to the date of the Agreement true and complete copies of all Chiquita Share Plans covering the Chiquita Share Options and Chiquita Share Awards outstanding as of the date of the Agreement, the forms of all award agreements evidencing such Chiquita Share Options and, if applicable, Chiquita Share Awards (and any other award agreement to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply). Each (A) Chiquita Share Option and Chiquita Share Award was granted in compliance with all applicable Law and all of the terms and conditions of the Chiquita Share Plan pursuant to which it was issued, (B) Chiquita Share Option and, if applicable, Chiquita Share Award has an exercise price per Chiquita Share equal to or greater than the fair market value of a Chiquita Share as determined pursuant to the terms of the applicable Employee Share Plan on the date of such grant, (C) Chiquita Share Option and, if applicable, Chiquita Share Award has a grant date identical to the date on which the Chiquita Board or compensation committee actually awarded such Chiquita Share Option or, if applicable, Chiquita Share Award (D) Chiquita Share Option and Chiquita Share Award qualifies for the Tax and accounting treatment afforded to such award in Chiquita’s Tax Returns and all Chiquita Documents, respectively, and (E) to the extent applicable, Chiquita Share Option and Chiquita Share Award does not trigger any liability for the holder thereof under

Section 409A of the Code or similar provision in any other tax jurisdiction.

(c)	Corporate Authority Relative to this Agreement; No Violation.

(i)
Chiquita and each Chiquita Merger Party has all requisite corporate power and authority to enter into this Agreement and, with respect to Chiquita, the Expenses Reimbursement Agreement and, subject (in the case of this Agreement) to receipt of the Chiquita Shareholder Approval (and, in the case of the IrHoldco Distributable Reserves Creation, to approval of the Fyffes Distributable Reserves Resolution by the Fyffes Shareholders and the Chiquita Distributable Reserves Resolution by the Chiquita Shareholders and to receipt of the required approval by the High Court), to consummate the transactions contemplated hereby and thereby, including the Combination and the Merger, as applicable. The execution and delivery of this Agreement and the Expenses Reimbursement Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorised by the Chiquita Board and (in the case of this Agreement) the board of directors of each Chiquita Merger Party and, except for (A) the Chiquita Shareholder Approval, (B) the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey and (C) the filing of the required documents in connection with the Scheme with, and to receipt of the required approval of the Scheme by, the High Court, no other corporate proceedings on the part of Chiquita or any Chiquita Merger Party are necessary to authorise the consummation of the transactions contemplated hereby. On or prior to the date hereof, the Chiquita Board has determined that the transactions contemplated by this Agreement are fair to and in the best interests of Chiquita and the Chiquita Shareholders and has adopted a resolution to make the Chiquita Recommendation. This Agreement has been duly and validly executed and delivered by Chiquita and each Chiquita Merger Party and, assuming this Agreement constitutes the valid and binding agreement of Fyffes, constitutes the valid and binding agreement of Chiquita and each Chiquita Merger Party, enforceable against Chiquita and each Chiquita Merger Party in accordance with its terms.

(ii)	Other than in connection with or in compliance with (A) the provisions of the Companies Acts, (B) the Takeover Panel Act and the Takeover Rules, (C) the Securities Act, (D) the Exchange Act,

(E) the HSR Act, (F) any applicable requirements under the EC Merger Regulation, (G) any applicable requirements of other Antitrust Laws, (H) the requirement to file a certificate of merger with the Department of Treasury of the State of New Jersey, (I) any applicable requirements of the NYSE and (J) the Clearances set forth on Clause 6.2(c)(ii) of the Chiquita Disclosure Schedule, no authorisation, consent or approval of, or filing with, any Relevant Authority is necessary, under applicable Law, for the consummation by Chiquita and each Chiquita Merger Party of the transactions contemplated by this Agreement, except for such authorisations, consents, approvals or filings (I) that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect or (II) as may arise as a result of facts or circumstances relating to Fyffes or its Affiliates or Laws or contracts binding on Fyffes or its Affiliates.

(iii)
The execution and delivery by Chiquita and each Chiquita Merger Party of this Agreement and (in the case of Chiquita) the Expenses Reimbursement Agreement do not, and, except as described in Clause 6.2(c)(ii), the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (A) result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation or acceleration of any Contract (other than (i) the Chiquita Credit Agreement and (ii) the Chiquita Convertible Notes) binding upon Chiquita or any of Chiquita’s Subsidiaries or result in the creation of any Liens upon any of the properties, rights or assets of Chiquita or any of Chiquita’s Subsidiaries, other than Chiquita Permitted Liens, (B) conflict with or result in any violation of any provision of the Organisational Documents of Chiquita or any of Chiquita’s Subsidiaries or the Chiquita Merger Parties or (C) conflict with or violate any Laws applicable to Chiquita or any of Chiquita’s Subsidiaries or any of their respective properties or assets, other than, (I) in the case of sub-clauses (A), (B) (with respect to Subsidiaries that are not Significant Subsidiaries or Chiquita Merger Parties) and (C), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect and (II) as may arise as a result of facts or circumstances relating to Fyffes or its Affiliates or Laws or contracts binding on Fyffes or its Affiliates.

(d)	Reports and Financial Statements.

(i)
From December 31, 2012 through the date of this Agreement, Chiquita has filed or furnished all forms, documents and reports (including exhibits and other information incorporated therein) required to be filed or furnished prior to the date hereof by it with the SEC (the “Chiquita SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Chiquita SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Chiquita SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made not misleading.

(ii)
The consolidated financial statements (including all related notes and schedules) of Chiquita included in the Chiquita SEC Documents when filed complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing and fairly present in all material respects the consolidated financial position of Chiquita and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with US GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(e)
Internal Controls and Procedures. Chiquita has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Chiquita’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Chiquita in the reports that it files or furnishes under the

Exchange Act is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Chiquita’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(f)
No Undisclosed Liabilities. Except (i) as disclosed, reflected or reserved against in Chiquita’s consolidated balance sheet (or the notes thereto) as of December 31, 2013 included in the Chiquita SEC Documents filed or furnished on or prior to the date hereof, (ii) for liabilities incurred in the ordinary course of business since December 31, 2013, (iii) as expressly permitted or contemplated by this Agreement and (iv) for liabilities which have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither Chiquita nor any Subsidiary of Chiquita has any liabilities of any nature, whether or not accrued, contingent or otherwise, that would be required by US GAAP to be reflected on a consolidated balance sheet of Chiquita and its consolidated Subsidiaries (or in the notes thereto), other than those which, individually or in the aggregate, would not reasonably be expected to have a Chiquita Material Adverse Effect.  Chiquita is not a party to any off balance sheet arrangements.

(g)	Compliance with Law; Permits.

(i)
Chiquita and each of Chiquita’s Subsidiaries are in compliance with and are not in default under or in violation of any Laws, applicable to Chiquita, such Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(ii)
Chiquita and Chiquita’s Subsidiaries are in possession of all franchises, grants, authorisations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Relevant Authority necessary for Chiquita and Chiquita’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Chiquita Permits”), except where the failure to have any of the Chiquita Permits would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect. All Chiquita Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(iii)
Notwithstanding anything contained in this Clause 6.2(g), no representation or warranty shall be deemed to be made in this Clause 6.2(g) in respect of the matters referenced in Clause 6.2(d) or 6.2(e), or in respect of environmental, Tax, employee benefits or labour Laws matters.

(h)	Environmental Laws and Regulations.

(i)
Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, to the knowledge of Chiquita: (i) each of Chiquita and its Subsidiaries (A) is and has been in compliance with applicable Environmental Laws and (B) holds and is and has been in compliance with all Environmental Permits; (ii) all Environmental Permits were validly issued and are in full force and effect, and all applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Environmental Permits; and (iii) all Environmental Permits are expected to be issued or reissued on a timely basis on such terms and conditions as are reasonably expected to enable Chiquita and its Subsidiaries to continue to conduct their operations in a manner substantially similar to the manner in which such operations are presently conducted.

(ii)
To the knowledge of Chiquita, neither Chiquita nor any of its Subsidiaries has been or is the subject of any Environmental Claim, and no Environmental Claim is pending or, to the knowledge of Chiquita, threatened against Chiquita or any of its Subsidiaries or against any Person whose liability for the Environmental Claim was or may have been retained or assumed by Contract or by operation of Law or pursuant to any Order by Chiquita or any of its Subsidiaries, except for any such Environmental Claims that have not had and would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(iii)
To the knowledge of Chiquita, no Hazardous Materials are present at, on, under or emanating from any properties or facilities currently leased, operated or used or previously owned, leased, operated or used, in circumstances that would reasonably be expected to form the basis for a material Environmental Claim against, or a requirement for investigation or remediation pursuant to applicable Environmental Law by, Chiquita or any of its Subsidiaries.

(iv)
To the knowledge of Chiquita, neither Chiquita nor any of its Subsidiaries has Released, disposed of, or arranged to dispose of, any Hazardous Materials in a manner, or to a location, that would reasonably be expected to result in a material Environmental Claim.

(v)
To the knowledge of Chiquita, no material Lien imposed by any Governmental Entity having jurisdiction pursuant to any Environmental Law is currently outstanding as to any assets owned, leased or operated by Chiquita or any of its Subsidiaries.

(vi)
To the knowledge of Chiquita, Chiquita has provided Fyffes with copies of all material written environmental, health or safety assessments, audits, investigations, and sampling, monitoring, remediation reports and similar documents in Chiquita’s possession or, within its control, which were prepared within three years prior to the date hereof or to the knowledge of Chiquita, prior thereto, including any material documents relating to the Release or presence of, or exposure to, any Hazardous Materials.

(i)	Employee Benefit Plans.

(i)
Clause 6.2(i)(i) of the Chiquita Disclosure Schedule sets forth a true and complete list of the material Chiquita Benefit Plans, separately identifying each material Chiquita Benefit Plan that is maintained primarily for the benefit of Chiquita Employees outside of the United States (each, an “International Chiquita Benefit Plan”), it being agreed that individual agreements or arrangements with Chiquita Employees who are not Material Employees of Chiquita shall not be treated as material for purposes of this Clause 6.2(i)(i).  True and complete copies of all material Chiquita Benefit Plans listed in Clause 6.2(i)(i) of the Chiquita Disclosure Schedule, and all material related documents, have been provided to Fyffes prior to the date of the Agreement.

(ii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Chiquita Material Adverse Effect, (A) each of the Chiquita Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; no Chiquita Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; no Chiquita Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Chiquita or its Subsidiaries beyond their retirement or other termination of service, other than (I) coverage mandated by applicable Law or (II) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); no liability under Title IV of ERISA has been incurred by Chiquita, its Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and no condition exists that presents a risk to Chiquita, its Subsidiaries or any of their ERISA Affiliates of incurring a liability thereunder; (B) no Chiquita Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (C) all contributions or other amounts payable by Chiquita or its Subsidiaries as of the Effective Time pursuant to each Chiquita Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with US GAAP; (D) there are no pending, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Chiquita Benefit Plans or any trusts related thereto; (E) no International Chiquita Benefit Plan which is a defined benefit occupational pension scheme within the meaning of the Pensions Act is underfunded and the operation thereof by the trustees thereof prior to the date of this Agreement would not, to the knowledge of Chiquita, give rise to a material liability for Chiquita; (F) the terms by which any participating employer has, at any time, adhered to any International Chiquita Benefit Plan which is a defined benefit or defined contribution pension scheme would not to the knowledge of Chiquita, give rise to a liability for Chiquita otherwise than in accordance with the standard terms of such International Chiquita Benefit Plan as provided for in the governing documentation of such International Chiquita Benefit Plan which are set out in the Chiquita Disclosure Schedule; (G) no participating employer has, at any time, entered into any deed of cessation or analogous document in respect of any International Chiquita Benefit Plan, which is a defined benefit or defined contribution pension scheme would to the knowledge of Chiquita, give rise to a liability for Chiquita; and (H) there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Chiquita Benefit Plans or any trusts related thereto.

(iii)
Except as would not, individually or in the aggregate, reasonably be expected to have a Chiquita Material Adverse Effect, each of the Chiquita Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code (A) is so qualified, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan, and (B) has received a favourable determination letter or opinion letter as to its qualification. Each such favourable determination letter has been provided or made available to Fyffes.

(iv)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any employee of the Chiquita Group, (B) increase any benefits otherwise payable under any Chiquita Benefit Plan or (C) result in any acceleration of the time of payment, funding or vesting of any such benefits.

(v)	No participant or other consent is required to be obtained in order to effect the treatment of Chiquita Share Options and Chiquita Share Awards set forth in Clause 4.5.

(j)
Absence of Certain Changes or Events. From December 31, 2013 through the date of this Agreement, other than the transactions contemplated by this Agreement, the businesses of Chiquita and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business. Since December 31, 2013, there has not been any change, circumstance, development, effect, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.  From December 31, 2013 through the date of this Agreement, neither Chiquita nor any of its Subsidiaries has taken any action that would constitute a breach of Clause 5.2(b)(i), (x), (xi), (xii) or (xvii) had such action been taken after the execution of this Agreement.

(k)
Investigations; Litigation. (i) There is no investigation or review pending (or, to the knowledge of Chiquita, threatened) by any Relevant Authority with respect to Chiquita or any of Chiquita’s Subsidiaries or any of their respective properties, rights or assets, and (ii) there are no claims, actions, suits or proceedings pending (or, to the knowledge of Chiquita, threatened) against Chiquita or any of Chiquita’s Subsidiaries or any of their respective properties, rights or assets before, and there are no orders, judgments or decrees of, any Relevant Authority, which, in the case of sub-clause (i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(l)
Information Supplied. The information relating to Chiquita, its Subsidiaries and the Chiquita Merger Parties to be contained in the Joint Proxy Statement and the Form S-4 will not, on the date the Joint Proxy Statement (and any amendment or supplement thereto) is first mailed to Chiquita Shareholders and at the time the Form S-4 is declared effective (and any amendment or supplement thereto) or at the time of the Chiquita Shareholders Meeting, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Joint Proxy Statement and the Form S-4 (other than the portions thereof relating solely to the Court Meeting or the EGM) will comply in all material respects as to form with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. The parts of the Scheme Document for which the Chiquita Directors are responsible under the Takeover Rules and any related filings for which the Chiquita Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act. Notwithstanding the foregoing provisions of this Clause 6.2(l), no representation or warranty is made by Chiquita with respect to information or statements made or incorporated by reference in the Joint Proxy Statement and the Form S-4 which were not supplied by or on behalf of Chiquita.

(m)	Tax Matters.

Except as would not, individually or in the aggregate, reasonably be expected to have a Chiquita Material Adverse Effect:

(i)
all Tax Returns that are required to be filed by or with respect to Chiquita or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, correct and complete;

(ii)
Chiquita and its Subsidiaries have paid all Taxes required to be paid by any of them, including any Taxes required to be withheld from amounts owing to any employee, creditor, or third party, except with respect to matters for which adequate reserves have been established in accordance with US GAAP in the most recent Chiquita annual financial statement, as adjusted for operations in the ordinary course of business since the last date which is covered by such statement;

(iii)	there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy with respect to any Taxes or Tax Return of Chiquita or any of its Subsidiaries;

(iv)
the Tax Returns of Chiquita and each of its Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitations for the assessment of income Taxes for such periods have expired) for all periods through and including 2012, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid or accrued as a liability on the most recent Chiquita annual financial statement;

(v)	neither Chiquita nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(vi)
all Taxes due and payable by Chiquita or any of its Subsidiaries have been adequately provided for, in accordance with US GAAP, in the financial statements of Chiquita and its Subsidiaries for all periods ending on or before the date hereof;

(vii)
neither Chiquita nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. law) in the two years prior to the date of this Agreement;

(viii)
none of Chiquita or any of its Subsidiaries has any liability for Taxes of any Person (other than Chiquita or any of its Subsidiaries) under U.S. Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as transferee or successor, by contract or otherwise;

(ix)	there are no liens for Taxes upon any property or assets of Chiquita or any of its Subsidiaries, except for Chiquita Permitted Liens; and

(x)	no private letter rulings, technical advice memoranda, or similar agreements or rulings have been entered into or issued by any Tax

Authority with respect to Chiquita or any of its Subsidiaries for any taxable year for which the statute of limitations has not yet expired.

(n)	Labour Matters.

(i)
Except as set forth in Clause 6.2(n)(i) of the Chiquita Disclosure Schedule, as of the date hereof, no member of the Chiquita Group is a party to, or bound by, any collective bargaining agreement, contract or other agreement or binding understanding with a labour union or labour organisation. No member of the Chiquita Group is subject to a labour dispute, strike or work stoppage except as would not have, individually or in the aggregate, a Chiquita Material Adverse Effect. To the knowledge of Chiquita, there are no organisational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Chiquita Group, except for those the formation of which would not have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(ii)
Except as set forth in Clause 6.2(n)(ii) of the Chiquita Disclosure Schedule, the transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labour organisations with respect to employees of the Chiquita Group, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(o)
Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, either Chiquita or a Subsidiary of Chiquita owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property used in their respective businesses as currently conducted. There are no pending or, to the knowledge of Chiquita, threatened written claims by any person alleging infringement by Chiquita or its Subsidiaries for their use of any Intellectual Property in their respective businesses as currently conducted that would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, the conduct of the businesses of Chiquita and its Subsidiaries does not infringe upon any Intellectual Property rights or any other proprietary right of any person. As of the date hereof, neither Chiquita nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, and to the knowledge of Chiquita and its Subsidiaries, no third party is infringing upon the Intellectual Property used in their respective businesses which violation or infringement would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(p)	Real Property.

(i)
With respect to the real property owned by Chiquita or any Subsidiary as of the date hereof (such property collectively, the “Chiquita Owned Real Property”), except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, either Chiquita or a Subsidiary of Chiquita has good and marketable fee title to such Chiquita Owned Real Property, free and clear of all Liens, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due and payable, being contested in good faith or for which adequate accruals or reserves have been established in accordance with US GAAP, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business if the underlying obligations (1) are not yet due and payable or (2) are being contested in good faith by appropriate proceedings, (C) Liens securing property level indebtedness which is disclosed on the most recent consolidated balance sheet of Chiquita or notes thereto or securing liabilities reflected on such balance sheet, (D) Liens arising under equipment leases with third parties entered into in the ordinary course of business or (E) which are non-monetary, incurred in the ordinary course of business and would not reasonably be expected to materially impair the continued use of the applicable property for the purposes for which the property is currently being used (any such Lien described in any of sub-clauses (A) through (E), a “Chiquita Permitted Lien”). As of the date hereof, neither Chiquita nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Chiquita there is no threatened, condemnation proceeding with respect to any Chiquita Owned Real Property, except proceedings which would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(ii)	The parcels constituting the Chiquita Owned Real Property are assessed separately from all other property not constituting Chiquita Owned Real Property.

(iii)
Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, (A) each lease, sublease and other agreement (“Chiquita Lease”) under which Chiquita or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property at which the operations of Chiquita and its Subsidiaries are conducted as of the date hereof (the “Chiquita Leased Real Property”), is valid, binding and in full force and effect, and (B) there is no material default under any Chiquita Lease and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Chiquita or any of its Subsidiaries or, to the knowledge of Chiquita, the landlord thereunder . Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, Chiquita and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of any lease, sublease or other agreement applicable thereto, in each parcel of Chiquita Leased Real Property, free and clear of all Liens, except for Chiquita Permitted Liens. As of the date hereof, neither Chiquita nor any of its Subsidiaries (1) has received written notice from any lessor under any Chiquita Lease that such lessor intends to terminate such Chiquita Lease, or (2) has received notice of any pending, and, to the knowledge of Chiquita, there is no threatened, condemnation proceeding with respect to any Chiquita Leased Real Property, except such proceeding which would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(iv)
True, correct, and complete copies of all material leases, subleases, or other agreement under which Chiquita or any of its Subsidiaries uses or occupies or has the right to use or occupy any Chiquita Leased Real Property have been made available to Fyffes.

(v)	Chiquita Owned Real Property and Chiquita Leased Real Property includes all of the real property necessary for the conduct of the business of Chiquita and its Subsidiaries as currently conducted,

(vi)
Except as would not reasonably be expected to have, individually or in the aggregate, a material effect on the operations of Chiquita, the Chiquita Owned Real Property and Chiquita Leased Real Property (A) are, in each case, in working order sufficient for the conduct of the business of Chiquita and its Subsidiaries as currently conducted, (B) are, in each case, supplied with utilities and other services adequate for the operation of said Chiquita Owned Real Property or Chiquita Leased Real Property, (C) has, in each case, unlimited access to and from publicly dedicated streets, and (D) are not subject to any outstanding options to purchase, rights of first refusal or similar rights in favor of any Person.

(vii)
Neither Chiquita nor any of its Subsidiaries has granted to any Person (other than Chiquita or its Subsidiaries) the right of use or occupancy of any portion of any material Chiquita Owned Real Property or material Chiquita Leased Real Property, other than as set forth on Clause 6.2(p)(vii) of the Chiquita Disclosure Schedule, which use or occupancy does not interfere in any material respect with the ordinary conduct of business of Chiquita or its Subsidiaries at the Chiquita Owned Real property affected thereby.

(viii)
Clause 6.2(p)(viii) of the Chiquita Disclosure Schedule contains a true and complete list of all material Chiquita Owned Real Property and material Chiquita Leased Real Property (and (A) for each material Chiquita Owned Real Property, the location, street address, and name of the fee owner, and (B) for each material Chiquita Leased Real Property, the location, street address, and the names of the parties thereto).

(q)
Opinion of Financial Advisor. The Chiquita Board has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be paid to the Chiquita Shareholders (other than Fyffes and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.  The Chiquita Board has also received the opinion of Wells Fargo Securities, LLC, as of the date of the meeting of the Chiquita Board at which the Chiquita Board approved this Agreement, to the effect that, as of such date and subject to the assumptions, qualifications,  limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the Chiquita Shareholders (other than Fyffes and its Affiliates) pursuant to the Merger is fair, from a financial point of view, to such holders.

(r)
Required Vote of Chiquita Shareholders. The Chiquita Shareholder Approval is the only vote of holders of securities of Chiquita which is required to consummate the transactions contemplated hereby (other than, in the case of the IrHoldco Distributable Reserves Creation, the approval of the Chiquita Distributable Reserves Resolution by the Chiquita Shareholders).

(s)	Material Contracts.

(i)
Clause 6.2(s)(i) of the Chiquita Disclosure Schedule identifies each Chiquita Material Contract that is in effect as of the date hereof.  True, correct and complete copies of each have been made available to Fyffes other than to the extent that confidentiality restrictions, Laws (in particular Antitrust Laws) or other obligations applicable to Chiquita restrict the ability of Chiquita to provide copies of Chiquita Material Contracts to Fyffes.  For purposes of this Agreement, “Chiquita Material Contracts” mean each of the following contracts to which Chiquita or any of its Subsidiaries is a party or to which any of them is bound:

(A)	any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K);

(B)
any Contract that, in any material respect, limits the ability of Chiquita or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts, in any material respect, the right of Chiquita and its Subsidiaries to sell to or purchase from any Person;

(C)
any Contract pursuant to which Chiquita or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other similar contingent payment obligations, in each case that could result in payments in excess of $1,000,000, other than for indemnification and guarantee agreements entered into in the ordinary course of business;

(D)	any Contract with any Governmental Entity other than Contracts involving the sale of products or services;

(E)
any Contract pursuant to which Chiquita or any of its Subsidiaries grants to or receives from any Person any material rights or interests in or to any Intellectual Property (other than Contracts for generally commercially available computer software or grants in the ordinary course of business in a manner consistent with past practice);

(F)	any customer Contract providing for “most favored nation” pricing; or

(G)	any Contract governing indebtedness for borrowed money.

(ii)
To the knowledge of Chiquita, neither Chiquita nor any Subsidiary of Chiquita is in breach of or default under the terms of any Chiquita Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect. To the knowledge of Chiquita, as of the date hereof, no other party to any Chiquita Material Contract is in breach of or default under the terms of any Chiquita Material Contract where such breach or default would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect. No agreement governing joint ventures of Chiquita or any of its Subsidiaries contains terms which would reasonably be expected to impair in any material respect (x) the ability of Chiquita and its Affiliates to conduct their business as currently conducted or (y) the ability of the parties to realize the anticipated benefits of the transactions contemplated hereby. Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, each Chiquita Material Contract is a valid and binding obligation of Chiquita or the Subsidiary of Chiquita which is party thereto and, to the knowledge of Chiquita, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganisation, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(t)
Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect, as of the date hereof, to the knowledge of Chiquita (i) all current, material insurance policies and contracts of Chiquita and its Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (ii) all premiums due thereunder have been paid. Neither Chiquita nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material third party insurance policies or contracts (other than in connection with normal renewals of any such insurance policies or contracts) where such cancellation or termination would reasonably be expected to have, individually or in the aggregate, a Chiquita Material Adverse Effect.

(u)
Finders or Brokers. Except for Goldman, Sachs & Co. and Wells Fargo Securities, LLC, neither Chiquita nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Combination or the Merger.

(v)	Anti-Corruption.

(i)
To the knowledge of Chiquita, none of Chiquita or its Subsidiaries nor any of their respective Representatives, has in the past five (5) years, directly or indirectly, made or authorized any offer, gift, payment or promise of, any money or anything else of value, or provided any benefit, (i) to (x) any Government Official or (y) any company, business or other entity Owned or Controlled, directly or indirectly by any person described in the foregoing clause (x), for the purpose of influencing any act or decision of that Person, securing any improper advantage, or inducing that Person to use his or her influence with a Government Official or a Relevant Authority to influence any act or decision of any Government Official or Relevant Authority, whether or not lawful, or (ii) to any officer, employee, agent, or representative of another company or organization, without that company’s or organization’s knowledge and consent, with the intent to influence improperly the recipient’s action with respect to his or her company’s business, or to gain a commercial benefit to the detriment of the recipient’s company or organization, or to induce the recipient to violate a duty of loyalty to his employer. or  which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. To the knowledge of Chiquita, Chiquita and its Subsidiaries are and at all times in the past five years (to the extent applicable) have been in compliance with the Bribery Act and all other Bribery Legislation, including all Laws enacted to implement the Organization For Economic Co–operation and Development Convention on

Combating Bribery of Foreign Public Officials in International Business Transactions.

(ii)
To the knowledge of Chiquita, Chiquita and its Subsidiaries are, and for the past five (5) years have been, (to the extent applicable) in compliance, in all material respects, with the Trade Controls Laws. To the knowledge of Chiquita, none of Chiquita or its Subsidiaries nor any of their officers, directors or agents acting on behalf of such party (x) has been or is designated on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, or similar lists maintained by the U.S. government, United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, or is Owned or Controlled by any entity or person so listed or (y) has participated in the past five (5) years in any transaction or other activities involving such designated person or entity, or any country that is or was during that period subject to economic sanctions administered by OFAC, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, except for such transactions or activities as were authorized under applicable Law.

(w)
No Other Representations. Except for the representations and warranties contained in this Clause 6.2 or in any certificates delivered by Chiquita in connection with the Completion pursuant to Condition 5(c), Fyffes acknowledges that neither Chiquita nor any Representative of Chiquita makes any other express or implied representation or warranty with respect to Chiquita or any of its Subsidiaries or with respect to any other information provided or made available to Fyffes in connection with the transactions contemplated by this Agreement, including any information, documents, projections, forecasts or other material made available to Fyffes or to Fyffes’ Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1	Investigation

(a)
Each of Fyffes and Chiquita shall afford the other Party and such other Party’s Representatives reasonable access during normal business hours, throughout the period from the release of the Rule 2.5 Announcement until the earlier of the Effective Time and the date, if any, on which the Agreement is terminated pursuant to Clause 9, to its and its Subsidiaries’

properties, employees, contracts, commitments, books and records, financial and operating data, any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws for purposes of integration planning and/or effecting the Combination or the Merger. Notwithstanding the foregoing, neither Fyffes nor Chiquita shall be required to afford such access if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries, would cause a violation of any agreement to which such Party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such Party or any of its Subsidiaries or would constitute a violation of any applicable Law (including Antitrust Laws) (provided that the withholding Party shall use its reasonable endeavours to cause such information to be provided in a manner that would not result in such violation or loss of privilege). If any material is withheld by a Party pursuant to the preceding sentence, such Party shall (subject to the preceding sentence) inform the other Party as to the general nature of what is being withheld. No investigation pursuant to this Clause 7.1(a) shall affect or be deemed to modify any representation or warranty made by either Party herein or any of the Conditions hereunder.

(b)
The Parties hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be Evaluation Materials, as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement.

7.2	Consents and Regulatory Approvals

(a)	The terms of the Combination at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document, to the extent required by applicable Law.

(b)
Subject to the terms and conditions hereof, the Parties each agree to use all reasonable endeavours to achieve satisfaction of the Conditions as promptly as reasonably practicable following the publication of the Scheme Document and in any event no later than the End Date.

(c)	Subject to the terms and conditions hereof, Fyffes, Chiquita and each Chiquita Merger Party shall use all reasonable endeavours to:

(i)
take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including the Combination and the Merger) as promptly as practicable;

(ii)
as promptly as reasonably practicable, obtain from, make with or provide to any Relevant Authority any Clearances required to be obtained as described in Condition 3 of Appendix A, made or provided by Fyffes or Chiquita or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Combination and the Merger);

(iii)
as promptly as reasonably practicable, make all filings, and thereafter make any other required or appropriate submissions, that are required or reasonably necessary to consummate the transactions contemplated by this Agreement (including the Combination and the Merger), including (A) under the HSR Act (it being agreed that the Parties shall make their respective filings under the HSR Act no later than 15 Business Days after the date hereof), (B) under the EC Merger Regulation, (C) under any other Antitrust Laws or foreign investment Laws, (D) under the Takeover Rules and the Act or (E) as required by the High Court; and

(iv)
as promptly as reasonably practicable, take reasonable actions to obtain from, make with or provide to any third party any Clearances required to be obtained, made or provided by Fyffes or Chiquita or any of their respective Subsidiaries in connection with the consummation of the transactions contemplated hereby (including the Combination and the Merger);

provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall Fyffes or Chiquita or any of their respective Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration (other than fees payable to competition authorities or other Relevant Authority or the payment of the costs and expenses of professional advisers) to any third party for any Clearance required in connection with the consummation of the transactions contemplated by this Agreement (including the Combination and the Merger) under any contract or agreement.

(d)
Subject to the terms and conditions hereof, including Clause 7.2(h), each of the Parties agrees, and shall cause each of their respective Subsidiaries, to cooperate and to use all reasonable endeavours to (i) obtain any Clearances required in connection with the consummation of the transactions contemplated hereby (including the Combination and the Merger) under the HSR Act, the EC Merger Regulation and any other applicable merger control legislation or federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolisation or restraint of trade (collectively, “Antitrust Laws”), and (ii) respond to any reasonable requests of any Relevant Authority for information or documentary material under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decision, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Combination or the Merger or any other transactions contemplated by this Agreement under any Antitrust Law (an “Antitrust Order”), provided that, notwithstanding anything to the contrary contained in this Agreement, Chiquita shall, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Fyffes is not constrained from complying with applicable Law), other than for filings in the EMEA region, including the EEA, with respect to which Fyffes shall, unless otherwise agreed, on behalf of the Parties, control and lead all communications and strategy relating to the Antitrust Laws (provided that Chiquita is not constrained from complying with applicable Law).  The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(e)
Subject to the proviso in Clause 7.2(d), Chiquita and Fyffes shall (i) promptly advise each other of (and Chiquita or Fyffes shall so advise with respect to communications received by any Subsidiary of Chiquita or Fyffes, as the case may be) any written or oral communication from any Relevant Authority or third party whose Clearance is required or reasonably necessary in connection with the consummation of the transactions contemplated by this Agreement (including the Combination and the Merger); (ii) not participate in any meeting or discussion with any Relevant Authority in respect of any filing, investigation, or enquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, unless prohibited by such Relevant Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Relevant Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of Fyffes or Chiquita or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Chiquita shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Fyffes, which consent shall not be unreasonably withheld, conditioned or delayed and Fyffes shall not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Relevant Authority without the consent of Chiquita, which consent shall not be unreasonably withheld, conditioned or delayed. With respect to any notice, documentation or other communication required to be given by either Party to the other Party pursuant to this Clause 7.2(e), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable Law.

(f)
Each Party will provide as promptly as practicable such information and documentary material as may be requested by a Relevant Authority following any such filing or notification and shall negotiate with any Relevant Authority in relation to any undertakings, orders, agreements or commitments which any such Relevant Authority requires to facilitate the Combination and the Merger.

(g)
In the event that the latest date on which the High Court and/or the Panel would permit Completion to occur is prior to the date that is one year after the date of this Agreement, the Parties shall use all reasonable endeavours to obtain consent of the High Court and/or the Panel, as applicable, to an extension of such latest date (but not beyond the date that is one year after the date of this Agreement). If (i) the High Court, the Takeover Rules and/or the Panel require the lapsing of the Scheme prior to the date that is one year after the date of this Agreement, (ii) Condition 1 fails to be satisfied or (iii) the Scheme lapses pursuant to paragraph 7 of Annex I to the Rule 2.5 Announcement as a result of the Scheme failing to have become effective on or prior to the date that is one year after the date of this Agreement, the Parties shall (unless and until this Agreement is terminated pursuant to Clause 9) take all actions required in order to re-initiate the Scheme process as promptly as reasonably practicable (it being understood that no such lapsing described in sub-clause (i), (ii), (iii) or (iv) shall, in and of itself, result in a termination of, or otherwise affect any rights or obligations of any Party under, this Agreement).

(h)
In furtherance and not in limitation of the other covenants contained in this Clause 7.2, Chiquita and Fyffes agree to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve such objections, if any, that a Relevant Authority may assert under any Antitrust Law with respect to the Combination or the Merger, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Relevant Authority with respect to the Combination or the Merger, in each case, so as to enable the Completion to occur as promptly as practicable and in any event no later than the End Date, in each case as may be required in order to obtain all Clearances required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit the Combination or the Merger under any Antitrust Law, or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit the Combination or the Merger or delay Completion beyond the End Date. To assist the Parties in complying with their respective obligations set forth in this Clause 7.2, each of Chiquita and Fyffes shall, and shall cause its Subsidiaries to, enter into one or more agreements required by the Relevant Authority to be entered into by any of them prior to the Completion with respect to any transaction to divest, hold separate or otherwise take any action that limits Chiquita’s, Fyffes’, its Subsidiaries’, or, following consummation of the Combination and the Merger, IrHoldco’s, conduct of business or freedom of action, ownership or control with respect to, or their ability to retain or hold, directly or indirectly, any of the businesses, assets, equity interests or properties of Chiquita, Fyffes or any of its Subsidiaries or any equity or other interest in any joint venture held by Chiquita, Fyffes or any of its Subsidiaries (each, a “Divestiture Action”); provided, however, that the consummation of the transactions provided for in any such agreement for a Divestiture Action shall be conditioned upon the Completion. Notwithstanding anything in this Agreement to the contrary, nothing in this Clause 7.2 shall require, or be deemed to require, Chiquita or Fyffes (or any of their respective Subsidiaries) to (and Chiquita and Fyffes shall not, and shall cause their respective Subsidiaries not to, without the prior written consent of the other Party) take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries) or, following consummation of the Combination and the Merger, IrHoldco’s, business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on (i) IrHoldco and its Subsidiaries, taken as a whole (following consummation of the Combination and the Merger) or (ii) the benefits anticipated to be realized from the transactions contemplated hereby (a “Burdensome Condition”).

7.3	Directors’ and Officers’ Indemnification and Insurance

(a)
IrHoldco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Fyffes or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Fyffes or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Effective Time, IrHoldco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Fyffes and its Subsidiaries or in any agreement to which Fyffes or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Effective Time were directors, officers or employees of Fyffes or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit proceeding or investigation is pending, asserted or made either prior to the Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(a) in respect thereof shall continue until disposition thereof. From and after the Effective Time, IrHoldco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Fyffes and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(b)
IrHoldco agrees that all rights to indemnification, advancement of expenses or exculpation (including all limitations on personal liability) existing as of the date of this Agreement in favour of each present and former director, officer or employee of Chiquita or any of its Subsidiaries provided for in their respective Organisational Documents or in any agreement to which Chiquita or any of its Subsidiaries is a party in respect of actions or omissions occurring at or prior to the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement) shall survive the consummation of the Scheme and shall continue in full force and effect in accordance with their terms. For a period of six (6) years after the Merger Effective Time, IrHoldco shall maintain in effect the provisions for indemnification, advancement of expenses or exculpation in the Organisational Documents of Chiquita and its Subsidiaries or in any agreement to which Chiquita or any of its Subsidiaries is a party and shall not amend, repeal or otherwise modify such provisions in any manner that would adversely affect the rights thereunder of any individuals who at any time prior to the Merger Effective Time were directors, officers or employees of Chiquita or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement); provided, however, that in the event any claim, action, suit, proceeding or investigation is pending, asserted or made either prior to the Merger Effective Time or within such six year period, all rights to indemnification, advancement of expenses or exculpation required to be continued pursuant to this Clause 7.3(b) in respect thereof shall continue until disposition thereof. From and after the Effective Time, IrHoldco shall assume, be jointly and severally liable for, and honour and guaranty, and shall cause Chiquita and its Subsidiaries to honour, in accordance with their respective terms, each of the covenants contained in this Clause 7.3 without limit as to time.

(c)
At and after the Effective Time, each of IrHoldco and Fyffes shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Fyffes or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fyffes or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Fyffes Indemnified Party” and, collectively, the “Fyffes Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Fyffes Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Fyffes or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Fyffes or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Effective Time (including actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement).

(d)
At and after the Merger Effective Time, each of IrHoldco and Chiquita shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director, officer or employee of Chiquita or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Chiquita or any of its Subsidiaries (each, together with his or her respective heirs and representatives, a “Chiquita Indemnified Party” and, collectively, the “Chiquita Indemnified Parties” and, collectively with the Fyffes Indemnified Parties, the “Indemnified Parties”) against all costs and expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Chiquita Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any actual or threatened claim, action, suit, proceeding or investigation (whether arising before, at or after the Merger Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in such person’s capacity as a director, officer or employee of Chiquita or any of its Subsidiaries or as a director, officer, member, trustee or fiduciary of another company, joint venture, trust or other enterprise if such service was at the request or for the benefit of Chiquita or any of its Subsidiaries, in each case occurring or alleged to have occurred at or before the Merger Effective Time (including actions or omissions occurring at or prior to the Merger Effective Time arising out of the transactions contemplated by this Agreement).

(e)
For a period of six (6) years from the Effective Time, IrHoldco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Fyffes and its Subsidiaries with respect to matters arising on or before the Effective Time (provided that IrHoldco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Fyffes may purchase at its option prior to the Effective Time, and, in such case, IrHoldco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Fyffes) under Fyffes’ existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Fyffes’ directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Effective Time, is from a carrier with comparable credit ratings to Fyffes’ existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Fyffes’ directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Effective Time, IrHoldco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Fyffes prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(f)
For a period of six (6) years from the Merger Effective Time, IrHoldco shall cause to be maintained in effect (i) the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Completion Date maintained by Chiquita and its Subsidiaries with respect to matters arising on or before the Merger Effective Time (provided that IrHoldco may substitute therefor policies with a carrier with comparable credit ratings to the existing carrier of at least the same coverage and amounts containing terms and conditions that are no less favourable to the insured) or (ii) a “tail” policy (which Chiquita may purchase at its option prior to the Merger Effective Time, and, in such case, IrHoldco shall cause such policy to be in full force and effect, and shall cause all obligations thereunder to be honoured by Chiquita) under Chiquita’s existing directors’ and officers’ insurance policy that covers those persons who are currently covered by Chiquita’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring at or prior to the Merger Effective Time, is from a carrier with comparable credit ratings to Chiquita’s existing directors’ and officers’ insurance policy carrier and contains terms and conditions that are no less favourable to the insured than those of Chiquita’s directors’ and officers’ insurance policy in effect as of the date hereof; provided, however, that, after the Merger Effective Time, IrHoldco shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Chiquita prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(g)
The rights of each Indemnified Party under this Clause 7.3 shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Organisational Documents of Fyffes or any of its Subsidiaries or the Organisational Documents of Chiquita or any of its Subsidiaries, as applicable, any agreement, any insurance policy, the Act, the NJBCA (or any other applicable Law) or otherwise. The provisions of this Clause 7.3 shall survive the consummation of the Combination and the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Parties shall be third party beneficiaries of this Clause 7.3 and shall be entitled to enforce the covenants contained in this Clause 7.3). IrHoldco shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Clause 7.3.

(h)
In the event IrHoldco or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys more than 50% of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of IrHoldco assume the obligations set forth in this Clause 7.3.

7.4	Employment and Benefit Matters

(a)
For a period of one (1) year following the Effective Time, IrHoldco shall provide, or shall cause to be provided, to each Fyffes Employee no less favorable terms and conditions of employment (excluding any severance benefits) than such Fyffes Employee received immediately before the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, IrHoldco shall provide any Fyffes Employee whose employment terminates during the one-year period following the Effective Time with severance benefits (net of any statutorily required severance) that are no less favourable than the severance benefits which would have applied to such Fyffes Employee (if any) immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement, IrHoldco shall observe the provisions and obligations of any extant collective bargaining agreements until their expiration, modification or termination in accordance with their terms and applicable Law, that govern the employment of any Fyffes Employees.

(b)
For a period of one (1) year following the Effective Time, IrHoldco shall provide, or shall cause to be provided, to each Chiquita Employee no less favorable terms and conditions of employment (excluding any severance benefits) than such Chiquita Employee received immediately before the Effective Time. Further, and notwithstanding any other provision of this Agreement to the contrary, IrHoldco shall provide any Chiquita Employee whose employment terminates during the one-year period following the Effective Time with severance benefits (net of any statutorily required severance) that are no less favourable than the severance benefits which would have applied to such Chiquita Employee (if any) immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement, IrHoldco shall observe the provisions and obligations of any extant collective bargaining agreements until their expiration, modification or termination in accordance with their terms and applicable Law, that govern the employment of any Chiquita Employees.

(c)
For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of IrHoldco providing benefits to any Fyffes Employees or Chiquita Employees after the Effective Time (the “New Plans”),

(i)
each Fyffes Employee shall be credited with his or her years of service with the Fyffes Group and its predecessors before the Effective Time, to the same extent as such Fyffes Employee was entitled, before the Effective Time, to credit for such service under any similar Fyffes Benefit Plan in which such Fyffes Employee participated, or was eligible to participate, immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service; and

(ii)
each Chiquita Employee shall be credited with his or her years of service with the Chiquita Group and its predecessors before the Effective Time, to the same extent as such Chiquita Employee was entitled, before the Effective Time, to credit for such service under any similar Chiquita Benefit Plan in which such Chiquita

Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service.

(d)	IrHoldco hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the Fyffes Option Scheme will occur at or prior to the Effective Time.

(e)
Subject to the performance by the Parties of their obligations under Clauses 4.2 and 5.1(b)(iii) hereof, Chiquita hereby acknowledges that a “change of control” (or similar phrase) within the meaning of those Chiquita Benefit Plans set forth in Clause 7.4(e) of the Chiquita Disclosure Schedule will not be intended to occur at or prior to the Effective Time, as applicable.  Subject to the performance by the Parties of their obligations under Clauses 4.2 and 5.1(b)(iii) hereof, prior to the Effective Time, the IrHoldco Board and each committee of the IrHoldco Board or any committee responsible for the administration of any Chiquita Benefit Plan shall adopt resolutions concluding that the consummation of the transactions contemplated by this Agreement shall not constitute a “change of control” as such term is used in each such Chiquita Benefit Plan.

(f)
IrHoldco will cooperate with Fyffes in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Fyffes or any Subsidiary of Fyffes in accordance with all applicable Laws and bargaining agreements, if any.

(g)
IrHoldco will cooperate with Chiquita in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of Chiquita or any Subsidiary of Chiquita in accordance with all applicable Laws and bargaining agreements, if any.

(h)	Without limiting the provisions of Clause 7.4(a) hereof, with respect to the fiscal year of Fyffes in which the Effective Time occurs, Fyffes shall have the right to:

(i)
in the event that the Effective Time occurs prior to December 31, 2014, Fyffes shall be entitled to pay on or about the Effective Time, the Fyffes 2014 annual bonuses and Fyffes short term incentive plan payments based on the target level of performance to each Fyffes 2014 annual bonus plan participant and/or short term incentive plan participant who is employed by the Fyffes

Group on the Effective Time; and

(ii)
in the event that the Effective Time occurs on or after January 1, 2015, (A) Fyffes shall have the right to pay each employee of the Fyffes Group who participates in the annual bonus or short term incentive plan an annual cash bonus in respect of 2014 based on actual performance, such bonus to be paid at the same time or times Fyffes pays such bonuses in the ordinary course of business and (B) Fyffes shall have the right to pay each employee of the Fyffes Group who participates in the annual bonus or incentive plan an annual cash bonus in respect of 2015 in an amount equal to the target bonus for 2015, such bonus to be paid at the same time or times Fyffes pays bonuses in the ordinary course of business;

(iii)	consistent with its past practice, make appropriation in such fiscal year to each employee of the Fyffes Group who participates in the Fyffes Profit Share Plan in respect of such fiscal year;

(iv)	pay in cash, at such time as Fyffes pays such awards in the ordinary course, any award that vests under the Fyffes Short Term Incentive Plan.

(i)	Without limiting the provisions of Clause 7.4(b) hereof:

(i)
in the event that the Effective Time occurs prior to December 31, 2014, Chiquita shall be entitled to pay on or about the Effective Time, the Chiquita 2014 Bonuses based on the target level of performance to each Chiquita 2014 Bonus Plan Participant who is employed by the Chiquita Group on the Effective Time; and

(ii)
in the event that the Effective Time occurs on or after January 1, 2015, (A) Chiquita shall have the right to pay each employee of the Chiquita Group who participates in the annual bonus or incentive plan an annual cash bonus in respect of 2014 based on actual performance, such bonus to be paid at the same time or times Chiquita pays such bonuses in the ordinary course of business and (B) Chiquita shall have the right to pay each employee of the Chiquita Group who participates in the annual bonus or incentive plan an annual cash bonus in respect of 2015 in an amount equal to the target bonus for 2015, such bonus to be paid at the same time or times Chiquita pays bonuses in the ordinary course of business.

(j)	Nothing in this Agreement shall confer upon any Fyffes Employee or Chiquita Employee any right to continue in the employ or service of

IrHoldco or any Affiliate of IrHoldco, or shall interfere with or restrict in any way the rights of IrHoldco or any Affiliate of IrHoldco, which rights are hereby expressly reserved, to discharge or terminate the services of any Fyffes Employee or Chiquita Employee at any time for any reason whatsoever, with or without cause, subject to applicable Law. Notwithstanding any provision in this Agreement or the Laws of any jurisdiction to the contrary, nothing in this Clause 7.4 shall (x) be deemed or construed to be an amendment or other modification of any Fyffes Benefit Plan or Chiquita Benefit Plan, or (y) create any third party rights in any current or former service provider of Chiquita, Fyffes or any of their respective Affiliates (or any beneficiaries or dependents thereof), or (z) limit the rights of IrHoldco or any Affiliate to amend, modify or terminate any Fyffes Benefit Plan, Chiquita Benefit Plan or any other benefit plan, program, agreement or arrangement.

7.5	Stock Exchange Listing

IrHoldco and Chiquita shall use all reasonable endeavours to cause (i) the IrHoldco Shares to be delivered pursuant to the Merger, (ii) all of the Share Consideration to be issued in the Combination, and (iii) the IrHoldco Shares issuable upon conversion of the Chiquita Convertible Notes or any outstanding equity awards, to be approved for listing on the NYSE, subject only to official notice of issuance, prior to the Completion Date.

7.6	Corporate Governance Matters

(a)
Chiquita and the Chiquita Board and IrHoldco and the IrHoldco Board shall take all actions necessary so that, as of the Effective Time, the number of directors that comprise the full IrHoldco Board shall be thirteen.  The IrHoldco Board as of the Effective Time shall be reconstituted as follows: Fyffes shall be entitled to designate six directors, Chiquita shall be entitled to designate six directors, and the remaining director shall appointed by the mutual consent of Fyffes and Chiquita; provided that if the remaining director shall not have been appointed by the Effective Time, the remaining director shall thereafter be appointed by the respective designees of Fyffes and Chiquita. In the event that, prior to the Effective Time, any designee of Fyffes or Chiquita to the IrHoldco Board is unable or unwilling to serve on such board of directors, a replacement shall be similarly selected by Fyffes or Chiquita, as applicable, provided that no more than one designee (in the case of Chiquita) and two designees (in the case of Fyffes) shall not qualify as an “independent” director within the rules of the NYSE for persons serving on an audit or compensation committee.

(b)
Chiquita and the Chiquita Board and IrHoldco and the IrHoldco Board shall take all actions necessary so that, as of the Effective Time, each committee of the IrHoldco Board shall be composed of an equal number of Fyffes and Chiquita directors, plus, if determined jointly by Fyffes and Chiquita, any person so designated who qualifies as an “independent director” and is not a designee of either Chiquita or Fyffes.

(c)
Prior to the Effective Time, and to the extent such individuals continue to serve as officers of Fyffes and Chiquita, as applicable, at the Effective Time, the IrHoldco Board shall take all actions as may be necessary to appoint the individuals listed on Exhibit 7.6(c) to the respective positions indicated therein, effective as of the Effective Time. All other officers shall be determined jointly by Fyffes and Chiquita or, if determined following the Effective Time, by the Board of Directors of IrHoldco, including a majority of the designees of each of Fyffes and Chiquita, in each instance with the objective of designating the best person for each position.

(d)	IrHoldco, Chiquita and Fyffes shall take all action as may be necessary to cause the name of IrHoldco as of Completion to be “ChiquitaFyffes plc”.

(e)
Prior to the Effective Time, IrHoldco shall offer to enter into agreements effective as of the Effective Time, with the individuals and on the terms set forth on Clause 7.6(e) of the Fyffes Disclosure Schedule.

(f)	Following Completion, senior executives of the combined company shall be based in both Dublin, Ireland and Charlotte, North Carolina.

7.7	Rule 16b-3 Actions

Prior to the Effective Time, IrHoldco, Fyffes and Chiquita shall take all such steps as may be required to cause (a) any dispositions of Chiquita Shares (including derivative securities with respect to Chiquita Shares) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Chiquita immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of IrHoldco Shares (including derivative securities with respect to IrHoldco Shares) resulting from the Combination or the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to IrHoldco to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.8	Financing Cooperation

(a)
Prior to the Completion Date, Fyffes shall provide to Chiquita, and shall cause its Subsidiaries to, and shall use all reasonable endeavours to cause the respective officers, employees and advisors and other Representatives, including legal and accounting, of Fyffes and its Subsidiaries to, provide to Chiquita and its Subsidiaries such cooperation as may be reasonably requested by Chiquita in connection with the arranging, obtaining, syndication and consummation of the Financing (provided that such requested cooperation does not unreasonably interfere with the business or operations of Fyffes and its Subsidiaries), including (i) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required or necessary in connection with the Financing, (iii) furnishing Chiquita as promptly as reasonably practicable with financial and other pertinent information regarding Fyffes and its Subsidiaries as may be reasonably requested by Chiquita to consummate the Financing, (iv) providing such documents and other information relating to Fyffes and its Subsidiaries as may be reasonably required to enable the delivery of any customary certificates or certifications, customary legal opinion, negative assurance opinion and customary comfort letters relating to the Financing, (v) using all reasonable endeavours to obtain the consents of Fyffes’ accountants for use of their reports on the audited financial statements of Fyffes in any materials relating to the Financing, (vi) using reasonable endeavours to obtain Fyffes’ accountant’s comfort letters and customary legal opinions reasonably requested by Chiquita or any financing source, (vii) reasonably cooperating with requests for customary due diligence investigations, (viii) using reasonable endeavours to ensure that the Financing benefits from the existing lender relationships of Fyffes and its Subsidiaries and (ix) providing such documentation and other information about Fyffes and its Subsidiaries as is reasonably requested in writing by Chiquita in advance of the Completion Date in connection with the Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT ACT; provided that (A) the Fyffes Board and officers of Fyffes prior to the Completion Date and the directors and officers of the Subsidiaries of Fyffes prior to the Completion Date shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, except for such resolutions effective on the occurrence of the Completion, (B) Fyffes nor any of its Subsidiaries shall be required to execute, prior to the Completion Date, any definitive financing agreements, including any credit or other agreements in connection with the Financing, except for such agreements that are contingent on the occurrence of the Completion, and (C) except as expressly provided above, none of Fyffes nor any of its Subsidiaries shall be required to take any corporate actions prior to the Completion Date to permit the consummation of the Financing, except for such actions that are contingent on the occurrence of the Completion.

(b)
Fyffes and Chiquita shall share equally in the expenses incurred in connection with seeking to implement the Financing (other than fees and expenses of its attorneys and accountants, which shall be paid by the respective party); provided that any such expenses payable by Fyffes shall be paid on the earlier of the (i) the termination of this Agreement in accordance with its terms and (ii) the Completion.  Furthermore, the appropriate Party shall, upon written request by the other Party, reimburse the other for its share of reasonable documented out-of-pocket costs and expenses incurred in connection with the Financing and shall indemnify and hold harmless the other, and its respective Representatives from and against any and all liabilities, losses, damages, claims, expenses, interest, judgments and penalties suffered or incurred by them in connection with the syndication or consummation of the Financing arising as a result of (x) any information provided by the other and utilised in connection therewith, or (y) willful misconduct or gross negligence by the other or its Representatives.

7.9	Dividends

After the date of this Agreement and prior to Completion, Fyffes shall continue to pay, set record dates and payment dates for dividends consistent with past practice and as permitted by Clause 5.1(b)(i).

7.10	Creation of Distributable Reserves

(a)
Unless Chiquita and Fyffes otherwise agree, (i) Chiquita shall use all reasonable endeavours to submit to the vote of the Chiquita Shareholders at the Chiquita Shareholders Meeting a resolution (the “Chiquita Distributable Reserves Resolution”) to approve the reduction of the share premium of IrHoldco to allow the creation of distributable reserves of IrHoldco (the “IrHoldco Distributable Reserves Creation”) and (ii) Fyffes shall use all reasonable endeavours to submit to the vote of the Fyffes Shareholders at the EGM a resolution to approve the reduction of share premium of IrHoldco to allow the IrHoldco Distributable Reserves Creation (the “Fyffes Distributable Reserves Resolution”).

(b)
The Parties agree that none of the approval of the Chiquita Distributable Reserves Resolution, the approval of the Fyffes Distributable Reserves Resolution or the implementation of the IrHoldco Distributable Reserves Creation shall be a condition to the Parties’ obligation to effect the Combination or the Merger.

(c)
Subject to approval of the Fyffes Distributable Reserves Resolution by the Fyffes Shareholders and the Chiquita Distributable Reserves Resolution by the Chiquita Shareholders, Chiquita and IrHoldco shall:

(i)
prior to Completion, procure the passing of a resolution of the shareholders of IrHoldco providing for the reduction of share capital of IrHoldco in order to allow an application to be made under Section 72 of the Act to the High Court to allow for the IrHoldco Distributable Reserves Creation; and

(ii)	as promptly as reasonably practicable following Completion, prepare and file an application to the High Court for an order pursuant to the Act approving the IrHoldco Distributable Reserves Creation.

7.11	Certain IrHoldco Shareholder Resolutions

Prior to the Court Hearing, Chiquita and IrHoldco shall procure the passing of resolutions of the shareholders of IrHoldco providing for:

(a)	the re-registration of IrHoldco as a public limited company;

(b)	the appointment, or confirmation of the appointment, of directors of IrHoldco with effect from the Effective Time in accordance with Clause 7.6;

(c)	(if shareholder approval is required) the acquisition of IrHoldco Subscriber Shares;

(d)	the purchase of its own shares and reissue of treasury shares; and

(e)	the grant to the directors of share allotment authorities and powers to allot securities in disregard of shareholders pre-emption rights to the maximum extent permissible under Irish law.

7.12	IrHoldco’s Obligations

Chiquita agrees that it will (i) cause IrHoldco to perform its obligations under this Agreement in accordance with the terms hereof and (ii) be responsible for any liability of IrHoldco under this Agreement.

7.13	Transaction Litigation

Subject to any fiduciary duties of the board of directors of Fyffes or any of its Subsidiaries, Fyffes shall consult and cooperate with Chiquita in Fyffes’ defense or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Fyffes or any of its Affiliates are adverse to those of Chiquita, any Chiquita Merger Party or any of their respective Affiliates) against Fyffes or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement.  Subject to any fiduciary duties of the board of directors of Chiquita or any of its Subsidiaries, Chiquita shall consult and cooperate with Fyffes in Chiquita’s defense or settlement of any shareholder litigation (other than any litigation or settlement where the interests of Chiquita or any of its Affiliates are adverse to those of Fyffes or any of its Affiliates) against Chiquita or its directors or executive officers relating to the transactions contemplated by this Agreement or the Expenses Reimbursement Agreement.

7.14	Steps to be Compliant with the Sarbanes-Oxley Act

Fyffes shall cooperate with Chiquita and make reasonable endeavors to be compliant with the requirements of the Sarbanes-Oxley Act at the Completion Date or as soon as practicable thereafter.

7.15	Support Letter

Fyffes agrees to enforce such rights as it may have pursuant to the terms of the Support Letter and not to waive or modify, without Chiquita’s consent, any obligations of the counterparty to such letter.

8.	COMPLETION OF COMBINATION AND MERGER

8.1	Completion

(a)	Completion Date:

(i)
Completion shall take place at 9:00 a.m., New York City time, on a date to be agreed by the Parties, being not more than 3 Business Days (or such shorter period of time as remains before 11:59 p.m., New York City time, on the End Date) after the satisfaction or, in the sole discretion of the applicable Party, waiver (where applicable) of all of the Conditions (“Completion Date”) with the exception of Condition 2(d) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act) (but subject to the satisfaction of such Condition).

(ii)	Completion shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036.

(b)	On or prior to Completion:

(i)
Fyffes shall procure that a meeting of the Fyffes Board (or a duly authorised committee thereof) is held at which resolutions are passed (conditional on registration of the Court Order with the Registrar of Companies occurring and effective as of the Effective Time) approving:

(A)	the allotment and issue to IrHoldco (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of Fyffes provided for in the Scheme;

(B)	the removal of the directors of Fyffes as IrHoldco shall determine; and

(C)	the appointment of such persons as IrHoldco may nominate as the directors of Fyffes with the approval of Fyffes and Chiquita.

(c)	On Completion:

(i)
IrHoldco shall, in respect of each Fyffes Share subject to the Scheme: issue 0.1567 (the “Exchange Ratio”) of a IrHoldco Share (the “Share Consideration” together with any cash in lieu of Fractional Entitlements due a holder, the “Scheme Consideration”) to the applicable Fyffes Shareholder (and/or their nominees), which Share Consideration shall be duly authorised, validly issued, fully paid and non-assessable and free of Liens and pre-emptive rights; provided, however, that no fractions of IrHoldco Shares (the “Fractional Entitlements”) shall be issued by IrHoldco to the Fyffes Shareholders under this Clause 8.1(c)(i), and all Fractional Entitlements shall be aggregated and sold in the market by the Exchange Agent with the net proceeds of any such sale distributed pro-rata to the Fyffes Shareholders;

in accordance with the Scheme; and

(ii)	Fyffes shall deliver to IrHoldco:

(A)	a certified copy of the resolutions referred to in Clause 8.1(b)(i);

(B)
letters of resignation from the directors that are removed from Fyffes in accordance with Clause 8.1(b)(i)(B) (each such letter containing an acknowledgement that such resignation is without any claim or right of action of any nature whatsoever outstanding against Fyffes or the Fyffes Group or any of their officers or employees for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever in respect of the removal); and

(C)	share certificates in respect of the aggregate number of shares in the capital of Fyffes to be issued to IrHoldco (and/or its nominees) in accordance with the Scheme.

(iii)
Fyffes shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office and obtain from the Registrar of Companies a Certificate of Registration in relation to the reduction of share capital involved in the Scheme.

(iv)
By the time of the Court Hearing, Chiquita and IrHoldco shall cause the IrHoldco Memorandum and Articles of Association to be amended and restated in their entirety in the form set forth in Exhibit 8.1(c)(iv), with such changes as Chiquita and Fyffes shall mutually agree.

(v)
Chiquita and IrHoldco shall enter into a supplemental indenture in respect of the Chiquita Convertible Notes containing the provisions required by the Chiquita Convertible Notes Indenture and pursuant to which IrHoldco shall agree to unconditionally guarantee Chiquita’s obligations under the Chiquita Convertible Notes and shall take all such other actions required to be taken by the Chiquita Convertible Notes Indenture with respect to the Chiquita Convertible Notes in connection with the transactions contemplated hereby, including, without limitation, registering any underlying IrHoldco Shares issuable thereunder (if required by applicable Law).

(d)	Exchange of Fyffes Shares

(i)
Exchange Agent. On or immediately after the Completion, IrHoldco shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Fyffes Shareholders, evidence of shares in book entry form representing the aggregate Share Consideration. All shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Fyffes Exchange Fund”.

(ii)
Chiquita and Fyffes agree to use all reasonable endeavours acting in good faith to agree and implement the arrangements for the delivery to, and holding and settlement by, the Fyffes Shareholders of the Share Consideration with a view to facilitating holding and transfer of IrHoldco shares on an efficient and cost effective basis.  Unless otherwise agreed by the parties, Chiquita and Fyffes will co-operate to implement the following arrangements to the extent permissible and feasible on Completion:

(A)	the Share Consideration will not be admitted to Irish CREST and will not be capable of being held, transferred or settled through Irish CREST;

(B)	the Share Consideration (to be held through DTC) will be deposited in DTC;

(C)
Fyffes Shareholders who hold their shares in uncertificated form may, to the extent permissible and feasible, have their Share Consideration delivered in the form of IrHoldco CDIs which will be held and settled in UK CREST;

(D)	Fyffes Shareholders who hold their Fyffes Shares in certificated form and have a registered address in a CSN Permitted Jurisdiction will be offered participation in a CSN Facility; and

(E)
Fyffes Shareholders who hold their Fyffes Shares in certificated form and have a registered address in a CSN Restricted Jurisdiction will, to the extent permissible in accordance with applicable Law and not (in the reasonable opinion of Chiquita and Fyffes) unduly onerous for any reason, be issued Share Consideration directly or, if not permissible or if unduly onerous, have their IrHoldco Shares sold and the proceeds net of dealing costs remitted to them.

(iii)
Exchange Procedures.  Unless otherwise agreed by Chiquita and Fyffes, as soon as reasonably practicable following the publication of the Joint Proxy Statement, and in any event within four (4) Business Days after the Effective Time, IrHoldco shall cause the Exchange Agent to mail to each holder of record of a Fyffes Share, entitled at the Effective Time to a right to receive the Scheme Consideration pursuant to Clause 8.1(c)(i), (i) a letter of transmittal which shall inform each holder that each Fyffes Share issued and outstanding immediately prior to the Scheme Effective Time, and all rights in respect thereof, will at the Scheme Effective Time be cancelled and automatically converted into and become the right to receive cash in respect of any Fractional Entitlement  and any cash payment that may be made pursuant to Clause 8.1(d)(ii)(E) and (unless a cash payment is to be made pursuant to Clause 8.1(d)(ii)(E)) Share Consideration to be delivered in accordance with Clause 8.1(d)(ii)(E) or in one of the following methods as determined by the holder: (A) book entry interests in shares held through DTC; (B) IrHoldco CDIs or (C)  through the CSN Facility, and (ii) instructions for use in effecting the determination for delivery of the Share Consideration in the method of their choice. After the Scheme Effective Time and provided (where applicable) notice of such determination has been  received by the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Fyffes Shares shall be entitled to receive in exchange therefor: (a) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.1(d)(vi)) equal to the amount of any cash payable in lieu of any Fractional Entitlements that such holder has the right to receive pursuant to Clause 8.1(c)(i) and any cash payment that may be made pursuant to Clause 8.1(d)(ii)(E) and any cash payment that may be made pursuant to Clause 8.1(d)(ii)(E) and (b) (unless a cash payment is to be made pursuant to Clause 8.1(d)(ii)(E) in the form of (A) book entry interests in shares held through DTC; (B) IrHoldco CDIs; (C)  through interests held under the CSN Facility; or (D) in accordance with Clause 8.1(d)(ii)(E), through direct issuance, such number of IrHoldco Shares into which such holder’s Fyffes Shares were converted pursuant to Clause 8.2 (c)(i). No interest shall be paid or shall accrue for the benefit of holders of the Fyffes Shares on the Scheme Consideration payable in respect of the Fyffes Shares.  Chiquita and Fyffes will consider in good faith additional procedures which may be appropriate to facilitate transfers of shares following Completion.

(iv)
Termination of Fyffes Exchange Fund. Any portion of the Fyffes Exchange Fund which has not been transferred to the holders of Fyffes Shares as of the one-year anniversary of the Effective Time shall be delivered to IrHoldco or its designee, upon demand, and the IrHoldco Shares included therein shall be sold at the best price reasonably obtainable at the time. Any holder of Fyffes Shares who has not informed the Exchange Agent of its chosen method of delivery of the Share Consideration prior to the one-year anniversary of the Effective Time shall thereafter look only to IrHoldco for payment of such holder’s claim for the Share Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(v)
No Liability. None of the Chiquita Merger Parties, Chiquita or Fyffes or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any Share Consideration (or dividends or distributions with respect thereto) from the Fyffes Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(vi)
Withholding. IrHoldco and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of a Fyffes Share subject to the Scheme such amounts as IrHoldco or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by IrHoldco or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

8.2	Merger

(a)
Completion of Merger. The Merger shall be conditioned only upon the consummation and implementation of the Scheme and the Combination. Immediately following implementation of the Scheme, and in accordance with the NJBCA, MergerSub shall be merged with and into Chiquita at the Merger Effective Time (as defined in Clause 8.2(b)). Following the Merger, the separate corporate existence of MergerSub shall cease and Chiquita shall continue as the surviving corporation (the “Surviving

Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct, wholly owned subsidiary of Delaware Sub and an indirect, wholly owned subsidiary of IrHoldco.

(b)
Merger Effective Time. Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the NJBCA shall be duly executed by Chiquita and MergerSub and as soon as practicable following the Completion shall be filed on the Completion Date with the Department of Treasury of the State of New Jersey (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey or at such later time as may be designated jointly by Chiquita and Fyffes and specified in such Certificate of Merger; provided that the Merger shall become effective substantially concurrently with the effectiveness of the Scheme, to the extent possible (the time the Merger becomes effective being the “Merger Effective Time”).

(c)
Effects of the Merger. At and after the Merger Effective Time, the Merger will have the effects set forth in the Certificate of Merger and the NJBCA. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, the separate corporate existence of MergerSub shall cease and all the property, rights, privileges, powers and franchises of Chiquita and MergerSub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Chiquita and MergerSub shall become the debts, liabilities and duties of the Surviving Corporation.

(d)
Governing Documents. The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be amended as of the Merger Effective Time so as to read in their entirety as the Certificate of Incorporation and Bylaws of MergerSub as in effect immediately prior to the Merger Effective Time, except for the incorporator and except that the Surviving Corporation shall retain Chiquita’s name.

(e)
Officers. From and after the Merger Effective Time and except as otherwise provided in this Agreement, the officers of Chiquita immediately before the Merger Effective Time shall be the officers of the Surviving Corporation immediately after the Merger Effective Time.

(f)	Effect on Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders:

(i)	Conversion of Chiquita Common Stock. Each Chiquita Share issued and outstanding immediately prior to the Merger Effective

Time, and all rights in respect thereof, shall be cancelled and automatically converted into and become the right to receive one IrHoldco Share (the “Merger Consideration”). As a result of the Merger, at the Merger Effective Time, each holder of record of a certificate or certificates which immediately prior to the Merger Effective Time represented outstanding Chiquita Shares (the “Chiquita Certificates”) and each holder of record of a non-certificated outstanding Chiquita Share represented by book entry (“Chiquita Book Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect of the Chiquita Shares represented by such Chiquita Certificate or Chiquita Book Entry Share (as applicable) immediately prior to the Merger Effective Time to be issued in accordance with Clause 8.2(g).

(ii)
MergerSub Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of MergerSub issued and outstanding immediately prior to the Merger Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist and be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation and which shall be held by Delaware Sub.

(iii)
Cancellation of IrHoldco Shares. Each IrHoldco Subscriber Share in existence immediately prior to the Merger Effective Time shall immediately following the Effective Time be acquired by IrHoldco for nil consideration under the Companies (Amendment) Act 1983.

(iv)
Chiquita-Owned Shares. Each Chiquita Share held by Chiquita as treasury stock or owned by Chiquita immediately prior to the Merger Effective Time, shall be cancelled without any conversion thereof, and no consideration shall be paid with respect thereto.

(g)	Exchange of Certificates and Book Entry Shares.

(i)
Exchange Agent. At the Merger Effective Time, IrHoldco shall deposit with the Exchange Agent, certificates or, at IrHoldco’s option, evidence of shares in book entry form, representing the aggregate Merger Consideration (other than the IrHoldco Subscriber Shares). All certificates representing IrHoldco Shares deposited with the Exchange Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Chiquita Exchange Fund”.

(ii)
Exchange Procedures. As soon as reasonably practicable after the Merger Effective Time, and in any event within four (4) Business Days after the Merger Effective Time, IrHoldco shall cause the Exchange Agent to mail to each holder of record of a Chiquita Certificate and to each holder of record of a Chiquita Book Entry Share, which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Clause 8.2(f)(i), (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Chiquita Certificates shall pass, only upon delivery of the Chiquita Certificates to the Exchange Agent or, in the case of Chiquita Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal), and (ii) instructions for use in effecting the surrender of the Chiquita Certificates and Chiquita Book Entry Shares, as applicable, in exchange for payment of the Merger Consideration therefor. Upon surrender of Chiquita Certificates or Chiquita Book Entry Shares (as applicable) for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Chiquita Certificates or Chiquita Book Entry Shares (as applicable) shall be entitled to receive in exchange therefor: (a) that number of IrHoldco Shares into which such holder’s Chiquita Shares represented by such holder’s properly surrendered Chiquita Certificates or Chiquita Book Entry Shares (as applicable) were converted pursuant to Clause 8.2(f)(i), and the Chiquita Certificates or Chiquita Book Entry Shares (as applicable) so surrendered shall forthwith be cancelled, and (b) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Clause 8.2(g)(ix)) equal to any cash dividends or other distributions that such holder has the right to receive pursuant to Clause 8.2(g)(iv). No interest shall be paid or shall accrue for the benefit of holders of the Chiquita Certificates or Chiquita Book Entry Shares on the Merger Consideration payable in respect of the Chiquita Certificates or Chiquita Book Entry Shares.  Chiquita and Fyffes will consider in good faith additional procedures which may be appropriate to facilitate transfers of shares following the Merger Effective Time.

(iii)
Transferred Certificates; Lost, Stolen or Destroyed Certificates. If payment or issuance of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Chiquita Certificate is registered, it shall be a condition of payment or issuance that the Chiquita Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment or issuance shall have paid to the Exchange Agent any transfer and other taxes required by reason of the payment or issuance of the Merger Consideration to a person other than the registered holder of the Chiquita Certificate surrendered or shall have established to the satisfaction of the Exchange Agent that such tax either has been paid or is not applicable. In the event that any Chiquita Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Exchange Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Chiquita Certificate, the Exchange Agent shall deliver in exchange for the lost, stolen or destroyed Chiquita Certificate the applicable Merger Consideration payable in respect of the Chiquita Shares represented by the Chiquita Certificate pursuant to this Clause 8.2.

(iv)
Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to IrHoldco Shares with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Chiquita Certificate or Chiquita Book Entry Shares (as applicable) with respect to the Chiquita Shares represented thereby until such Chiquita Certificate or Chiquita Book Entry Shares (as applicable) has been surrendered in accordance with this Clause 8.2. Subject to applicable Law and the provisions of this Clause 8.2, following surrender of any such Chiquita Certificate or Chiquita Book Entry Shares (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, (a) the number of IrHoldco Shares to which such record holder was entitled pursuant to this Clause 8.2, (b) at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Merger Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (c) at the appropriate payment date, the dividends or other distributions payable with respect to those IrHoldco Shares with a record date on or after the date of the Merger Effective Time but with a payment date subsequent to surrender.

(v)
No Further Ownership Rights in Chiquita Shares. Until surrendered as contemplated hereby, each Chiquita Certificate or Chiquita Book-Entry Share shall, after the Merger Effective Time, represent for all purposes only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Clause 8.2, the issuance or payment of which shall be deemed to be the satisfaction in full of all rights pertaining to Chiquita converted in the Merger. At the Merger Effective Time, the stock transfer books of Chiquita shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Chiquita Shares which were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Chiquita Certificates or Chiquita Book Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Clause 8.2.

(vi)
Termination of Chiquita Exchange Fund. Any portion of the Chiquita Exchange Fund which has not been transferred to the holders of Chiquita Certificates or Chiquita Book Entry Shares (as applicable) as of the one-year anniversary of the Merger Effective Time shall be delivered to IrHoldco or its designee, upon demand, and the IrHoldco Shares included therein shall be sold at the best price reasonably obtainable at that time. Any holder of Chiquita Certificates or Chiquita Book Entry Shares (as applicable) who has not complied with this Clause 8.2 prior to the one-year anniversary of the Merger Effective Time shall thereafter look only to IrHoldco for payment of such holder’s claim for the Merger Consideration (subject to abandoned property, escheat or other similar applicable Laws).

(vii)
No Liability. None of the Chiquita Merger Parties, Chiquita or Fyffes or the Exchange Agent or any of their respective Affiliates, directors, officers, employees and agents shall be liable to any person in respect of any IrHoldco Shares (or dividends or distributions with respect thereto) from the Chiquita Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(viii)	Withholding. Delaware Sub, MergerSub and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person who was a holder of Chiquita Shares immediately prior to the Merger Effective Time such amounts as Delaware Sub, MergerSub or the Exchange Agent may be required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or non-U.S. Tax law. To the extent that amounts are so withheld by Delaware Sub, MergerSub or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

9.	TERMINATION

9.1	Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

(i)	by either Fyffes or Chiquita if:

(A)	the Court Meeting or the EGM shall have been completed and the Court Meeting Resolution or the EGM Resolutions, as applicable, shall not have been approved by the requisite majorities; or

(B)	the Chiquita Shareholders Meeting shall have been completed and the Chiquita Shareholder Approval shall not have been obtained;

(ii)
by either Fyffes or Chiquita if the Effective Time shall not have occurred by 11:59 p.m., New York City time, on the End Date, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(ii) shall not be available to a Party whose breach of any provision of this Agreement shall have caused the failure of the Effective Time to have occurred by such time;

(iii)	by either Fyffes or Chiquita if the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed;

(iv)
by either Fyffes or Chiquita if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Combination or the Merger and such injunction shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Clause 9.1(a)(iv) shall not be available to a Party whose breach of any provision of this Agreement shall have caused such injunction;

(v)
by Fyffes, if any Chiquita Party shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of Conditions 1, 2, 3 or 5 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Fyffes shall have given Chiquita written notice, delivered at least 30 days prior to such termination, stating Fyffes’ intention to terminate this Agreement pursuant to this Clause 9.1(a)(v) and the basis for such termination;

(vi)
by Chiquita, if Fyffes shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (1) would result in a failure of a Condition set forth in Conditions 1, 2, 3 or 4 and (2) is not reasonably capable of being cured by the date that is one year after the date of this Agreement, provided that, Chiquita shall have given Fyffes written notice, delivered at least 30 days prior to such termination, stating Chiquita’s intention to terminate this Agreement pursuant to this Clause 9.1(a)(vi) and the basis for such termination;

(vii)	by Chiquita, in the event that a Fyffes Change of Recommendation shall have occurred;

(viii)	by Fyffes, in the event that a Chiquita Change of Recommendation shall have occurred;

(ix)	by Fyffes, pursuant to Clause 5.3(i)(i);

(x)	by Chiquita, pursuant to Clause 5.4(i)(i); or

(xi)	by mutual written consent of Fyffes and Chiquita.

(b)
Termination of this Agreement in accordance with Clause 9.1(a) shall not give rise to any liability of the Parties except as provided in the Expenses Reimbursement Agreement. Clause 10 (other than Clauses 10.1 and 10.11) of this Agreement shall survive, and continue in full force and effect, notwithstanding its termination.

(c)	Upon:

(i)
Chiquita becoming entitled to a Chiquita Reimbursement Payment, Fyffes shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay Chiquita Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Chiquita or its shareholders; or

(ii)
Fyffes becoming entitled to the Fyffes Reimbursement Payment, Chiquita and the Financing Sources in their capacities as such shall have no further liability in connection with the termination of this Agreement (for the avoidance of doubt, other than the obligation to pay the Fyffes Reimbursement Payments pursuant to the Expenses Reimbursement Agreement), whether under the Expenses Reimbursement Agreement or this Agreement or otherwise, to Fyffes or its shareholders (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 9.1(c)(ii) and shall be entitled to the protections of the provisions contained in this Clause 9.1(c)(ii) as if they were a party to this Agreement);

provided, however, that nothing herein shall release any Party from liability for intentional breach, for fraud or as provided for in the Confidentiality Agreement.

(d)
Each Party hereto understands and confirms that termination of this Agreement shall (i) be without prejudice to the provisions of the Expenses Reimbursement Agreement and (ii) not affect the obligations of each Party to pay costs and expenses as provided in Clause 10.12.

10.	GENERAL

10.1	Announcements

Subject to the requirements of applicable Law, the Takeover Rules, the AIM Rules and the ESM Rules, and any undertaking given to the Irish High Court a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal public announcement which either Party may make primarily regarding the Combination, the Scheme, the Merger or this Agreement. Chiquita and Fyffes shall give each other a reasonable opportunity to review and comment upon any such public announcement and shall not issue any such public announcement prior to such consultation, except as may be required by applicable Law, the Takeover Rules, a court order, the Securities Act, the Exchange Act, the SEC or any Relevant Authority (including, without limitation, the Panel and the exchanges on which the Fyffes Shares and Chiquita Shares are traded). The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement. For the avoidance of doubt, the provisions of this Clause 10.1 do not apply to any announcement, document or publication in connection with a Chiquita Alternative Proposal, a Chiquita Superior Proposal or a Chiquita Change of Recommendation, or a Fyffes Alternative Proposal, Fyffes Superior Proposal, a change in the Scheme Recommendation or any amendment to the terms of the Scheme proposed by Chiquita that would effect an increase in the Scheme Consideration whether before or after a withdrawal or adverse modification of the Scheme Recommendation.

10.2	Notices

(a)
Any notice or other document to be served under this Agreement may be delivered by recognized overnight delivery service (with proof of service) or hand delivery in writing, or sent by facsimile process, to the Party to be served as follows:

(i)	if to Chiquita, to:

Chiquita Brands International, Inc.
550 South Caldwell Street
Charlotte, NC 28202
Fax:              +1 (513) 672-2658
Attention:      General Counsel

with copy to:

McCann FitzGerald Solicitors
Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland
Fax:              +353 1 829 0010
Attention: David Byers

and

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Fax:              +1 (212) 735-2000
Attention:      David J. Friedman, Esq.

and

Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, IL 60606
Fax:              +1 (312) 407-0411
Attention:      Peter C. Krupp, Esq.

(ii)	if to Fyffes, to:

Fyffes plc
29 North Anne Street
Dublin 7, Ireland
Fax:              +353 1 887 2755
Attention:      Seamus Keenan, Company Secretary

with copy to:
Arthur Cox
Earlsfort Centre
Earlsfort Terrace, Dublin 2, Ireland
Fax:              +353 1 618 0618
Attention:      Michael Meghen
                                 Stephen Hegarty

and
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Fax:              +1 (212) 455-2502
Attention:      Mario Ponce, Esq.
Elizabeth Cooper, Esq.

or such other postal address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this Clause 10.2.

(b)	Any notice or document shall be deemed to have been served:

(i)	if delivered by overnight delivery or by hand, at the time of delivery; or

(ii)
if sent by fax, at the time of termination of the fax transmission (provided that any notice received by facsimile transmission at the addressee’s location on any day that is not a Business Day, or on any Business Day after 5:00 p.m. (addressee’s local time), shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day).

10.3	Assignment

No Party shall assign all or any part of the benefit of, or rights or benefits under, this Agreement without the prior written consent of the other Parties.

10.4	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

10.5	Amendment

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each of the Parties, except that following approval by the Fyffes Shareholders or the Chiquita Shareholders there shall be no amendment to the provisions hereof which by Law requires further approval by the Fyffes Shareholders or the Chiquita Shareholders without such further approval nor shall there be any amendment or change not permitted under applicable Law.

10.6	Entire Agreement

This Agreement, together with the Confidentiality Agreement, the Expenses Reimbursement Agreement and any documents delivered by Chiquita and Fyffes in connection herewith, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between Chiquita and Fyffes with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall survive the execution and delivery of this Agreement.

10.7	Inadequacy of Damages

Each Party agrees that damages would not be an adequate remedy for any breach by it of this Agreement and accordingly each Party shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of this Agreement.

10.8	Remedies and Waivers

No delay or omission by either Party to this Agreement in exercising any right, power or remedy provided by Law or under this Agreement shall:

(a)	affect that right, power or remedy; or

(b)	operate as a waiver of it.

The exercise or partial exercise of any right, power or remedy provided by Law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.9	Severability

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	The legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	The legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

10.10	No Partnership and No Agency

(a)
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, a partnership, association, joint venture or other cooperative entity between any of the Parties.

(b)
Nothing in this Agreement and no action taken by the Parties pursuant to this Agreement shall constitute, or be deemed to constitute, any Party the agent of any other Party for any purpose. No Party has, pursuant to this Agreement, any authority or power to bind or to contract in the name of any other Party to this Agreement.

10.11	Further Assurance

Without limitation to the provisions of this Agreement, the Parties will, and will procure that each member of their respective Groups will, issue, execute or despatch such documentation in a timely fashion or take other actions as is necessary or desirable to facilitate the implementation of the Combination or the Merger or carry out the purposes of this Agreement.

10.12	Costs and Expenses

Save for:

(a)	the Panel’s document review fees (which shall be borne and discharged 50% by Chiquita and 50% by Fyffes),

(b)
the costs of, and associated with, the filing, printing, publication and posting of the Joint Proxy Statement and the Form S-4 and any other materials required to be posted to Fyffes Shareholders or Chiquita Shareholders pursuant SEC rules or the Takeover Rules, and the filing fees incurred in connection with notifications with any Relevant Authorities under any Antitrust Laws (which shall be borne and discharged 50% by Chiquita and 50% by Fyffes); and

(c)	the costs in connection with implementing the Financing, which shall be borne and discharged as provided herein;

each Party shall pay its own costs and expenses of and incidental to this Agreement, the Combination, the Merger and all other transactions contemplated hereby, except as otherwise provided in this Agreement.

10.13	Governing Law and Jurisdiction

(a)
This Agreement shall be governed by, and construed in accordance with, the Laws of Ireland; provided, however, that the Merger and matters related thereto shall, to the extent required by the Laws of the State of New Jersey, be governed by, and construed in accordance with, the Laws of the State of New Jersey.

(b)
Each of the Parties irrevocably agrees that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Agreement shall therefore be brought in the courts of Ireland.

(c)
Notwithstanding the foregoing, each of the Parties hereto acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, this Agreement, any of the transactions contemplated by this Agreement, the Financing or the performance of services thereunder or related thereto against any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each Party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such court, (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defence of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (v) that any such Action shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such state that would result in the application of the laws of any other state or jurisdiction (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(c) and shall be entitled to enforce the provisions contained in this Clause 10.13(c) as if they were a party to this Agreement).

(d)
Each Party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated by this Agreement, the Financing, or the performance of services thereunder or related thereto against any Financing Source in its capacity as such, including but not limited to any Action described in Clause 10.13(c)(i) in any such court described in Clause 10.13(c)(i) (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Clause 10.13(d) and shall be entitled to enforce the provisions contained in this Clause 10.13(d) as if they were a party to this Agreement).

(e)
Chiquita hereby irrevocably appoints McCann FitzGerald Solicitors as its authorised agent upon whom process may be served in any suit or proceeding arising out of or in connection with this Agreement, and agrees that service of process upon such agent to the following address:

Riverside One
Sir John Rogerson’s Quay, Dublin 2, Ireland

For the attention of:  David Byers and Stephen FitzSimons,

shall constitute effective service of process upon Chiquita in any such suit or proceeding. Chiquita further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect until all obligations of Chiquita under this Agreement have been satisfied or discharged.

10.14	Third Party Beneficiaries

Except:

(a)	as provided in Clause 7.3;

(b)	as provided in Clause 9.1(c)(ii);

(c)	as provided in Clause 10.13(c); and

(d)	as provided in Clause 10.13(d);

this Agreement is not intended to confer upon any person other than Fyffes and the Chiquita Parties any rights or remedies under or by reason of this Agreement.

10.15	Non survival of Representations and Warranties

None of the representations and warranties in this Agreement shall survive the Effective Time or the termination of this Agreement.

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

GIVEN under the common seal
of FYFFES PLC

/s/ David McCann
Signature

David McCann
Print Name
Title: Chairman

/s/ Tom Murphy
Signature

Tom Murphy
Print Name
Title: Finance Director

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
CHIQUITA BRANDS INTERNATIONAL, INC. by its
authorised signatory:

/s/ Edward F. Lonergan
Signature

Edward F. Lonergan
Print Name
Title: President and Chief Executive Officer

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
CBII HOLDING CORPORATION by its
authorised signatory:

/s/ Brian W. Kocher
Signature

Brian W. Kocher
Print Name
Title: President

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
CHICAGO MERGER SUB, INC. by its
authorised signatory:

/s/ Brian W. Kocher
Signature

Brian W. Kocher
Print Name
Title: President

[Signature Page to Transaction Agreement]

IN WITNESS whereof the Parties have entered into this Agreement on the date specified above.

SIGNED for and on behalf of
TWOMBLY ONE LIMITED by its
authorised signatory:

/s/ Paolo Prudenziati
Signature

Paolo Prudenziati
Print Name
Title: Director

[Signature Page to Transaction Agreement]

APPENDIX A

CONDITIONS OF THE COMBINATION AND THE SCHEME

Part A

The Combination and the Scheme will comply with the Takeover Rules and, where relevant, the AIM Rules and the ESM Rules, the rules and regulations of the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations of the NYSE, and are subject to the terms and conditions set out in this document. The Combination and the Scheme are governed by the laws of Ireland and subject to the exclusive jurisdiction of the courts of Ireland, which exclusivity shall not limit the right to seek provisional or protective relief in the courts of another state after any substantive proceedings have been instituted in Ireland, nor shall it limit the right to bring enforcement proceedings in another state pursuant to an Irish judgment. For the purposes of this Appendix A, capitalised terms shall have the meanings set forth in the Agreement, save where otherwise defined herein.

The Combination and the Scheme will be subject to the following conditions:

1.
The Combination will be conditional upon the Scheme becoming effective and unconditional by not later than the End Date (or such earlier date as may be specified by the Panel, or such later date as Chiquita and Fyffes may, with (if required) the consent of the Panel, agree and (if required) the High Court may allow).

2.	The Scheme will be conditional upon:

(a)
the approval of the Scheme by a majority in number of the Fyffes Shareholders representing three-fourths (75%) or more in value of the Fyffes Shares, at the Voting Record Time, held by such holders, present and voting either in person or by proxy, at the Court Meeting (or at any adjournment of such meeting);

(b)
the resolutions to be proposed at the Extraordinary General Meeting for the purposes of approving and implementing the Scheme and the reduction of capital of Fyffes, authorizing the directors of Fyffes to allot new ordinary shares in Fyffes to IrHoldco on the Scheme and the reduction of capital becoming effective, making the necessary amendments to the articles of association of Fyffes to provide that any ordinary shares of Fyffes that are issued at or after the record time for the Scheme are acquired by IrHoldco for the Scheme Consideration and approving such other matters as Fyffes reasonably determines to be necessary for the purposes of implementing the Combination or, subject to the consent of Chiquita (such consent to be not unreasonably withheld, conditioned or delayed), desirable for the purposes of implementing the Combination and set out in the notice of the Extraordinary General Meeting being duly passed by the requisite majority of Fyffes Shareholders at the Extraordinary General Meeting (or at any

adjournment of such meeting);

(c)
the sanction by the High Court (with or without modification) of the Scheme pursuant to Section 201 of the Act and the confirmation of the reduction of capital involved therein by the High Court (the date on which the condition in this paragraph 2(c) is satisfied, the “Sanction Date”); and

(d)
office copies of the Court Order and the minute required by Section 75 of the Act in respect of the reduction (referred to in paragraph 2(c)), being delivered for registration to the Registrar of Companies and registration of the Court Order and minute confirming the reduction of capital involved in the Scheme by the Registrar of Companies.

3.
The Chiquita Parties and Fyffes have agreed that, subject to paragraph 6, the Combination will also be conditional upon the following matters having been satisfied or waived on or before the Sanction Date:

(a)
the adoption of the Transaction Agreement by the affirmative vote of a majority of the votes cast by Chiquita Shareholders entitled to vote thereon, as required by the New Jersey Business Corporation Act;

(b)
the NYSE shall have authorised, and not withdrawn such authorisation, for listing all of the Share Consideration to be issued in the Combination and all of the IrHoldco Shares (including any IrHoldco Shares issuable upon the exercise of outstanding equity awards and/or conversion of the Convertible Notes) to be delivered pursuant to the Merger subject to satisfaction of any conditions to which such approval is expressed to be subject;

(c)	all applicable waiting periods under the HSR Act shall have expired or been terminated, in each case in connection with the Combination and/or the Merger, as the case may be;

(d)
to the extent that all or part of the Combination and/or the Merger, as the case may be, is referred to the European Commission (the “Commission”) pursuant to Article 4(5) or Article 22 of the EC Merger Regulation (the “EUMR”) and the Commission obtains jurisdiction under the EUMR to examine the Combination and/or the Merger, as the case may be, the issuing by the Commission of a final decision under Article 6.1(b), Article 8(1) or Article 8(2) of the EUMR, declaring the Combination and/or the Merger, as the case may be, compatible with the common market subject to the fulfillment of one or more conditions or obligations, if any, as may be agreed to by the parties pursuant to Clause 7.2 of the Agreement;

(e)	to the extent that the Commission has jurisdiction to examine all or part of the

Combination and/or the Merger, as the case may be, under the EUMR and subsequently all or part of the Combination and/or the Merger, as the case may be, is referred by the Commission under Articles 9(1) or 9(5) of the EUMR, or under Article 6(1) of Protocol 24 of the Agreement on the European Economic Area, to the Relevant Authority of one or member countries of the European Economic Area, the issuing by such Relevant Authority or Authorities (in case of a partial referral, in conjunction with a final decision of the Commission) of a final decision or decisions which satisfy (or together satisfy) Condition 3(d) above (that clause being interpreted mutatis mutandis);

(f)
to the extent that the Relevant Authority or Authorities of the United Kingdom, Germany, Poland and/or the Netherlands has jurisdiction under national Antitrust Laws to examine the Combination, and/or the Merger, as the case may be, the issuing by such Relevant Authority or Authorities of a final decision or decisions which satisfy (or together satisfy) Condition 3(d) above (Condition 3(d) being interpreted mutatis mutandis) and/or all applicable waiting periods having expired, lapsed or been terminated (as appropriate) without the Combination and/or the Merger, as the case may be, being prohibited;

(g)	to the extent that Part 3 of the Competition Act 2002 (the “Competition Act”) is applicable:

(i)
the Irish competition authority as defined under the Competition Act (the “Competition Authority”), in accordance with Section 21(2)(a) of the Competition Act, having informed Chiquita that the Combination and/or the Merger, as the case may be, may be put into effect;

(ii)
the period specified in Section 21(2) of the Competition Act having elapsed without the Competition Authority having informed Chiquita of the determination (if any) which it has made under Section 21(2) of the Competition Act;

(iii)
the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Chiquita a copy of its determination (if any), in accordance with Section 22(3)(a) of the Competition Act, that the Combination and/or the Merger, as the case may be, may be put into effect;

(iv)
the Competition Authority, in accordance with Section 22(4)(a) of the Competition Act, having furnished to Chiquita a copy of its determination (if any), in accordance with Section 22(3)(c) of the Competition Act, that the Combination, and/or the Merger, as the case may be, may be put into effect subject to conditions specified by the Competition Authority being complied with and such conditions being acceptable to Chiquita and Fyffes, in accordance with Section 7.2 of the Transaction Agreement; or

(v)
the period of four months after the appropriate date (as defined in Section 19(6) of the Competition Act) having elapsed without the Competition Authority having made a determination under Section 22(3) of the Competition Act in relation to the Combination and/or the Merger, as the case may be;

(h)
all other required regulatory clearances shall have been obtained and remain in full force and effect and all applicable waiting periods shall have expired, lapsed or been terminated (as appropriate), in each case in connection with the Combination and/or the Merger, as the case may be, under the antitrust, competition or foreign investment laws of any applicable jurisdiction in which Fyffes or Chiquita conducts its operations that has or asserts jurisdiction over the Transaction Agreement, the Combination, the Merger or the Scheme if the failure to obtain regulatory clearance in such jurisdiction would reasonably be expected to result in a material adverse effect on (A) IrHoldco and its Subsidiaries, taken as a whole (following the consummation of the Combination and the Merger) or (B) the benefits anticipated to be realized by Chiquita and Fyffes as a result of the transactions contemplated by the Transaction Agreement;

(i)
no injunction, restraint or prohibition by any court of competent jurisdiction or Antitrust Order by any Relevant Authority which prohibits consummation of the Combination or the Merger or is reasonably likely, individually or in the aggregate, to constitute (if not removed) a Burdensome Condition shall have been entered and shall continue to be in effect;

(j)	the Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking any stop order; and

(k)	the Transaction Agreement shall not have been terminated in accordance with its terms.

4.
The Chiquita Parties and Fyffes have agreed that, subject to paragraph 6, the Chiquita Parties’ obligation to effect the Combination will also be conditional upon the following matters having been satisfied (or waived by Chiquita) on or before the Sanction Date:

(a)
(i) (x) The representations and warranties of Fyffes set forth in Clauses 6.1(b)(i), the second sentence of Clause 6.1(j) and 6.1(t) of the Transaction Agreement shall be true and correct (except in the cause of Clause 6.1(b)(i) for any de minimis inaccuracy) at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, (y) the representations and warranties of Fyffes set forth in Clauses 6.1(b)(ii) to (v)

(inclusive) (to the extent relating to shares in the capital of Fyffes) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (z) the representations and warranties of Fyffes set forth in Clause 6.1(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Combination at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this sub-clause (i), the “Specified Fyffes Representations”), (ii) the representations and warranties of Fyffes set forth in Clause 6.1 of the Transaction Agreement other than the Specified Fyffes Representations shall be true and correct (without giving effect to any materiality qualifiers contained therein) at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Fyffes Material Adverse Effect; provided that with respect to sub-clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i) and/or (ii), as applicable), only with respect to such date or period;

(b)
Fyffes shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by it prior to the Sanction Date; and

(c)
Fyffes shall have delivered to Chiquita a certificate, dated as of the Sanction Date and signed by an executive officer of Fyffes, certifying on behalf of Fyffes to the effect that the conditions set forth in paragraphs 4(a) and 4(b) have been satisfied.

5.
The Chiquita Parties and Fyffes have agreed that, subject to paragraph 6, Fyffes’ obligation to effect the Combination will also be conditional upon the following matters having been satisfied (or waived by Fyffes) on or before the Sanction Date:

(a)
(i) (x) The representations and warranties of Chiquita and IrHoldco set forth in Clauses 6.2(b)(i), the second sentence of 6.2(j) and 6.2(u) of the Transaction Agreement shall be true and correct (except in the case of Clause 6.2(b)(i) for any de minimis inaccuracy) at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, (y) the representations and warranties of Chiquita and IrHoldco set forth in Clauses 6.2(b)(ii) and 6.2(b)(iii) (to the extent relating to shares in the capital of Chiquita) shall be true and correct in all material respects at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date and (z) the representations and warranties of Chiquita and IrHoldco set forth in Clause 6.2(c)(i) shall be true and correct other than as would not materially impede or prevent the consummation of the Combination at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date (the representations and warranties referred to in this sub-clause (i), the “Specified Chiquita Representations”), (ii) the representations and warranties of Chiquita and IrHoldco set forth in Clause 6.2 of the Transaction Agreement other than the Specified Chiquita Representations shall be true and correct (without giving effect to any materiality qualifiers contained therein) at and as of the date of the Transaction Agreement and at and as of the Sanction Date as though made at and as of the Sanction Date, except for such failures to be true and correct as would not, individually or in the aggregate, reasonably be expected to have a Chiquita Material Adverse Effect; provided that with respect to sub-clauses (i) and (ii) hereof, representations and warranties that expressly relate to a particular date or period shall be true and correct (in the manner set forth in sub-clauses (i) and/or (ii), as applicable), only with respect to such date or period;

(b)
The Chiquita Parties shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Agreement to be performed or complied with by them prior to the Sanction Date; and

(c)
Chiquita shall have delivered to Fyffes a certificate, dated as of the Sanction Date and signed by an executive officer of Chiquita, certifying on behalf of Chiquita to the effect that the conditions set forth in paragraphs 5(a) and 5(b) have been satisfied.

6.	Subject to the requirements of the Panel:

(a)
Chiquita and Fyffes reserve the right (but shall be under no obligation) to waive (to the extent permitted by applicable Law), in whole or in part, all or any of the conditions in paragraph 3 (provided that both Parties agree to any such waiver);

(b)	Chiquita reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of conditions in paragraph 4; and

(c)	Fyffes reserves the right (but shall be under no obligation) to waive, in whole or in part, all or any of the conditions in paragraph 5.

7.	The Scheme will lapse unless it is effective on or prior to the End Date.

8.
If Chiquita is required to make an offer for Fyffes Shares under the provisions of Rule 9 of the Takeover Rules, Chiquita may make such alterations to any of the conditions set out in paragraphs 1, 2, 3, 4 and 5 above as are necessary to comply with the provisions of that rule.

9.
Chiquita reserves the right, subject to the prior written approval of the Panel, to effect the Combination by way of a takeover offer in the circumstances described in and subject to the terms of Clause 3.6 of the Transaction Agreement. Without limiting Clause 3.6 of the Transaction Agreement, in such event, such offer will be implemented on terms and conditions that are at least as favourable to the Fyffes Shareholders (except for an acceptance condition set at 80 per cent (80%) of the nominal value of the Fyffes Shares to which such an offer relates and which are not already in the beneficial ownership of Chiquita so far as applicable) as those which would apply in relation to the Scheme.

Exhibit 4.2(a)(1)

Form of Consent

DEED OF IRREVOCABLE UNDERTAKING (“UNDERTAKING”)

IN RESPECT OF THE FYFFES SHARE OPTION SCHEME

To:

Chiquita Brands International Inc
550 S Caldwell Street
Charlotte, NC 28202
USA
(“Chiquita”)

Twombly One Limited
Riverside One
Sir John Rogerson’s Quay
Dublin 2
(“ChiquitaFyffes”)

Fyffes Plc
29 North Anne Street
Dublin 7
(“Fyffes”)

7 March 2014

Dear Sirs

COMBINATION OF CHIQUITA BRANDS INTERNATIONAL INC. AND FYFFES PLC

I refer to the proposed combination of Chiquita and Fyffes whereby ChiquitaFyffes will acquire the entire issued and to be issued share capital of Fyffes (the “Transaction”) on the terms and subject to the conditions to be set out in the press announcement (including appendices) to be issued by Chiquita and Fyffes on Monday, 10 March 2014 (the “Press Announcement”).

I understand that the Transaction is proposed to be implemented by way of a scheme of arrangement under section 201 of the Companies Act 1963 (the “Scheme”).

I am providing this undertaking on the basis that it shall lapse in the event the Transaction is not announced in all material respects on the terms and conditions set out or referred to in the Press Announcement prior to 11 March 2014.  I note that paragraph 5 below sets out the other circumstance in which this undertaking may lapse.

1.	Option holdings

For good and valuable consideration, the receipt of which I hereby acknowledge, I, the undersigned, irrevocably and unconditionally covenant, undertake, warrant and represent to and confirm and agree with each of Fyffes, Chiquita and ChiquitaFyffes that:

1.1	I am the holder and beneficial owner of Fyffes Options, complete and accurate details of which are set out in Appendix B to this undertaking (the “Fyffes Options”);

1

1.2	I hold Fyffes Options free of any encumbrances or third party rights of any kind whatsoever (other than the rights of Fyffes set forth in the documents evidencing Fyffes Options);

1.3
I have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform my obligations under this undertaking.

1.4
I undertake to Fyffes, Chiquita and ChiquitaFyffes that before this undertaking lapses as provided herein, I shall not exercise or purport to exercise any Fyffes Options which are or which become capable of being exercised under the terms of the Fyffes Option Scheme.

2.	Undertaking to vote in favour of and consent to the Fyffes Option Scheme Rule Change

Subject to this undertaking not lapsing as provided herein:

2.1
I irrevocably consent to the changes to the Rules of the Fyffes Option Scheme contained in Appendix C to this Deed (the “Fyffes Option Scheme Rule Change”) for all purposes and acknowledge that this Deed constitutes my written consent for the purposes of rule 18 of the Fyffes Option Scheme and article 5 of the articles of association of Fyffes.

2.2	I irrevocably undertake to Fyffes, Chiquita and ChiquitaFyffes that:

(a)
I shall exercise all voting rights attaching to the Fyffes Options, conferred or deemed conferred by Rule 18 of the Fyffes Option Scheme, to vote in favour of all resolutions to approve the Fyffes Option Scheme Rule Change, and any related matters, proposed at any meeting of the holders of Fyffes Options to be convened and held in connection with the Fyffes Option Scheme Rule Change, or at any adjournment of any such meeting (the “Meeting”);

(b)
I shall execute any forms of proxy in respect of the Fyffes Options required by Fyffes validly appointing the Chairman of the Meeting or any person nominated by Fyffes to attend and vote at any Meeting in respect of the resolutions to approve the Fyffes Option Scheme Rule Change, and any related matters, and shall ensure that any such executed forms of proxy are received by the Fyffes registrars not later than 48 hours prior to the time of the Meeting;

(c)	I shall not revoke the terms of any proxy submitted in accordance with paragraph 2.2, either in writing or by attendance at any Meeting or otherwise;

2.3
Without limitation or prejudice to paragraphs 2.1 and 2.2, I irrevocably consent and agree that at all times (unless this undertaking lapses in accordance with paragraph 5), the rights in respect of each Fyffes Option shall be treated and qualified for all purposes as if the Fyffes Option Scheme Rule Change was in full force and effect and I irrevocably waive all rights, claims, interests and entitlements in respect of Fyffes Options arising during the period prior to such date that would be amended, terminated or extinguished upon the Fyffes Option Scheme Rule Change taking full force and effect.

3.	Documentation

3.1	I consent to this undertaking being disclosed to the Panel and this undertaking being available for inspection as required by the Takeover Rules.

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4.	The Transaction

I acknowledge that the release of the Press Announcement is at the absolute discretion of Chiquita and Fyffes.

5.	Lapse of undertaking

5.1	This undertaking shall lapse at the time which is the earlier to occur of the following:

(a)	the time at which the Fyffes Option Scheme Rule Change becomes effective; or

(b)	the Transaction Agreement (as defined in the Press Announcement and contained in an appendix to the Press Announcement) is terminated for any reason in accordance with its terms.

5.2	If this undertaking lapses, I shall have no claim against any of Fyffes, Chiquita or ChiquitaFyffes with respect to this undertaking.

6.	Governing Law

This undertaking shall be governed by and construed in accordance with the laws of Ireland and I agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and, for such purposes, I irrevocably submit to the jurisdiction of such courts.

7.	Specific performance

Without prejudice to any other rights or remedies which Fyffes, Chiquita or ChiquitaFyffes may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of my obligations under this Deed and that Fyffes, Chiquita or ChiquitaFyffes shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of my obligations under this Deed and no proof of special damages shall be necessary for the enforcement by Fyffes, Chiquita or ChiquitaFyffes of any of such entity’s rights hereunder.

3

IN WITNESS whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document.

SIGNED and DELIVERED as a DEED by in the presence of:		____________________________
Witness Signature: Witness Name: Witness Address: Witness Occupation:	____________________________ ____________________________ ____________________________ ____________________________ ____________________________

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APPENDIX A

Fyffes Option Scheme Rule Change

5

APPENDIX B

Option details

NAME

Date of Grant	Number of Shares	Exercise price € cent	Exercise period
26 September 2007		92.5
7 September 2009		45.2
1 October 2012		48.3

6

Exhibit 4.2(a)(2)

Form of Rule Change

FYFFES PLC

FYFFES

2007 SHARE OPTION SCHEME

(as amended on [ ● ] 2014)

ARTHUR COX
Earlsfort Centre
Earlsfort Terrace
Dublin 2

FYFFES plc
FYFFES 2007 SHARE OPTION SCHEME

This Scheme is established pursuant to an ordinary resolution of the Company passed on 12th June, 2007.

~~1.~~ 1.	Definitions

~~(a)~~ (a)	In the Scheme the following expressions bear the following meanings:-

“Accounting Period”	any period in respect of which the Company prepares an annual report and financial statements;
the “Adoption Date”	12th June, 2007;
“Annual Remuneration”	the gross annual remuneration (including directors’ fees) paid or payable by the Company and/or any Subsidiary to an Eligible Person;
the “Auditors”	the auditors for the time being of the Company;
“Basis Year”	the most recent Accounting Period ended before the date of grant of an Option;
the “Board”	the board of directors for the time being of the Company;
the “Chiquita Offer Period”
the offer period within the meaning of the Irish Takeover Rules in respect of an offer (including by scheme of arrangement under section 201 of the Companies Act 1963) for the entire issued and to be issued share capital of the Company by Chiquita International Brands Inc. substantially on the terms and subject to the conditions set out in the Chiquita Press Announcement;

the “Chiquita Press Announcement”	the announcement issued by the Company and Chiquita International Brands Inc. pursuant to Rule 2.5 of the Irish Takeover Rules on on or around 10 March 2014;
the “Chiquita Restricted Period”	has the meaning given to it in Clause 7(g);
the “Chiquita Transaction Agreement”	the transaction agreement between, inter alia, the Company and Chiquita International Brands Inc. executed on or around 10 March 2014, the terms of which are set out in an appendix to the Chiquita Press Announcement;
the “Company”	Fyffes plc;
“Compensation Committee”	a duly constituted committee of the Board of which committee no director is a member if he has been, or it is intended that he shall be, granted any Option;
“Control”	has the same meaning as in Section 432 of the Taxes Consolidation Act, 1997;
“CPI”	the Consumer Price Index compiled and published by the Central Statistics Office of the Government of Ireland (Base 100 in mid-November, 1968);

“Eligible Person”
any employee (including any director holding an executive office) in the service of any one or more Participating Companies who shall have at least two years’ service to complete before his normal retirement date and who devotes substantially the whole of his business time thereto, and (in the case of such a director as aforesaid) normally devotes at least 25 hours per week (excluding meal breaks) to the duties of his office(s), and (in the case of an employee who is not such a director as aforesaid), is required under the terms of his employment to work for such Participating Company/ies for at least 20 hours per week;

“EPS”
the consolidated adjusted earnings per share of the Company for the  Accounting Period concerned as shown in the annual report issued by the Company for such Accounting Period or as extracted from a summary contained  in the most recent annual report issued by

2

the Company;
“Health Reasons”	reasons of ill-health (including disability) which, as certified by a medical practitioner, compel a Participant to discontinue or to alter the nature of the work or services which he performs;
“IAIM Guidelines”	the March 1999 Corporate Governance, Share Option and other Incentive Scheme Guidelines of the Irish Association of Investment Managers;
“Irish Takeover Rules”	the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;
the “Market Price”
the mid-market price (or, if it is not available the closing price) on The Irish Stock Exchange Limited of a fully paid Share on the dealing day last preceding the day upon which the Compensation Committee decides to grant the relevant Option or (if no such price is available in respect of such date) the last such date in respect of which such a price is available, as shown by the Daily Official List of The Irish Stock Exchange Limited provided that, if the Market  Price as determined as aforesaid is less than the nominal value of a Share, then the Market Price shall be increased to such amount as shall be equal to such nominal value;

“Option”	an option granted pursuant to the Scheme;
“Option Certificate”	a document evidencing an Option in such form as the Compensation Committee shall determine;
“Option Price”	the price at which Shares must be subscribed on the exercise of an Option as determined pursuant to Clause 6 hereof;
“Participant”	an Eligible Person who is for the time being the holder of an Option;
“Participating Company”	the Company and any Subsidiary which is for the time being nominated by the

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Compensation Committee to be a Participating Company;
“Relevant Remuneration”
in respect of any Eligible Person means the greatest of:-

(i)        the Annual Remuneration of such Eligible Person for the current Year of Assessment; or
(ii)       the Annual Remuneration of such Eligible Person for the preceding Year of Assessment; or
(iii)       (if such Eligible Person had no Annual Remuneration for the preceding Year of Assessment)  the Annual Remuneration of such Eligible Person for the twelve month period beginning on the first day in the current Year of Assessment for which he had Annual Remuneration;

the “Scheme”	the Fyffes 2007 Share Option Scheme consisting of these presents as amended from time to time in accordance with the provisions in that regard herein contained;
“Scheme Shares”	such Shares as are issued pursuant to this Scheme;
“Shares”	the ordinary shares for the time being in the capital of the Company;
“Subsidiary”	a company or body corporate which is a subsidiary of the Company within the meaning of Section 155 of the Companies Act, 1963;
“Year of Assessment”	a period of twelve months ending on 31st December.
~~(b) (i)~~(b)	(i)	Any reference to a provision of any legislation shall include a reference to any modification re-enactment or extension of such legislation.

~~(ii)~~ (ii)	The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa and words importing persons shall include firms or companies.

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~~2.~~ 2.	Eligibility for Participation

~~(a)~~ (a)	Participation in the Scheme will be available for such Eligible Persons as shall be nominated for the purpose by the Compensation Committee.

~~(b)~~ (b)
No person shall be entitled as of right to participate in the Scheme and the decision as to who shall have the opportunity of participating and the time and extent of his participating will, subject to the Scheme, be made by the Compensation Committee at its absolute discretion.

~~(c)~~ (c)
Options may only be granted to Eligible Persons who shall have at least two years’ service to complete before their normal retirement date, or such   shorter period (being not less than six months) as may be specified from time to time in the guidelines published by the IAIM.

~~(d)~~ (d)	No Option shall be granted to a director of the Company who is not also an Eligible Person within the meaning of paragraph (i) of the definition of that expression.

~~3.~~ 3.	Limitation on Participation

~~(a)~~ (a)	No Option shall be capable of being acquired under the Scheme more than ten years after the Adoption Date.

~~(b)~~ (b)
Except where replacement Options are to be granted as permitted by paragraph 16(ii) of the IAIM Guidelines, no Option shall be granted to a Participant if immediately following such grant the aggregate of the Option Prices of Options granted to such Participant under the Scheme together with the aggregate of option prices of options granted to such Participant under any other share option scheme of any Participating Company within the preceding ten years would exceed eight times, where the provisions of  sub-clauses (b) and (c) of Clause 7 apply, or four times, where the provisions of sub-clause (b) of Clause 7 apply, such Participant’s Relevant Remuneration.

~~(c)~~ (c)
The Compensation Committee may in accordance with the terms of the Scheme review from time to time the range and extent of participation in the Scheme in the light of changes in personnel, levels of remuneration, performance of non-participants and other factors which such The Compensation Committee considers relevant.

~~4.~~ 4.	Limitations on Grants of Options

~~(a)~~ (a)	The number of Shares for which Options to subscribe may be granted under the Scheme shall be subject to the 10% guideline limit recommended in paragraph 5 of the IAIM Guidelines.

~~(b)~~ (b)
The number of Shares for which Options to subscribe may be granted under the Scheme and to which sub-clause 7(b) applies, shall not, when added to   the number of Shares which shall have been or remain to be issued pursuant  to Options granted under the Scheme, or pursuant to options granted under

5

any other share option scheme relating to Shares (being options to which the requirements of sub-clause 7(b) apply) exceed such number of Shares as represents 5 per cent. of the ordinary share capital of the Company in issue.

~~(c)~~ (c)
The number of Shares for which Options to subscribe may be granted under the Scheme, and to which sub-clause 7(c) applies, shall not, when added to  the number of Shares which shall have been or remain to be issued pursuant  to Options granted under the Scheme, or pursuant to options granted under  any other share option scheme relating to Shares (being options to which the requirements of sub-clause 7(c) apply) exceed such number of Shares as represents 5 per cent. of the ordinary share capital of the Company in issue.

~~(d)~~ (d)
The number of Shares for which Options to subscribe may be granted under the Scheme in any period of three successive calendar years shall not, when added to the number of Shares which shall have been or remain to be issued pursuant to options granted during the same period under any other share option scheme relating to Shares, exceed such number of Shares as represents 3 per cent. of the ordinary share capital of the Company in issue.

~~(e)~~ (e)	In applying the above limits in respect of the proposed grant of an Option, no account shall be taken of any Shares:-

~~(i)~~ (i)	which were the subject of options or Options granted more than ten years prior to the day upon which the relevant Option is to be granted; or

~~(ii)~~ (ii)	which were the subject of options granted under any save as you earn scheme unless otherwise required by paragraph 20 of the IAIM Guidelines; or

~~(iii)~~ (iii)	where the right to acquire such shares lapsed or otherwise became incapable of exercise.

~~5.~~ 5.	Grant of Options

~~(a)~~ (a)
Subject to sub-clause (b) below, the Compensation Committee may at any time and from time to time while the Scheme is in operation grant Options to such Eligible Persons as may be nominated by it to subscribe at the Option Price for such number of Shares as the Compensation Committee   may from time to time specify upon the terms set out in the Scheme.

~~(b)~~ (b)
No option may be granted by the Compensation Committee except within    the 42 day period immediately following publication  of any annual or half-yearly results of the Company; provided however that, in the event of there being an embargo on dealings in Shares by virtue of The Stock Exchange Model Code for Securities Transactions by Directors of Listed Companies and such embargo as aforesaid having effect during any such 42 day period, an Option may in any case be granted within the 14 day period immediately following the day on which such embargo ceases to have effect.

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~~(c)~~ (c)
An Option shall be granted by the execution by the Company of a certificate ("Option Certificate") as a deed.  The date of grant ("Date of Grant") of the Option shall be the earlier of the date on which the Company executes the certificate or such date as shall be specified by the Compensation Committee provided that the Compensation Committee shall not specify a date which shall be earlier than the date on which it resolved to grant the Option.

~~(d)~~ (d)
Every such grant may also be conditional upon the person to whom it is addressed entering into an agreement with the Company in relation to such Option within such time and in such form and content as the Compensation Committee may require.  If such person fails to enter into such agreement within the time so specified the grant shall be deemed to have been declined.

~~(e)~~ (e)
Each Option shall be personal to the Participant and shall be non-assignable (save in accordance with the provisions of Clause 9 hereof) provided, however, that a Participant may, with the prior approval of the Compensation Committee, assign, mortgage, pledge, grant an option over or otherwise dispose of an Option in favour of a bank or financial institution so that such Option may then be capable of being exercised by such bank or financial institution.

~~(f)~~ (f)
At any time when no Shares are listed on The Stock Exchange (or, as the   case may be, the Irish Stock Exchange in Dublin) the shareholders in general meeting may exercise the power of the Compensation Committee to grant Options which is conferred by this Clause (but without prejudice to the power of the Compensation Committee itself to do so), in which case all references in this Clause to the Compensation Committee shall be construed accordingly.

~~6.~~ 6.	Option Price

The Option Price in relation to an Option shall be the Market Price per Share multiplied by the number of Shares to which the Option relates.

~~7.~~ 7.	Exercise of Options

Subject to the provisions of Clauses 7(f),7(g), 7(h), 9, 10, 11, 12 and 13 hereof:-

~~(a)~~ (a)
No Option shall be capable of being exercised more than 10 years after the date upon which it was granted or before the expiration of three years (or, where sub- clause (c) below applies, five years) after the date upon which it was granted.  Subject as aforesaid and subject also to the other terms hereof, an Option may be exercised in whole or in part (being 100 Shares or a multiple thereof or less if the exercise in question is a final exercise) at any time or times after the date on which it was granted.  No Option shall  be exercisable unless the condition specified in sub-clause (b) or, as the case may be, subclause (c) below is satisfied.

7

~~(b)~~ (b)
Except where sub-clause (c) below applies to the Option, the condition referred to in sub-clause (a) above is that the Company’s EPS in respect of the third or any subsequent Accounting Periods after the end of the Basis Year (“the Relevant Accounting Periods”) is greater than the Company’s EPS for the Basis Year by a percentage which is not less than, on a year on year basis, the annual percentage increase in CPI plus 5%, compounded, during that period.  To determine the annual percentage growth in CPI, CPI published most recently before the end of the Relevant Accounting Periods shall be compared against the CPI published most recently before the end of the Basis Year (“Basis Year CPI”) and the difference shall be expressed as a percentage of the Basis Year CPI.

~~(c)~~ (c)
If the Compensation Committee shall have determined before the grant of    the Option that this sub-clause shall apply to such Option, the condition referred to in sub-clause (a) above is that the Company’s EPS in respect of the fifth or any subsequent Accounting Periods after the end of the Basis Year (“the Relevant Accounting Periods”) is greater than the Company’s   EPS for the Basis Year by a percentage which is not less than, on a year on year basis, the annual percentage increase in CPI plus 10%, compounded, during that period.  To determine the annual percentage growth in CPI, CPI published most recently before the end of the Relevant Accounting Periods shall be compared against the CPI published most recently before the end of the Basis Year (“Basis Year CPI”) and the difference shall be expressed as a percentage of the Basis Year CPI.

~~(d)~~ (d)
The Compensation Committee shall determine whether the conditions as laid down in sub-clause (b) and (c) of this Clause 7 shall have been met and, in particular, shall determine the Company’s EPS for such purposes and shall adjust the Company’s EPS for the Basis Year and each subsequent  Accounting Period to the extent considered appropriate by the Compensation Committee for any material change in the business of the Company, its accounting policies or share capital in order to put the calculation of the Company’s EPS for the Basis Year and for any subsequent Accounting Period(s) on a broadly comparable basis; provided, however, the Compensation Committee shall have consulted with the Auditors as to whether the Company’s EPS shall be adjusted as aforesaid.  As the business  of the Company has been significantly altered since the 2006 Accounting Period, as a consequence of the demerger of its General Produce and Distribution Business, the adjusted EPS of Fyffes’ continuing business of €5.70 cent shall be deemed to be the Company’s EPS for 2006 Accounting Period and this EPS figure shall be applied when determining whether the conditions as laid down in sub- clause (b) and (c) of this Clause 7 shall have been met in respect of any Option that may be granted in 2007.

~~(e)~~ (e)	In the event of the IAIM publishing revised guidelines for executive share schemes, the Compensation Committee will review the performance conditions in sub-clauses (b) and (c) above in respect of any Options that may be granted after the date of such revisions.

8

~~(f)~~ (f)
Where the Compensation Committee decides that there are exceptional circumstances, the Compensation Committee may, in respect of any Option, at its discretion having due regard to that part of applicable performance period which has then expired allow all or part of an Option to be exercised notwithstanding the conditions expressed in subclauses (b) and (c) in a case where the Participant has ceased to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:-

~~(i)~~ (i)	his death;

~~(ii)~~ (ii)	Health Reasons;

~~(iii)~~ (iii)	his dismissal by reason of redundancy;

~~(iv)~~ (iv)	his retirement prior to reaching the normal retirement age; or

~~(v)~~ (v)	the sale by the Fyffes Group of the company or business in which a Participant works.

(g)
Notwithstanding Clause 12 and Clause 13 and subject as set out in this Clause 7(g) and Clause 7(h), no Option (including any New Option resulting from an Option) shall be capable of being exercised during the period commencing on the first day of the Chiquita Offer Period and ending on the date which is seven (7) days after the date on which the Combination (as defined in the Chiquita Transaction Agreement) occurs (the “Chiquita Restricted Period”). The restriction on the exercise of Options in this Clause 7(g) shall immediately cease to apply if the Chiquita Transaction Agreement is terminated for any reason in accordance with its terms during the Chiquita Offer Period.

(h)
The Compensation Committee may, with the prior written permission of the Option Conversion Committee (as defined in the Chiquita Transaction Agreement), waive the restriction contained in Clause 7(g) in respect of all or some Options (or portions thereof).

(i)
Notwithstanding anything in this Scheme to the contrary, the Compensation Committee shall, in the case of any Option which is subject, at the same time, to both Clause 7(g) and any of Clauses 9, 10 or 11, extend the exercise period provided in Clauses 9, 10 or 11, as applicable, in respect of such Option so as to ensure that such Option shall have a reasonable period within which it may be exercised following the expiry of the restriction in Clause 7(g).

~~8.~~ 8.	Scheme Shares

~~(a)~~ (a)	The Company shall during the period in which the Scheme is in operation keep available sufficient unissued Shares to satisfy any outstanding Options.

~~(b)~~ (b)	Scheme Shares issued in respect of the exercise of Options will not rank for dividends payable by reference to a record date falling before the date on

9

which the shares are acquired but will otherwise rank pari passu in all other respects with the other Shares in issue.

~~9.~~ 9.	Death

If a Participant dies at a time when the Option or any part thereof has not been exercised by him, the Compensation Committee may, in its absolute discretion,  permit his legal personal representatives, subject to the conditions applicable thereto as set out in Clause 7, exercise the Option in whole or in part at any time within twelve months from the date of his death.  On any partial exercise of such an Option the balance of the rights then remaining unexercised under such Option shall forthwith expire.  No Option may be exercised later than twelve months after  the date of death of a Participant and upon the expiration of such period the Option shall expire to the extent that it has not been exercised.

~~10.~~ 10.	Retirement

If a Participant ceases to hold the office or employment by virtue of which he is eligible to participate in the Scheme:-

~~(a)~~ (a)	because he has retired on or after reaching the normal retirement age in respect of such office or employment; or

~~(b)~~ (b)	because of Health Reasons; or

~~(c)~~ (c)	because of the sale by the Fyffes Group of the company or business in which a Participant works then in either case the Compensation Committee may, in its absolute discretion, permit an Option held by such Participant subject to the conditions applicable    thereto as set out in Clause 7 be exercised at any time within twelve months after  such termination of the holding of an office or employment as the Compensation Committee may, in any particular case, determine (but not being more than ten years after the date of grant of such Option) and such Option shall, to the extent it remains  unexercised, lapse on the expiry of such period.

~~11.~~ 11.	Cessation of Office or Employment

~~(a)~~ (a)
In the case of termination of the holding of an office or the employment of a Participant for any reason other than by reason of death or as stated in Clause 10 hereof at a time when an Option or part thereof has not been exercised by him, such Option shall automatically lapse unless the Compensation Committee in its absolute discretion decides that such Option, or any portion thereof, shall, subject to the conditions applicable thereto as set out in Clause 7, be exercisable on or after such termination; provided however that no Option shall be exercisable or exercised later than the expiration of the earlier of (i) and (ii) below whichever shall first occur:-

~~(i)~~ (i)	the tenth anniversary of the date of grant of the Option; or

~~(ii)~~ (ii)	six months after such termination of the holding of an office or employment.

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~~(b)~~ (b)
In no circumstances shall any Participant ceasing to hold such office or employment as aforesaid be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed, whether such compensation is claimed by   way of damages for wrongful dismissal or other breach of contract or by    way  of  compensation  for  loss  of office or otherwise howsoever.

~~12.~~ 12.	Offers for Share Capital

~~(a) If~~(a)
Subject to Clause 7(g), Clause 12(c) and Clause 14, if any person obtains Control of the Company as a result of making an offer to acquire Shares, the Board or the Compensation Committee shall within seven days    of becoming aware thereof notify every Participant and may, at the same  time, request each such Participant to exercise unexercised Options held by him and each such Participant may, whether so requested or not, subject to   the conditions applicable to the exercise of Options as set out herein,    exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the whole or a     specified portion of the Shares to which such Options relate and upon and subject to any conditions or limitations as the Board or the Compensation Committee  may  at  its  discretion  determine.

~~(b)~~ (b)
In the event of a Participant failing to exercise an Option requested to be exercised by him by the Compensation Committee pursuant to sub-clause (a) hereof, such Option shall be deemed to have lapsed on the expiry of 30  (thirty) days from the date of the offer referred to in sub-clause (a) hereof being  declared  or  becoming  unconditional  in all respects.

(c)
Neither the Board nor the Compensation Committee shall have any obligations under Clause 12(a) and no Options shall be exercisable pursuant to Clause 12(a) in respect of the Scheme Transaction or Offer described in the Chiquita Press Announcement.

~~13.~~ 13.	Reconstruction, Takeover and Winding-up

~~(a) In the event of:-~~

(a)	Subject to Clause 7(g) Clause 13(c) and Clause 14, in the event of:-

~~(i)~~ (i)
any proposal for the reorganisation of the capital of the Company or for the reconstruction or amalgamation of the Company involving a material change in the nature of the Shares comprised in any Option (and for the purposes of this sub-clause the determination by the Board or the Compensation Committee of a material change in the nature of Shares in any particular case shall be final and conclusive and shall  be communicated to each Participant in writing); or

~~(ii)~~ (ii)	the Company passing a resolution for its winding-up or an order being made for the compulsory winding-up of the Company (the passing of which resolution or the making of which order shall be

11

communicated by the Board or the Compensation Committee to each Participant  in  writing)

a Participant may, subject to the conditions applicable to the exercise of Options as set out herein, on the date that such proposal, reconstruction or amalgamation becomes unconditional or such winding-up takes effect or within such period before or after such date as the Board or the Compensation Committee may determine, exercise unexercised Options held by him (or, as the case may be, those portions of them not already exercised) in relation to the whole or a specified portion of the Shares to  which such Options relate and upon and subject to any conditions or limitations as the Board or the Compensation Committee may at its discretion  determine.

~~(b)~~ (b)	In the event of a Participant failing to exercise an Option pursuant to sub-clause (a) hereof, such Option shall be deemed to have lapsed.

(c)
Neither the Board nor the Compensation Committee shall have any obligations under Clause 13(a) and no Options shall be exercisable pursuant  to Clause 13(a) in respect of the Scheme Transaction or Offer described in the Chiquita Press Announcement, unless the Compensation Committee decides, in its sole and absolute discretion to waive the restriction contained  in this Clause 13(c).

14.	Rollover of Options; Cash-Out of Options

(a)	Rollover of Options

Subject to Section 14(e), if either of Clause 12 or Clause 13 arises as a consequence of the completion of the transactions contemplated by the Chiquita Transaction Agreement, a Participant will be required by the Compensation Committee, within such period as the Compensation Committee shall specify, to release his Option in whole or in part in consideration of the grant to him of a new option (“New Option”)

(b)	Terms of the New Options

Each New Option shall have the same terms and conditions as were  applicable under such released Option immediately prior to the Effective  Time (as defined in the Chiquita Transaction Agreement) (provided that each such New Option shall be fully vested as to performance-based conditions but will remain subject to any outstanding time-based conditions to exercise), and will constitute an option to subscribe for a number of IrHoldco Shares (as defined in the Chiquita Transaction Agreement) determined by multiplying the number of Shares subject to the Option immediately prior to the Effective Time by the Fyffes Equity Exchange Ratio (as defined in the Chiquita Transaction Agreement), rounded down to the nearest whole share, at a per share exercise price (in euro) determined by dividing the per share exercise price (in euro) of such Option immediately prior to the Effective Time by the Fyffes Equity Exchange Ratio, rounded up to the nearest whole cent (in euro) provided, however, that each Fyffes

12

Option held by a United States taxpayer (i) that is an “incentive stock option” (as defined in Code Section 422) shall be adjusted in accordance with the requirements of Code Section 424, and (ii) shall be adjusted in a manner that complies with Code Section  409A.

(c)	Date of grant of New Option

The date of grant of the New Option shall be deemed to be the same as the Date of Grant of the Option.

(d)	Application of Scheme to New Option

In the application of the Scheme to the New Option, where appropriate, references to “Company” and “Plan Shares” shall be read as if they were references to the company to whose shares the New Option relates and the IrHoldco Shares, respectively.

(e)	Cash-Out of Option

With respect to any Options which are subject to the restrictions set forth in Clause 7(g), and notwithstanding any provision of the Scheme to the   contrary, to the extent the Option Conversion Committee reasonably determines (which it shall do in good faith) that it is necessary or advisable  to cancel one or more such Options (the “Cashout Options”) in order to minimize the risk that the transactions contemplated by the Chiquita Transaction Agreement would constitute either (i) a “Change of Control” (as defined under the Indenture, dated as of February 5, 2013, among Chiquita Brands International, Inc., Chiquita Brands L.L.C., Wells Fargo Bank, N.A. and other parties thereto (the “Chiquita Indenture”)) for purposes of the Chiquita Indenture or (ii) a “Change in Control” (as defined in the Chiquita Stock and Incentive Plan (adopted March 19, 2002, as amended through March 31, 2010) for purposes of such Chiquita Stock and Incentive Plan, then the Compensation Committee shall, at the direction of the Option Conversion Committee, cause the Cashout Options to be cancelled immediately prior to the Combination and, in exchange, the holder of any  such cancelled Cashout Option shall receive, with respect to each Scheme Share that was issuable pursuant to such Cashout Option, an amount in cash from the Company equal to the excess (if any) of (x) the value of the underlying Scheme Share immediately prior to the Combination and (y) the exercise price payable pursuant to such Cashout Option for that Scheme  Share, less (z) applicable taxes (the “Option Cashout Payment”).  For the avoidance of doubt and notwithstanding anything in the Scheme to the contrary, to the extent the exercise price of a Cashout Option is greater than   or equal to the value of an underlying Scheme Share at the Effective Time, such Cashout Option may be cancelled without any consideration pursuant    to this Clause 14(e).  The Option Cashout Payment, if any, shall be payable   as soon as  reasonably practical  following  the  Combination.

13

~~14.~~ 15.	Procedure on Exercise of Options

~~(a)~~ (a)
Upon the exercise of an Option in whole or in part the Participant shall pay  the Option Price to the Company in respect of the number of Shares over which the said Option has been exercised and shall deliver the Option Certificate to the Company and the Company, as soon as practicable after the receipt by it of the Option Certificate, shall issue the appropriate number  of Shares to the Participant and, if appropriate, shall deliver an amended Option Certificate to the Participant.  No Option shall be exercised unless the Compensation Committee is satisfied that the circumstances under which such Option becomes exercisable under the terms of this Scheme have arisen.

~~(b)~~ (b)
Where, in relation to an Option granted under the Scheme, the Company or any member of the Group (as the case may be) is liable, or is in accordance with current practice believed by the Compensation Committee to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability of the Participant, the Option may not be exercised unless the Participant has beforehand paid to the Company or the member of the Group (as the case may be) an amount sufficient to discharge the liability.  Alternatively, the Participant may, by agreement with the Company or the member of the Group (as the case may be) enter into some other arrangement to ensure that such amount is available to them or it (whether by authorising the sale of some or all of the Scheme Shares subject  to his Option and the payment to the Company or the member of the Group  (as the case may be) of the requisite amount out of the proceeds of sale or otherwise).

~~(c)~~ (c)
Where, in relation to an Option granted under the Scheme, a Participant is liable, or is in accordance with current practice believed by the   Compensation Committee to be liable, to account to any revenue or other authority for any sum in respect of any tax or social security liability in respect of the vesting of an Option, the Participant shall be required to sell enough of the shares which he shall receive on the exercise of such Option unless the Participant has satisfied the Company that he already has sufficient funds to discharge the liability.  Where the Participant shall be required under this Clause 1~~4~~5(c) to sell some of the shares which he shall receive on the vesting of such Option, the Participant may, by agreement with the Company or the member of the Group (as the case may be) enter into some other arrangement to ensure that they or it are authorised to arrange for the sale of the relevant number of the Scheme Shares which are subject to his Option so as the raise the requisite amount out of the proceeds  of sale or otherwise to discharge such liability.

~~(d)~~ (d)
The Company may require a Participant to execute a copy of the Option Certificate or some other document in order to bind himself contractually to any such arrangements as are referred to in Clause 1~~4~~5(b) and (c) and return the executed document to the Company by a specified date.  Failure to return the executed document by the specified date shall cause the Option to lapse.

14

~~15.~~ 16.	Alteration of Capital

Subject to the provisions of Clause 13 hereof, in the event of any capitalisation issue, rights issue, sub-division, consolidation or any reduction or demerger or other reorganisation of the capital of the Company, the number of Shares comprised in any Option, and/or the Option Price therefor may be adjusted by the Compensation Committee in such manner as it may in its absolute discretion determine to be appropriate, provided:~~-~~

~~(a)~~ (a)	that the Auditors shall have confirmed in writing that in their opinion such adjustment is fair and reasonable; and

~~(b)~~ (b)
that in the event that any alteration of capital results in the reduction of the Option Price to less than the nominal value of the Shares, the Option Price shall be increased to the nominal value of such Shares.

All Participants shall be informed of any such variation as soon as practicable thereafter.

~~16.~~ 17.	Relationship of Scheme to Contract ~~Of~~of Employment

~~(a)~~ (a)	Notwithstanding any other provision of the Scheme:

~~(i)~~ (i)	the Scheme shall not form part of any contract of employment between the Company or any Subsidiary and an Eligible Person;

~~(ii)~~ (ii)	unless expressly so provided in his contract of employment, an Eligible Person has no right to be granted an Option;

~~(iii)~~ (iii)
the benefit to an Eligible Person of participation in the Scheme (including, in particular but not by way of limitation, any Options held by him) shall not form any part of his remuneration or count as his remuneration for any purpose and shall not be pensionable; and

~~(iv)~~ (iv)
if an Eligible Person ceases to be employed within the Group, he shall not be entitled to compensation for the loss of any right or benefit or prospective right or benefit under the Scheme (including, in particular but not by way of limitation, any Options held by him which lapse by reason of his ceasing to be employed within the Group) whether by way of damages for unfair dismissal, wrongful dismissal, breach of contract or otherwise; and

~~(v)~~ (v)	by accepting the grant of an Option and not renouncing it, a Participant is deemed to have agreed to the provisions of this Clause 1~~6~~7.

~~17.~~ 18.	Administration Of Scheme

~~(a)~~ (a)	The Compensation Committee shall be responsible for, and shall have the conduct of, the administration of the Scheme. The Compensation Committee may from time to time make or amend regulations for the

15

administration of the Scheme provided that such regulations shall not be inconsistent with the rules of the Scheme.

~~(b)~~ (b)
The decision of the Compensation Committee shall be final and binding in all matters relating to the administration of the Scheme, including but not limited to the resolution of any ambiguity in the rules of the Scheme.

~~(c)~~ (c)	The Compensation Committee may terminate or from time to time suspend the grant of Options.

~~(d)~~ (d)
A Participant shall provide to the Company as soon as reasonably practicable such information as the Company reasonably requests for the purpose of complying with its obligations under section 128(11) of Taxes Consolidation Act, 1997.

~~(e)~~ (e)	The Company may send to Participants copies of any notice or other document sent by the Company to its shareholders generally.

~~(f)~~ (f)
The cost of introducing and administering the Scheme shall be met by the Company.  The Company shall be entitled, if it wishes, to charge an appropriate part of such cost to a Subsidiary whose employees are participating in the Scheme.  The Company shall also be entitled, if it wishes, to charge to a Subsidiary the opportunity cost of Scheme Shares transferred to a Participant employed by the Subsidiary following the vesting of his Option.

~~18.~~ 19.	Amendment ~~Of~~of Scheme

~~(a)~~ (a)
Subject to Clauses 1~~8~~9(b) and (c) the Compensation Committee may from time to time amend (including the adoption of any addendum or sub-Scheme) the rules of the Scheme.  Without prejudice to the generality of the forgoing, the Compensation Committee may make an amendment (including the adoption of any addendum or sub Scheme) which is necessary or desirable in order to take account of a change of legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for participants in the Scheme, the Company or some other member of the Group whether in Ireland or abroad.

~~(b)~~ (b)	Without the prior approval of the Company in general meeting, an amendment may not be made to:

~~(i)~~ (i)	the definition of “Eligible Person”;

~~(ii)~~ (ii)	the limit on the number of Scheme Shares which may be placed under Option under the Scheme.

~~(c)~~ (c)
An amendment may not adversely affect the rights of an existing Participant except where the amendment has been approved by the existing Participants in such manner as would be required by the Company’s articles of association (with appropriate changes) if the Scheme Shares subject to their

16

Options had been issued or transferred to them (so that they had become shareholders in the Company) and constituted a separate class of shares.

~~(d)~~ (d)	The Compensation Committee shall, as soon as reasonably practicable, notify each Participant of any amendment to the rules of the Scheme under this Clause 1~~8~~9.

~~19.~~ 20.	Notices

~~(a)~~ (a)
Any notice, document or other communication given by, or on behalf of, the Company or the Compensation Committee to any person in connection with the Scheme shall be deemed to have been duly given if delivered to him at his place of work, if he is employed with the Group, or sent through the post in a pre-paid envelope to the address last known to the Company to be  his address and, if so sent, shall be deemed to have been duly given on the  date of posting.

~~(b)~~ (b)
Any notice, document or other communication so sent to a Participant shall be deemed to have been duly given notwithstanding that such Participant is then deceased (and whether or not the Company has notice of his death) except where his personal representatives have established their title to the satisfaction of the Company and supplied to the Company an address to which notices, documents and other communications are to be sent.

~~(c)~~ (c)
Any notice, document or other communication given to the Company or the Compensation Committee in connection with the Scheme shall be delivered  or sent by post to the Company Secretary at the Company’s registered office or such other address as may from time to time be notified to Participants but shall not in any event be duly given unless it is actually received at such address.

~~(d)~~ (d)
Where the giving of any notice of document by or to the Company or the Compensation Committee in connection with the Scheme would otherwise render this Scheme or the Company subject to any securities laws which the Company in its absolute discretion considers onerous, the Compensation Committee may resolve that the requirement to give such notice or document shall be dispensed with or communicated in some other form or manner.

~~20.~~ 21.	Termination

~~(a)~~ (a)	The Scheme may be terminated any time by ordinary resolution of the Company or by resolution of the Board.

~~(b)~~ (b)
No such termination of the Scheme under paragraph (a) of this Clause shall affect or modify any subsisting rights or obligations of the Participants in respect of any Options already granted to them and notwithstanding such termination the Company shall continue to do and perform such acts in accordance with the provisions hereof as are necessary for or incidental to the administration and management of outstanding rights and obligations which arose under or by virtue of the Scheme.

17

~~21.~~ 22.	Disputes

Any disputes arising hereunder may be referred by the Board or the Compensation Committee or the Participant in question to the decision of the Auditors acting as experts and not as arbitrators and their decision (save in case of manifest error) shall be final and binding on all persons concerned.

~~22.~~ 23.	Governing law and Jurisdiction

The formation, existence, construction, performance, validity and all aspects whatsoever of this Scheme, any term of the Scheme and any Option granted under  the Scheme shall be governed by Irish law.  The Irish courts shall have jurisdiction to settle any dispute which may arise out of, or in connection with, the Scheme.  The jurisdiction agreement contained in this Clause 2~~2~~3 is made for the benefit of   the Company only, which accordingly retains the right to bring proceedings in any other court of competent jurisdiction.  By accepting the grant of an Option and not renouncing it, a Participant is deemed to have agreed to submit to such jurisdiction.

18

Exhibit 7.6(c)

Senior Executives of Combined Company

Position	Name

Chief Executive Officer	David McCann
Chief Financial Officer	Tom Murphy
Chief Operating Officer – Fresh Fruit	Coen Bos
Chief Operating Officer – Salads & Healthy Snacks	Brian Kocher
Chief Administrative Officer	Kevin Holland
Chief Legal Officer	James E. Thompson
Corporate Responsibility Officer	Manuel Rodriquez

Exhibit 8.1(c)(iv)

Form of IrHoldco Memorandum and Articles of Association

Companies Acts 1963 to 2013

----------------------------------
A PUBLIC COMPANY LIMITED BY SHARES
----------------------------------

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

CHIQUITAFYFFES PUBLIC LIMITED COMPANY

-----------------------------------------------
Incorporated 25 February 2014

-----------------------------------------------

Cert. No. 540116
Companies Acts, 1963 to 2013

-----------------------------------
A PUBLIC COMPANY LIMITED BY SHARES
-----------------------------------

MEMORANDUM OF ASSOCIATION

-of-

CHIQUITAFYFFES PUBLIC LIMITED COMPANY

1.	The name of the Company is ChiquitaFyffes public limited company.

2.	The Company is to be a public limited company.

3.	The objects for which the Company is established are:

(a)
To carry on in all their respective branches, all or any of the businesses of importers, exporters, processors, packagers, distributors, or dealers (whether wholesale or retail) in fruit, vegetables, general grocery provisions of any description, patent foods and agricultural produce of every description and to purchase, sell, refine, prepare, grow, import or export (whether on commission or otherwise), deal in all other goods, products, commodities or things which may be deemed advisable for carrying on or developing any of the above named businesses and which are customarily or conveniently dealt with by persons carrying on all or any of the businesses which this Company is authorised to carry on.

(b)
To carry on the businesses of a holding, investment, estate and trust company and to raise money on such terms and conditions as may be thought desirable, and invest the amount thereof in or upon or otherwise acquire and hold shares, stocks, debentures, debenture stocks, bonds mortgages, obligations and securities of any kind issued or guaranteed by any public or private company, corporation or undertaking of whatever nature wherever situated or carrying on business, and shares, stocks, debentures, debenture stocks, bonds, obligations and other securities of Ireland or any other government or authority supreme, municipal, local or otherwise in any part of the world.

(c)
To carry on all or any of the businesses aforesaid either as a separate business or as the principal business of the Company, and to carry on any other business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on in connection with the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

(d)	To acquire the whole of the issued share capital of Fyffes public limited company, a company incorporated under the laws of Ireland (registered number 73342).

(e)	To acquire and hold controlling and other interests in the share or loan capital of any company or companies.

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(f)
To import, export, buy, sell, barter, exchange, take on lease, hire or otherwise acquire, alter, treat, process, dispose of, let on lease or hire or otherwise deal in turn and account as may seem to be desirable, goods, equipment, machinery, plant, merchandise and wares of every and any description.

(g)
To acquire, improve, manage, work, develop, exercise all rights in respect of, lease, mortgage, sell, dispose of, turn to account and otherwise deal with property of all kinds, and in particular lands, buildings, concessions and patents.

(h)	To perform any duty or duties imposed on the Company by or under any enactment and, to exercise any power conferred on the Company by or under any enactment.

(i)
To incorporate or cause to be incorporated any one or more subsidiaries of the Company (within the meaning of section 155 of the Companies Act, 1963 or any successor legislation) for the purpose of carrying on any business.

(j)	To acquire and undertake the whole or any part of the business, property and liabilities of any person or company carrying on any business which the Company is authorised to carry on.

(k)
To apply for, purchase or otherwise acquire any patents, trade markets, brevets d’invention, licences, concessions and the like conferring any rights of any sort to use or any secret or other information as to any invention which may seem capable of being used for any of the purposes of the Company or the acquisition of which may seem calculated directly or indirectly to benefit the Company, and to use, exercise, develop or grant licences in respect of or otherwise turn to account the property rights or information so acquired.

(l)
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction which the Company is authorised to carry on or engage in or any business or transaction capable of being conducted so as directly or indirectly to benefit the Company.

(m)	To purchase or otherwise acquire shares and securities of the Company or any company and to sell, hold, re-issue or otherwise deal with the same.

(n)
To enter into any arrangements with any Governments or authorities, supreme, municipal, local or otherwise, that may seem conducive to the Company’s objects or any of them and to obtain from any such Government or authority any rights, privileges and concessions which the company may think it desirable to obtain and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

(o)
To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors and ex-directors, employees or ex-employees of the Company and its subsidiaries or the dependents or connections of such persons and (without prejudice to the generality of the foregoing) to grant gratuities, pensions or allowances on retirement or death to or in respect of any such persons.

(p)
To establish and contribute to any scheme for the purchase by trustees of shares in the Company to be held for the benefit of directors and ex-directors, employees or ex-employees of the Company and its subsidiaries and to lend or otherwise provide

2

money to the trustees of such schemes or the employees or ex-employees of the Company and its subsidiaries to enable them to purchase shares of the Company including the establishment of share option schemes and share award schemes, enabling employees of the Company or other persons aforesaid to become shareholders in the Company, or otherwise to participate in the profits of the Company upon such terms and in such manner as the Company thinks fit,.

(q)	To establish any scheme or otherwise to provide for the purchase by or on behalf of customers of the Company of shares in the Company.

(r)
To promote any company or companies for the purpose of acquiring all or any of the assets and liabilities of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(s)
Generally to purchase, take on lease or in exchange, hire or otherwise acquire any real and personal property and any rights or privileges which the Company may think necessary or convenient for the purposes of its business.

(t)
To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting up and improving buildings and conveniences, letting on building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, tenants and others.

(u)	To construct, maintain and alter any building or works necessary or convenient for any of the purposes of the Company.

(v)	To invest and deal with the monies of the Company not immediately required in such manner as may from time to time be determined.

(w)
To lend and advance money or give credit to such persons or companies whether with or without security and on such terms as may seem expedient, and in particular to customers and others having dealings with the Company; and to give guarantees or become security for any liabilities or obligations (present or future) of any persons or companies and generally to give any guarantees, indemnities and security on such terms and conditions as the Company may think fit.

(x)
To borrow or raise or secure the payment of money (including money in a currency other than the currency of the State) in such manner as the Company shall think fit and in particular by the issue of debentures or debenture stock, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, including its uncalled capital and to purchase, redeem or pay off any such securities.

(y)
To enter into any guarantee, contract of indemnity or suretyship and to assure, support or secure with or without consideration or benefit the performance of any obligations of any person or persons and to guarantee the fidelity of individuals filling or about to fill situations of trust or confidence.

(z)
To guarantee, support or secure, whether by personal covenant or by mortgaging or charging all or any part of the undertaking, property and assets  (both present and future) and uncalled capital of the Company, or by both such methods, the performance of the obligations of, and the repayment or payment of the principal amounts of and premiums, interest and dividends on any security (including any

3

security denominated or repayable in a currency other than the currency of the State) of any person firm or company including (without prejudice to the generality of the foregoing) any company which is for the time being the Company’s holding company or subsidiary as defined by section 155 of the Companies Act, 1963 (or any successor legislation) or another subsidiary as defined by the said section of the Company’s holding company or otherwise associated with the Company in business.

(aa)
To engage in currency exchange, interest rate and/or commodity or index linked transactions (whether in connection with or incidental to any other contract, undertaking or business entered into or carried on by the Company or whether as an independent object or activity) including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars, commodity or index linked swaps and any other foreign exchange, interest rate or commodity or index linked arrangements and such other instruments as are similar to or derive from any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency or interest rate exposure or any other purpose and to enter into any contract for and to exercise and enforce all rights and powers conferred by or incidental, directly or indirectly, to such transactions or termination of any such transactions.

(bb)
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities  of the Company or in or about the formation or promotion of the Company or the conduct of its business.

(cc)
To accept stock or shares in or debentures, mortgages or securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company, whether such shares shall be wholly or partly paid up.

(dd)	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.

(ee)	To undertake and execute any trusts the undertaking whereof may seem desirable and either gratuitously or otherwise.

(ff)
To pay all costs, charges and expenses incurred or sustained in or about the promotion or establishment of the Company or which the Company shall consider to be preliminary thereto and to issue shares as fully or in part paid up, and to pay out of the funds of the Company all brokerage.

(gg)
To enter into and carry into effect any arrangement for joint working in business or for sharing in profits or for amalgamation with any other company or association or any partnership or person carrying on any business within the objects of the Company.

(hh)
To sell or dispose of the undertaking of the Company or any part thereof for such consideration as the Company may think fit, and including for shares, debentures or securities of any other company having objects altogether or in part similar to those of the Company.

(ii)	To make or receive gifts by way of capital contribution or otherwise.

4

(jj)
To adopt such means of making known the products and services of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

(kk)
To obtain any enactment for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

(ll)	To procure the Company to be registered or recognised in any country or place.

(mm)	To sell, improve, manage, develop, exchange, lease, mortgage, enfranchise, dispose of, turn to account or otherwise deal with all or any of the property and rights of the Company.

(nn)
To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation, which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

(oo)	To grant bonuses to any person or persons who are or have been in the employment of the Company.

(pp)
To grant, convey, transfer or otherwise dispose of any property or asset of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof and whether by way of the gift or otherwise the Directors shall deem fit and to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property or assets for a rent or return equal to or less than the market or rack rent thereof or at no rent and subject to or free from covenants and restrictions as the Directors shall deem appropriate.

(qq)
To carry on all or any of the businesses aforesaid either as a separate business or as the principal business of the Company, and to carry on any other business (whether manufacturing or otherwise) which may seem to the Company capable of being conveniently carried on in connection with the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the company’s property or rights.

(rr)
To do all or any of the above things in any part of the world and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with others.

(ss)	To distribute any of the property of the Company in specie among the members.

(tt)
To the extent that the same is permitted by law, to give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company

5

or the Company’s holding company for the time being (as defined by Section 155 of the Companies Act 1963).

(uu)
To do anything which appears to the Company to be requisite, advantageous or incidental to, or which appears to the Company to facilitate, either directly or indirectly, the attainment of the above objects or any of them.

The objects set forth in any sub-clause of this clause shall be regarded as independent objects and shall not, except, where the context expressly so requires, be in any way limited or restricted by reference to or inference from the terms of any other sub-clause, or by the name of the Company.  None of such sub-clauses or the objects therein specified or the powers thereby conferred shall be deemed subsidiary or auxiliary merely to the objects mentioned in the first sub-clause of this clause, but the Company shall have full power to exercise all or any of the powers conferred by any part of this clause in any part of the world notwithstanding that the business, property or acts proposed to be transacted, acquired or performed do not fall within the objects of the first sub-clause of the this clause.

NOTE:
It is hereby declared that the word “Company” in this clause, except where used in reference to this Company shall be deemed to include any partnership or other body of persons whether incorporated or not incorporated and whether domiciled in Ireland or elsewhere.

4.	The liability of the members is limited.

5.
The share capital of the Company is [€40,000 divided into 40,000 Deferred Shares of €1.00 each (the “Deferred Shares”)] and [US$[ ● ]/€[  ●  ]] divided into [ ● ] Ordinary Shares of [US$[ ● ]/€[  ●  ]] each (the “Ordinary Shares”).

6.
The shares forming the capital, increased or reduced, may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

6

WE, the several persons whose names, addresses and descriptions are subscribed, wish to be formed into a Company in pursuance of this memorandum of association, and we agree to take the number of shares in the capital of the Company set opposite our respective names.

Names, Addresses and descriptions of Subscribers	Number of Shares taken by each Subscriber.
MFSD Nominees Limited Riverside One Sir John Rogerson’s Quay Dublin 2 Body Corporate __________________________ Director Name: Garreth O’Brien	One

Total Shares taken: One

Dated: this 24th day of February         2014

Witness to the above signatures:

Signature:
Name:	Stephen D’Ardis
Address:	Riverside One Sir John Rogerson’s Quay Dublin 2

7

Cert. No. 540116

Companies Acts 1963 to 2013

--------------------------------
A PUBLIC COMPANY LIMITED BY SHARES
--------------------------------

ARTICLES OF ASSOCIATION

of

CHIQUITAFYFFES PUBLIC LIMITED COMPANY

CONTENTS

1	Interpretation	1
2	Share capital	6
3	Rights of shares on issue	7
4	Redeemable shares	7
5	Variation of rights	7
6	Trusts not recognised	8
7	Disclosure of interests	8
8	Allotment of shares	10
9	Payment of commission	12
10	Payment by instalments	12
11	Issue of certificates	12
12	Replacement of certificates	12
13	Extent of lien	13
14	Power of sale	13
15	Power to effect transfer	13
16	Proceeds of sale	13
17	Liability on Shares	13
18	Making of calls	14
19	Time of call	15
20	Liability of joint Holders	15
21	Interest on calls	15
22	Instalments treated as calls	15
23	Power to differentiate	15
24	Interest on moneys advanced	15
25	Notice requiring payment	15
26	Power of disposal	16

27	Effect of forfeiture	16
28	Statutory declaration	16
29	Payment of sums due on share issues	17
30	Surrender of shares	17
31	Conversion of shares into stock	17
32	Transfer of stock	17
33	Rights of stockholders	17
34	Form of instrument of transfer	17
35	Execution of instrument of transfer	17
36	Refusal to register transfers	18
37	Procedure on refusal	19
38	Closing of transfer books	19
39	Absence of registration fees	19
40	Retention of transfer instruments	19
41	Renunciation of allotment	20
42	Death of a member	20
43	Transmission on death or bankruptcy	20
44	Rights before registration	20
45	Increase of capital	20
46	Consolidation, sub-division and cancellation of capital	21
47	Fractions on consolidation	21
48	Purchase of own shares	21
49	Reduction of capital	22
50	General Meetings outside the State	22
51	Annual general meetings	22
52	Extraordinary general meetings	22
53	Convening general meetings	22

54	Class meetings	22
55	Notice of general meetings	23
56	Quorum for general meetings	23
57	Special business	24
58	Chairman of general meetings	24
59	Directors’ and Auditors’ right to attend general meetings	24
60	Adjournment of general meetings	24
61	Determination of resolutions	24
62	Entitlement to demand poll	25
63	Taking of a poll	25
64	Votes of members	25
65	Voting by joint Holders	25
66	Voting by incapacitated Holders	26
67	Default in payment of calls	26
68	Restriction of voting rights	26
69	Time for objection to voting	27
70	Appointment of proxy	27
71	Bodies corporate acting by representatives at meetings	28
72	Receipt of proxy appointment	28
73	Effect of proxy appointment	29
74	Effect of revocation of proxy or of authorisation	29
75	Number of Directors	29
76	Share qualification	29
77	Ordinary remuneration of Directors	29
78	Special remuneration of Directors	30
79	Expenses of Directors	30
80	Alternate Directors	30

81	Directors’ powers	31
82	Power to delegate and appoint Committees	31
83	Appointment of attorneys	32
84	Local management	32
85	Borrowing powers	32
86	Execution of negotiable instruments	33
87	Appointment of Directors	33
88	Nomination of Directors	34
89	Disqualification of Directors	36
90	Removal of Directors	36
91	Executive offices	36
92	Directors’ interests	37
93	Restriction on Directors’ voting	38
94	Entitlement to grant pensions	40
95	Convening and regulation of Directors’ meetings	40
96	Quorum for Directors’ meetings	41
97	Voting at Directors’ meetings	41
98	Telecommunication meetings	41
99	Chairman of the board of Directors	41
100	Validity of acts of Directors	41
101	Directors’ resolutions or other documents in writing	42
102	Appointment of secretary	42
103	Use of Seal	42
104	Seal for use abroad	43
105	Signature of sealed instruments	43
106	Declaration of dividends	43
107	Interim and fixed dividends	43

108	Payment of dividends	44
109	Deductions from dividends	44
110	Dividends in specie	44
111	Dividend payment mechanism	44
112	Dividends not to bear interest	45
113	Payment to Holders on a particular date	45
114	Unclaimed dividends	45
115	Reserves	45
116	Accounts	46
117	Capitalisation of distributable profits and reserves	47
118	Capitalisation of non-distributable profits and reserves	49
119	Implementation of capitalisation issues	49
120	Notices in writing	49
121	Service of notices	49
122	Service on joint Holders	51
123	Service on transfer or transmission of shares	51
124	Signature to notices	51
125	Deemed receipt of notices	51
126	Distribution on winding up	51
127	Sale by a liquidator	52
128	Distribution in specie	52
129	Minutes of meetings	52
130	Inspection and secrecy	53
131	Closing Register of Holders or Fixing Record Date	53
132	Destruction of records	53
133	Untraced shareholders	54
134	Indemnity	55

PART I - PRELIMINARY

1.	Interpretation

(a)	The regulations contained in Table A in the first schedule to the Companies Act, 1963 shall not apply to the Company.

(b)	In these Articles the following expressions shall have the following meanings:

“1963 Act”	the Companies Act, 1963;

“1983 Act”	the Companies (Amendment) Act, 1983;

“1996 Regulations”
the Companies Act, 1990 (Uncertificated Securities) Regulations, 1996, S.I. No. 68 of 1996, including any modification thereof or any regulations in substitution thereof made under Section 239 of the 1990 Act and for the time being in force;

“1990 Act”	the Companies Act, 1990;

“Acts”	the Companies Acts 1963 to 2013;

“address”	includes any number or address used for the purposes of communication by way of electronic mail or other electronic communication;

“advanced electronic signature”	the meaning given to that expression in the Electronic Commerce Act, 2000;

“Affiliate”	of any person means any other person that directly or indirectly controls, is controlled by, or is under common control with, such person;

“Approved Nominee”
means a person appointed under contractual arrangements with the Company to hold Shares or rights or interests in Shares on a nominee basis including, without limitation, in connection with the provision of depository, system operator and/or book-entry transfer services;

“Articles”	these articles of association as from time to time and for the time being in force;

“Auditors”	the auditors for the time being of the Company;

“Chiquita”	Chiquita Brands International Inc;

1

“Chiquita Directors”
those Directors appointed in accordance with Article 87(a)(i) of these Articles including any person who becomes a Chiquita Director in accordance with Article 87(a) on the retirement of any such Director;

“Clear Days”	in relation to the period of a notice, that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“Company”	means the company whose name appears in the heading to these Articles;

“Covered Arrangement”
means, with respect to any person and as of any date, any agreement, arrangement or understanding (including any swaps or other derivative or short positions, profit interests, options, hedging transactions and securities lending or borrowing arrangement) to which such person or its Affiliates is, directly or indirectly, a part as of such date (A) with respect to shares of the Company or (B) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such person or any of its Affiliates with respect to securities of the Company or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) or any securities of the Company (other than, in each such case interests in investment companies registered under the Investment Company Act of 1940 of the United States of America);

“Deferred Shares”	means deferred shares of €[ ● ] each in the capital of the Company having the rights and privileges and subject to the restrictions set out in these Articles;

“Directors” or the “Board”
means the directors from time to time and for time being of the Company or the directors present at a meeting of the board of directors and includes any person occupying the position of director by whatever name;

2

“dividend”	includes interim dividends and bonus dividends;

“electronic communication”	the meaning given to that word in the Electronic Commerce Act, 2000;

“electronic signature”	the meaning given to that word in the Electronic Commerce Act, 2000;

“euro” or “EUR” or “€”	the currency of Ireland or if applicable, any successor currency used by the majority of the Member States of the European Union;

“Exchange”	means any securities exchange or other system on which the Shares of the Company may be listed or otherwise authorised for trading from time to time;

“Exchange Act”	means the Securities Exchange Act of 1934 of the United States of America, as amended;

“Fyffes”	Fyffes plc;

“Fyffes Directors”
those Directors appointed in accordance with Article 87(a)(11) of these Articles including any person who becomes a Fyffes Director in accordance with Article 87(a) on the retirement of any such Director;

“Group”	the Company and its subsidiaries from time to time and for the time being;

“Holder”
in relation to any share, the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares;

“Listing”
means the listing of any of the Shares or depository receipts representing Shares, or any shares of any holding company or subsidiary of the Company on the New York Stock Exchange or the listing or quotation of any Shares or depository receipts representing Shares on any other stock exchange or regulated securities market;

“Office”	the registered office for the time being of the Company;

3

“Ordinary Resolution”	means an ordinary resolution of the Company’s shareholders within the meaning of Section 141 of the Act;

“Ordinary Shares”	Ordinary Shares of [US$0.01] each in the capital of the Company having the rights and privileges and subject to the restrictions set out in these Articles;

“paid up”	means paid-up as to the nominal value and any premium payable in respect of the issue of any Shares and includes credited as paid-up;

“properly authenticated dematerialised instruction”	the meaning given in the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No. 68/1996) or the UK Regulations (as applicable);

“qualified certificate”	the meaning given to that word in the Electronic Commerce Act, 2000;

“Redeemable Shares”	means redeemable shares in accordance with section 206 of the 1990 Act;

“Register”	the register of members to be kept by the Company as required by the Acts;

“registered office”	means the registered office of the time being of the Company;

“relevant system”	the meaning given in the Companies Act 1990 (Uncertificated Securities) Regulations 1996 (SI No. 68/1996);

“Seal”	the common seal of the Company or (where relevant) the official securities seal kept by the Company pursuant to the Acts;

“Secretary”	the Secretary of the Company and any person appointed to perform the duties of the Secretary of the Company;

“Section 81 Notice”	notice issued in accordance with section 81 of the Companies Act 1990;

“Share or share”	means in relation to any share, unless specified otherwise or the context otherwise requires, any share in the capital of the Company;

“State”	the island of Ireland excluding Northern Ireland;

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“treasury shares”	shares in the Company which have been redeemed or purchased by the Company and are being held by the Company, as treasury shares in accordance with Part XI of the 1990 Act;

“UK Regulations”	the Uncertificated Securities Regulations 2001 of the United Kingdom;

“US$” or “$”	means United States dollars; and

“warrants to subscribe”	a warrant or certificate or similar document indicating the right of the registered holder thereof (other than under a share option scheme for employees) to subscribe for shares in the Company.

(c)
Expressions in these Articles referring to writing shall be construed, unless the contrary intention appears, as including references to printing, lithography, photography and any other modes or representing or reproducing words in a visible form except as provided in these Articles and/or where it constitutes writing in electronic form sent to the Company, the Company has agreed to its receipt in such form.  Expressions in these Articles referring to execution of any document shall include any mode of execution whether under seal or under hand or any mode of electronic signature as shall be approved by the Directors.  Expressions in these Articles referring to receipt of any electronic communications shall, unless the contrary intention appears, be limited to receipt in such manner as the Company has approved.

(d)
Unless the contrary intention appears, the use of the word “address” in these Articles in relation to electronic communications includes any number or address used for the purpose of such communications.

(e)
Unless specifically defined herein or the context otherwise requires, words or expressions contained in these Articles shall bear the same meaning as in the Acts but excluding any statutory modification thereof not in force when these Articles become binding on the Company.

(f)
The headings and captions included in these Articles are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of these Articles.

(g)	A reference to a statute or statutory provision shall be construed as a reference to the laws of Ireland unless otherwise specified and includes:

(i)	any subordinate legislation made under it including all regulations, by-laws, orders and codes made thereunder;

(ii)	any repealed statute or statutory provision which it re-enacts (with or without modification); and

(iii)	any statute or statutory provision which modifies, consolidates, re- enacts or supersedes it.

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(h)
In these Articles the masculine gender shall include the feminine and neuter, and vice versa, and the singular number shall include the plural, and vice versa, and words importing persons shall include firms or companies.

(i)	Reference herein to a share (or to a holding of shares) being in uncertificated form are references to that share being an uncertificated unit of a security.

PART II - SHARE CAPITAL AND RIGHTS

2.	Share capital

(a)
The share capital of the Company is [€40,000 divided into 40,000 Deferred Shares of €1.00 each and] [US$[ ● ]/€[  ● ]] divided into [[ ● ] US$ Ordinary Shares of US$[ ● ]each/€[  ● ]] Ordinary Shares of €[  ● ] each].

(b)	The Deferred Shares shall have the rights and privileges and be subject to the restrictions set out in this Article 2(b).

(i)
the Deferred Shares are non-voting shares and do not convey upon the holder the right to receive any dividend or distribution declared, made or paid or any return of capital (save as provided in Article 2(b)(ii)) or to receive notice of or to attend, vote or speak at a general meeting;

(ii)
on a return of assets on a winding up of the Company, entitle, subject to any special rights and priorities which may be attached to any other class of share for the time being or from time to time in the capital of the Company and after payment to the holders of the Ordinary Shares of an aggregate amount of €50,000, 000,000, the holder thereof to repayment of the amount paid up on each Deferred Share held by such holder and the holders of the Deferred Shares shall not be entitled to any further participation in the assets or profits of the Company;

(iii)	the Deferred Shares shall not be transferable at any time other than with the prior written consent of the Directors;

(iv)	each Deferred Share in issue may, subject to the provisions of the Acts, be acquired by the Company for nil consideration or such other consideration as the Board may determine;

(v)
any Director of the Company (the “Agent”) is appointed, the attorney of the holder of a Deferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or other documents in the Agent’s discretion in relation to the Deferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or other documents together with any certificate(s) and/or other documents for registration on the occurrence of, or prior to, a Listing and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the acquisition by the Company of the Deferred Shares for nil consideration or such other consideration as the Board may determine and to vest the said Deferred Shares in the Company; and

(vi)	the rights attached to the Deferred Shares shall not be deemed to be varied or abrogated by the creation or issue of any new shares ranking in priority to or

6

pari passu with or subsequent to such shares, any amendment to or variation of the rights of any other class of shares of the Company, the Company reducing its share capital or the redemption, purchase or acquisition of any share, whether a Deferred Share or otherwise.

(c)
In the event that the issued share capital of the Company falls, or if the Board so shall determines is likely to fall, below the minimum statutory requirement pursuant to the Acts, the Directors are authorised to issue such number of Deferred Shares as may be required to maintain the minimum statutory requirement to such number of nominees as may be required to ensure compliance with the Acts with such Deferred Shares to be held by such nominees on behalf of the Holders.

3.	Rights of shares on issue

Without prejudice to any special rights conferred on the Holders of any existing shares or class of shares and subject to the provisions of the Acts, any share may be issued with such rights or restrictions as the Company may by Ordinary Resolution determine.

4.	Redeemable shares

Subject to the provisions of the Acts, any shares may be issued on the terms that they are, or at the option of the Company are, liable to be redeemed on such terms and in such manner as the Company may by special resolution determine.  In addition and subject as aforesaid, the Company is hereby authorised to redeem (on such terms as may be contained in, or be determined pursuant to the provisions of, these Articles or a special resolution of the Company) any of its shares which have been converted into Redeemable Shares. Subject as aforesaid, the Company may cancel any shares so redeemed or may hold them as treasury shares and re-issue such treasury shares as shares of any class or classes or cancel them. Subject to the terms of this Article, a fully-paid ordinary share shall automatically be converted into a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any third party pursuant to which the Company acquires or will acquire the ordinary share, or an interest in the ordinary share, from the relevant third party (a “relevant arrangement”). In these circumstances, the acquisition of each such ordinary shares or interest in an ordinary share by the Company shall constitute the redemption of a Redeemable Share in accordance with Part XI of the 1990 Act, and the terms of redemption shall provide for payment on redemption. If the ordinary share is listed on a recognised stock exchange within the meaning of the 1990 Act, the provisions of this Article applicable to relevant arrangements shall apply unless the Board resolves prior to the existence or creation of the relevant arrangement, that the relevant arrangement concerned is to be treated as an acquisition of shares pursuant to Article 48 in which case the arrangement shall be so executed.

5.	Variation of rights

(a)
Whenever the share capital is divided into different classes of shares, the rights attached to any class may be varied or abrogated with the consent in writing of the Holders of three-fourths in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the Holders of the shares of the class, and may be so varied or abrogated either whilst the Company is a going concern or during or in contemplation of a winding-up. The quorum at any such separate general meeting, other than an adjourned meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an adjourned meeting shall be one person holding shares of the class in question or his proxy.

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(b)
The rights conferred upon the Holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by these Articles or the terms of the issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

6.	Trusts not recognised

Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the Holder. This shall not preclude the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company. The obligations of an Approved Nominee under this Article shall be limited to disclosure of such information relating to the beneficial ownership of any Share as has been recorded by it pursuant to arrangements entered into by the Company or approved by the Directors pursuant to which it was appointed an Approved Nominee.

7.	Disclosure of interests

(a)	If at any time the Directors are satisfied that any member, or any other person appearing to be interested in shares held by such member:

(A) has been duly served with a  notice under Section 81 of the 1990 Act (a “Section 81 notice”) and is in default for the prescribed period (as defined in sub-paragraph (f)(ii)) in supplying to the Company the information thereby required; or (B) in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular; or (C) has failed to comply with the notification requirement in Article 7(h) below, then the Directors may, in their absolute discretion at any time thereafter by notice (a “direction notice”) to such member direct that:-

(i)
in respect of the shares in relation to which the default occurred (the “default shares”) the member shall not be entitled to attend or to vote at a general meeting either personally or by proxy or to exercise any other right conferred by membership in relation to meetings of the Company;

(ii)
where the nominal value of the default shares represents at least one-quarter of one per cent (0.025%) of the nominal value of the issued shares of the class concerned, then the direction notice may additionally direct that:-

(A)
except in a liquidation of the Company, no payment shall be made of any sums due from the Company on the default shares, whether in respect of capital or dividend or otherwise, and the Company shall not have any liability to pay interest on any such payment when it is finally paid to the member (but the provisions of this sub-paragraph (A) shall apply only to the extent permitted from time to time by the listing rules of any securities exchange on which the Company’s shares are listed;

(B)	no other distribution shall be made on the default shares;

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(C)	no transfer of any of the default shares held by such member shall be registered unless:-

(I)
the member is not himself in default as regards supplying the information requested and the transfer when presented for registration is accompanied by a certificate by the member in such form as the Directors may in their absolute discretion require to the effect that after due and careful enquiry the member is satisfied that no person in default as regards supplying such information is interested in any of the shares the subject of the transfer; or

(II)	the transfer is an approved transfer (as defined in sub- paragraph (f)(iii)).

The Company shall send to each other person appearing to be interested in the shares the subject of any direction notice a copy of the notice, but the failure or omission by the Company to do so shall not invalidate such notice.

(b)
Where any person appearing to be interested in the default shares has been duly served with a direction notice or copy thereof and the default shares which are the subject of such direction notice are held by an Approved Nominee, the provisions of this Article shall be treated as applying only to such default shares held by the Approved Nominee and not (insofar as such person’s apparent interest is concerned) to any other shares held by the Approved Nominee.

(c)
Where the member upon whom a Section 81 notice is served is an Approved Nominee acting in its capacity as such, the obligations of the Approved Nominee as a member of the Company shall be limited to disclosing to the Company such information relating to any person appearing to be interested in the shares held by it as has been recorded by it pursuant to the arrangements entered into by the Company or approved by the Directors pursuant to which it was appointed as an Approved Nominee.

(d)	Any direction notice shall immediately cease to have effect:-

(i)	in relation to any shares which are transferred by such member by means of an approved transfer; or

(ii)
when the Directors are satisfied that such member and any other person appearing to be interested in shares held by such member, has given to the Company the information required by the relevant Section 81 notice.

On any direction notice ceasing to have effect the Company shall pay to the Holder (or, in the case of joint Holders, the first named Holder) on the Register in respect of the default shares as of the record date of any such dividend, distribution or other payment withheld pursuant to the provisions of this Article subject always to the provisions of Article 117 which shall be deemed to apply, mutates mutandis, to any amount so withheld.

(e)	The Directors may at any time give notice cancelling a direction notice.

(f)	For the purposes of this Article:-

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(i)
a person shall be treated as appearing to be interested in any shares if the member holding such shares has given to the Company a notification under the said Section 81 which either (i) names such person as being so interested or (ii) fails to establish the identities of all those interested in the shares and (after taking into account the said notification and any other relevant Section 81 notification) the Company knows or has reasonable cause to believe that the person in question is or may be interested in the shares;

(ii)
the prescribed period is twenty eight days from the date of service of the said Section 81 notice unless the nominal value of the default shares represents at least one-quarter of one per cent (0.025%) of the nominal value of the issued shares of that class, when the prescribed period is fourteen days from that date;

(iii)	a transfer of shares is an approved transfer if but only if:-

(A)
it is a transfer of shares to an offeror by way or in pursuance of acceptance of an offer made to all the Holders (or all the Holders other than the person making the offer and his nominees) of the shares in the Company to acquire those shares or a specified proportion of them; or

(B)
the Directors are satisfied that the transfer is made pursuant to a sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the member and with other persons appearing to be interested in such shares; or

(C)	the transfer results from a sale made through a stock exchange on which the Company’s shares are normally traded.

(g)	Nothing contained in this Article shall limit the power of the Company under Section 85 of the 1990 Act.

(h)
Where any member, or any other person with an interest in shares held by such member, is deemed by Section 77 of the 1990 Act (as qualified by Section 78 of the same Act) to have an interest in 3% or more of the issued share capital of the Company, such member or person shall be required to notify the Company both of the existence of such interest and any event which results in the member or person ceasing to be so interested.  Such notification shall be made in the same manner and within the same time period as specified in Sections 70 and 71 of the 1990 Act.

(i)
For the purpose of establishing whether or not the terms of any notice served under this Article shall have been complied with the decision of the Directors in this regard shall be final and conclusive and shall bind all persons interested.

8.	Allotment of shares

(a)
Subject to the provisions of the Acts relating to authority, pre-emption or otherwise in regard to the issue of, or the grant of options over, or other rights to subscribe for, new shares and of any resolution of the Company in general meeting passed pursuant thereto, all unissued shares (including treasury shares) for the time being in the capital of the Company shall be at the disposal of the Directors and (subject to the provisions of the Acts) they may allot, grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its shareholders, but so that no share shall be

10

issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

(b)
Without prejudice to the generality of the powers conferred on the Directors by the other paragraphs of this Article, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to persons who are or have been in the service or employment of the Company or any subsidiary or associated company of the Company (including Directors holding executive offices) on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval.

(c)
The Company may issue warrants to subscribe (by whatever name they are called) to any person to whom the Company has granted the right to subscribe for shares in the Company (other than under a share option scheme for employees) certifying the right of the registered holder thereof to subscribe for shares in the Company upon such terms and conditions as the right may have been granted.

(d)
Where the Directors are authorised to allot relevant securities in accordance with Section 20 of the 1983 Act, the Company may at any time and from time to time resolve by a special resolution referring to this Article 8(d) that the Directors be empowered pursuant to Section 24 of the 1983 Act to allot equity securities (as defined by Section 23 of that Act) for cash pursuant to their authority to allot relevant securities as if sub-section (1) of the said Section 23 did not apply to any such allotment provided that this power shall be limited to:-

(i)
the allotment of equity securities in connection with any rights issue in favour of ordinary shareholders (other than those holders with registered addresses outside the State to whom an offer would, in the opinion of the Directors, be impractical or unlawful in any jurisdiction) and/or any persons having a right to subscribe for or convert securities into ordinary shares in the capital of the Company (including without limitation any holders of options under any of the Company’s share option schemes for the time being) where the equity securities respectively attributable to the interests of such ordinary shareholders or such persons are proportionate (as nearly as may be) to the respective number of ordinary shares held by them or for which they are entitled to subscribe or convert into subject to such exclusions or other arrangements as the Directors may deem necessary or expedient to deal with any regulatory requirements, legal or practical problems in respect of overseas shareholders, fractional entitlements or otherwise; and

(ii)	the allotment of equity securities (other than pursuant to any such issue as referred to in paragraph (i) above) up to the maximum aggregate nominal value specified in such special resolution;

and such power (unless otherwise specified in such special resolution or varied or abrogated by special resolution passed at an intervening extraordinary general meeting) shall unless previously renewed, varied or revoked expire five years from the date of adoption of these Articles, provided that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such offer or agreement as if the power conferred hereby had not expired.  Nothing

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in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by any allottee in favour of some other person.

9.	Payment of commission

The Company may exercise the powers of paying commissions conferred by the Acts.  Subject to the provisions of the Acts, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.  On any issue of shares the Company may also pay such brokerage as may be lawful.

10.	Payment by instalments

If by the conditions of allotment of any share the whole or part of the amount or issue price thereof shall be payable by instalments, every such instalment when due shall be paid to the Company by the person who for the time being shall be the Holder of the share.

PART III - SHARE CERTIFICATES

11.	Issue of certificates

(a)
Unless otherwise provided for by the Board or the rights attaching to or by the terms of issue of any particular Shares, or to the extent required by any stock exchange, depository, or any operator of any clearance or settlement system, no person whose name is entered as a Holder in the Register of Holders shall be entitled to receive a share certificate for all her Shares of each class held by her (nor on transferring a part of holding, to a certificate for the balance).

(b)
Any share certificate, if issued, shall specify the number of Shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Board. Such certificates may be under Seal. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. The name and address of the person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the Register of Holders of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled. The Board may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a Share or Shares held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders.

12.	Replacement of certificates

If a share certificate is defaced, worn out, lost, stolen or destroyed, it may be replaced on such terms (if any) as to evidence and indemnity and payment of any exceptional expenses incurred by the Company in investigating evidence or in relation to any indemnity as the Directors may determine, but otherwise free of charge, and (in the case of defacement or wearing out) on delivery up of the old certificate.

PART IV - LIEN ON SHARES

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13.	Extent of lien

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share.  The Directors, at any time, may declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a share shall extend to all moneys payable in respect of it.

14.	Power of sale

The Company may sell in such manner as the Directors determine any share on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen Clear Days after notice demanding payment, and stating that if the notice is not complied with the share may be sold, has been given to the Holder of the share or to the person entitled to it by reason of the death or bankruptcy of the Holder.

15.	Power to effect transfer

To give effect to a sale, the Directors may authorise some person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser.  The transferee shall be entered in the Register as the Holder of the share comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the sale, and after the name of the transferee has been entered in the Register, the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively. Where a share, which is to be sold as provided for in this Part IV, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations or the UK Regulations (as applicable) to change such share into certificated form prior to its sale under this Part IV.

16.	Proceeds of sale

The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sum for which the lien exists as is presently payable and any residue (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) shall be paid to the person entitled to the shares at the date of the sale.

17.	Liability on Shares

Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any Shares registered in the Register as held either jointly or solely by any Holders or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Holder by the Company on or in respect of any Shares registered as mentioned above or for or on account or in respect of any Holder and whether in consequence of:

(a)	the death of such Holder;

(b)	the non-payment of any income tax or other tax by such Holder;

13

(c)	the non-payment of any estate, probate, succession, death, stamp or other duty by the executor or administrator of such Holder or by or out of her estate; or

(d)	any other act or thing;

in every such case (except to the extent that the rights conferred upon holders of any class of Shares under the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(e)	the Company shall be fully indemnified by such Holder or her executor or administrator from all liability;

(f)
the Company shall have a lien upon all dividends and other monies payable in respect of the Shares registered in the Register as held either jointly or solely by such Holder for all monies paid or payable by the Company as referred to above in respect of such Shares or in respect of any dividends or other monies thereon or for or on account or in respect of such Holder under or in consequence of any such law, together with interest at the rate of 15 % per annum (or such other rate as the Board may determine) thereon from the date of payment to date of repayment, and the Company may deduct or set off against such dividends or other monies so payable any monies paid or payable by the Company as referred to above together with interest at the same rate;

(g)
the Company may recover as a debt due from such Holder or her executor or administrator (wherever constituted) any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period referred to above in excess of any dividends or other monies then due or payable by the Company; and

(h)
the Company may if any such money is paid or payable by it under any such law as referred to above refuse to register a transfer of any Shares by any such Holder or her executor or administrator until such money and interest is set off or deducted as referred to above or in the case that it exceeds the amount of any such dividends or other monies then due or payable by the Company, until such excess is paid to the Company.

Subject to the rights conferred upon the holders of any class of Shares, nothing in this Article 17 will prejudice or affect any right or remedy which any law may confer or purport to confer on the Company. As between the Company and every such Holder as referred to above (and, her executor, administrator and estate, wherever constituted), any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company. Nothing in this Article 17 shall impose any liability or obligation on an Approved Nominee or on any Share held by an Approved Nominee acting in its capacity as such.

PART V - CALLS ON SHARES AND FORFEITURE

18.	Making of calls

Subject to the terms of allotment, the Directors may make calls upon the members in respect of any moneys unpaid on their shares and each member (subject to receiving at least fourteen Clear Days’ notice specifying when and where payment is to be made) shall pay to the Company as required by the notice the amount called on his shares.  A call may be required to be paid by instalments.  A call may be revoked before receipt by the Company of a sum due thereunder, in whole or in part and payment of a call may be postponed in whole or in part.  A

14

person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

19.	Time of call

A call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed.

20.	Liability of joint Holders

The joint Holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.	Interest on calls

If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Acts) but the Directors may waive payment of the interest wholly or in part.

22.	Instalments treated as calls

An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

23.	Power to differentiate

Subject to the terms of allotment, the Directors may make arrangements on the issue of shares for a difference between the Holders in the amounts and times of payment of calls on their shares.

24.	Interest on moneys advanced

The Directors, if they think fit, may receive from any member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may pay (until the same would, but for such advance, become payable) interest at such rate, not exceeding (unless the Company in general meeting otherwise directs) fifteen per cent. per annum, as may be agreed upon between the Directors and the member paying such sum in advance.

25.	Notice requiring payment

(a)
If a member fails to pay any call or instalment of a call on the day appointed for payment thereof, the Directors, at any time thereafter during such times as any part of the call or instalment remains unpaid, may serve a notice on him requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued.

(b)
The notice shall name a further day (not earlier than the expiration of fourteen Clear Days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or

15

before the time appointed the shares in respect of which the call was made will be liable to be forfeited.

(c)
If the requirements of any such notice as aforesaid are not complied with then, at any time thereafter before the payment required by the notice has been made, any shares in respect of which the notice has been given may be forfeited by a resolution of the Directors to that effect.  The forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before forfeiture.  The Directors may accept a surrender of any share liable to be forfeited hereunder.

(d)
On the trial or hearing of any action for the recovery of any money due for any call it shall be sufficient to prove that the name of the member sued is entered in the Register as the Holder, or one of the Holders, of the shares in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

26.	Power of disposal

Subject to the provisions of the Acts, a forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.  Where for the purposes of its disposal such a share is to be transferred to any person, the Directors may authorise some person to execute an instrument of transfer of the share to that person.  The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and thereupon he shall be registered as the Holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share. Where a share, which is to be sold as provided for in this Part V, is held in uncertificated form or is represented by a depositary interest, the Directors may authorise some person to do all that is necessary under the 1996 Regulations or the UK Regulations (as applicable) to change such share into certificated form prior to its sale under this Part.

27.	Effect of forfeiture

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but nevertheless shall remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, without any deduction or allowance for the value of the shares at the time of forfeiture but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.  The Board may waive payment of the sums due wholly or in part.  When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share; but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

28.	Statutory declaration

A statutory declaration that the declarant is a Director or the Secretary of the Company, and that a share in the Company has been duly forfeited on the date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share.

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29.	Payment of sums due on share issues

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

30.	Surrender of shares

The Directors may accept the surrender of any share which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it has been forfeited.

PART VI - CONVERSION OF SHARES INTO STOCK

31.	Conversion of shares into stock

The Company by Ordinary Resolution may convert any paid up shares into stock and reconvert any stock into paid up shares of any denomination.

32.	Transfer of stock

The Holders of stock may transfer the same or any part thereof, in the same manner, and subject to the same regulations, as and subject to which the shares from which the stock arose might have been transferred before conversion, or as near thereto as circumstances admit; and the Directors may fix from time to time the minimum amount of stock transferable but so that such minimum shall not exceed the nominal amount of each share from which the stock arose.

33.	Rights of stockholders

(a)
The Holders of stock shall have, according to the amount of stock held by them, the same rights, privileges and advantages in relation to dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such right, privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which, if existing in shares, would not have conferred that right, privilege or advantage.

(b)	Such of these Articles as are applicable to paid up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

PART VII - TRANSFER OF SHARES

34.	Form of instrument of transfer

Subject to such of the restrictions of these Articles and to such of the conditions of issue as may be applicable, the shares of any member may be transferred by instrument in writing in any usual or common form or any other form which the Directors may approve.

35.	Execution of instrument of transfer

(a)	The instrument of transfer of any share may be executed by or on behalf of the transferor by the Secretary, the Assistant Secretary or any such person that the

17

Secretary or an Assistant Secretary nominates for that purposes (whether in respect of specific transfers or pursuant to a general standing authorisation), and the Secretary, Assistant Secretary or the relevant nominee shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary, Assistant Secretary or the relevant nominee as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered in the Register in respect thereof.  Neither the title of the transferee nor the title of the transferor shall be effected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

(b)
The Company, at its absolute discretion, may procure that an indirect subsidiary of the Company or any other person shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company.  If stamp duty resulting from the transfer of shares in the Company, which would otherwise be payable by the transferee, is paid by any indirect subsidiary of the Company on behalf of or as agent for the transferee, then in those circumstances, the Company shall on behalf of any such subsidiary, be entitled to (i) seek reimbursement of the stamp duty from the transferor or transferee (at its discretion), (ii) set-off the stamp duty against any dividends payable to the transferor or transferee (at its discretion) and (iii) to claim a first and permanent lien on the shares on which stamp duty has been paid by any such subsidiary for the amount of stamp duty paid.  The Company’s lien shall extend to all dividends paid on those shares. The members of the Company appoint any indirect subsidiary of the Company from time to time as their agent in relation to stamp duty. Nothing in this Article shall impose any liability or obligation on an Approved Nominee or on any Share held by an Approved Nominee acting in its capacity as such.

(c)
Notwithstanding the provisions of these Articles and subject to any regulations made under Section 239 of the 1990 Act, title to any shares in the Company or any depositary interest representing title to any shares in the Company may also be evidenced and transferred without a written instrument in accordance with Section 239 of the 1990 Act or any regulations made thereunder or the UK Regulations, as applicable.  The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates, in order to give effect to such regulations.

36.	Refusal to register transfers

(a)
If the Company is under a contractual obligation to register or to refuse to register the transfer of a share to any person, the Board shall act in accordance with such obligation and register or refuse to register the transfer of a share to such person, whether or not it is a fully-paid share or a share on which the Company has a lien. Subject to the foregoing sentence, the Directors in their absolute discretion and without assigning any reason therefor may decline to register:-

18

(i)	any transfer of a share which is not fully paid; or

(ii)	any transfer to or by a minor or person of unsound mind;

but this shall not apply to a transfer of such a share resulting from a sale of the share through a stock exchange on which the share is listed.

(b)	The Directors may decline to recognise any instrument of transfer unless:-

(i)
the instrument of transfer (being a transfer which is not effected in a manner permitted by Article 35(b)) is accompanied by the certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer;

(ii)	the instrument of transfer is in respect of one class of share only;

(iii)	the instrument of transfer is in favour of not more than four transferees;

(iv)	it is lodged at the Office or at such other place as the Directors may appoint; and

(v)
unless a registration statement under the Securities Act of 1933 of the United States of America is in effect with respect to such transfer or such transfer is exempt from registration and, if requested by the Board, a written opinion from counsel reasonably acceptable to the Board is obtained to the effect that such transfer is exempt from registration.

(c)
The Directors may decline to register any transfer of shares in uncertificated form or any depositary interest representing title to any shares in the Company  only in such circumstances as may be permitted or required by the 1996 Regulations and/or the UK Regulations (as applicable).

37.	Procedure on refusal

If the Directors refuse to register a transfer then, within two months after the date on which the transfer was lodged with the Company, they shall send to the transferee notice of the refusal.

38.	Closing of transfer books

The registration of transfers of shares or of transfers of any class of shares may be suspended at such times and for such periods (not exceeding thirty days in each year) as the Directors may determine.

39.	Absence of registration fees

No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

40.	Retention of transfer instruments

The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

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41.	Renunciation of allotment

Nothing in these Articles shall preclude the Directors from recognising a renunciation of the allotment of any shares by the allottee in favour of some other person.

PART VIII - TRANSMISSION OF SHARES

42.	Death of a member

If a member dies the survivor or survivors where he was a joint Holder, and his personal representatives where he was a sole Holder or the only survivor of joint Holders, shall be the only persons recognised by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

43.	Transmission on death or bankruptcy

A person becoming entitled to a share in consequence of the death or bankruptcy of a member may elect, upon such evidence being produced as the Directors may properly require, either to become the Holder of the share or to have some person nominated by him registered as the transferee.  If he elects to become the Holder he shall give notice to the Company to that effect.  If he elects to have another person registered he shall execute an instrument of transfer of the share to that person.  All of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred.

44.	Rights before registration

A person becoming entitled to a share by reason of the death or bankruptcy of a member (upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share) shall have the rights to which he would be entitled if he were the Holder of the share, except that, before being registered as the Holder of the share, he shall not be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the Holders of any class of shares in the Company, so, however, that the Directors, at any time, may give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety days, the Directors thereupon may withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

PART IX - ALTERATION OF SHARE CAPITAL

45.	Increase of capital

(a)	The Company from time to time by Ordinary Resolution may increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe.

(b)
Subject to the provisions of the Acts, the new shares shall be issued to such persons, upon such terms and conditions and with such rights and privileges annexed thereto as the general meeting resolving upon the creation thereof shall direct and, if no direction be given, as the Directors shall determine and in particular such shares may

20

be issued with a preferential or qualified right to dividends and in the distribution of the assets of the Company and with a special, or without any, right of voting.

(c)
Except so far as otherwise provided by the conditions of issue or by these Articles, any capital raised by the creation of new shares shall be considered part of the pre-existing ordinary capital and shall be subject  to the provisions herein contained with reference to calls and instalments, transfer and transmission, forfeiture, lien and otherwise.

46.	Consolidation, sub-division and cancellation of capital

The Company, by Ordinary Resolution, may:-

(a)	consolidate and divide all or any of its share capital into shares of larger amount;

(b)
subject to the Acts, subdivide its shares, or any of them, into shares of smaller amount, so however that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived (and so that the resolution whereby any share is sub-divided may determine that, as between the Holders of the shares resulting from such sub-division, one or more of the shares may have, as compared with the others, any such preferred, deferred or other rights or be subject to any such restrictions as the Company has power to attach to unissued or new shares);

(c)
cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and reduce the amount of its authorised share capital by the amount of the shares so cancelled; or

(d)	subject to applicable law, change the currency denomination of its share capital.

47.	Fractions on consolidation

Subject to the provisions of these Articles, whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the Directors may sell, on behalf of those members, the shares representing the fractions for the best price reasonably obtainable to any person and distribute the proceeds of sale in due proportion among those members, and the Directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser.  The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

48.	Purchase of own shares

Subject to the Acts, the Company may, without prejudice to any relevant special rights attached to any class of Shares pursuant to section 211 of the 1990 Act, purchase any of its own Shares (including any Redeemable Shares and without any obligation to purchase on any pro rata basis as between Holders or Holders of the same class) and may cancel any Shares so purchased or hold them as treasury shares (as defined in section 209 of the 1990 Act) and may reissue any such Shares as Shares of any class or classes. The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Acts. The holder of the Shares being purchased shall be bound to deliver up to the Company at its registered office or such other place as the Board shall specify, the certificate(s) (if any) thereof for cancellation (or, in the case of any defaced, worn out, lost, stolen or destroyed share certificate, an indemnity in lieu thereof in terms satisfactory to the Board) and

21

thereupon the Company shall pay to the holder the purchase or redemption monies or consideration in respect thereof.  The Company may in addition acquire any of its own shares in accordance with the provisions of Section 41 of the 1983 Act for no consideration and on such other terms as it deems appropriate and may cancel such shares on acquisition.

49.	Reduction of capital

The Company, by special resolution, may reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law.

PART X - GENERAL MEETINGS

50.	General Meetings outside the State

Subject to section 140 of the Act, all general meetings of the Company may be held outside of Ireland, and, in any event, at such place as the Board may designate.

51.	Annual general meetings

The Company shall hold in each year a general meeting as its annual general meeting in addition to any other meeting in that year and shall specify the meeting as such in the notices calling it.  Not more than fifteen months shall elapse between the date of one annual general meeting and that of the next.

52.	Extraordinary general meetings

All general meetings other than annual general meetings shall be called extraordinary general meetings.

53.	Convening general meetings

The Directors may convene general meetings.  Extraordinary general meetings may also be convened on such requisition, or in default may be convened by such requisitionists, and in such manner as may be provided by the Acts.  If at any time there are not within the State sufficient Directors capable of acting to form a quorum, any Director or any two members of the Company may convene an extraordinary general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

54.	Class meetings

All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate general meeting of the Holders of any class of shares in the capital of the Company, except that:-

(e)
the necessary quorum shall be two or more persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class or, at any adjourned meeting of such Holders, one Holder present in person or by proxy, whatever the amount of his holding, shall be deemed to constitute a meeting; and

(f)	any Holder of shares of the class present in person or by proxy may demand a poll; and

22

(g)	on a poll, each Holder of shares of the class shall have one vote in respect of every share of the class held by him.

55.	Notice of general meetings

(a)
Subject to the provisions of the Acts allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one Clear Days’ notice and all other extraordinary general meetings shall be called by at least fourteen Clear Days’ notice.

(b)
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend and vote is entitled to appoint a proxy or proxies to attend, speak and vote in his place and that a proxy need not be a member of the Company.  It shall also give particulars of any Directors who are to retire by rotation or otherwise at the meeting and of any persons who are recommended by the Directors for appointment or re-appointment as Directors at the meeting or in respect of whom notice has been duly given to the Company of the intention to propose them for appointment or re-appointment as Directors at the meeting.  Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and the Auditors.

(c)	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.

(d)
Where, by any provision contained in the Acts, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors of the Company have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Acts permit) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Acts.

PART XI - PROCEEDINGS AT GENERAL MEETINGS

56.	Quorum for general meetings

(a)
No business shall be transacted at any general meeting unless a quorum is present.  Two or more members present in person or by proxy holding not less than a majority of the issued and outstanding shares of the Company (whether or not any such member  exercises his voting rights in whole, in part or at all at the relevant general meeting) entitled to vote at the meeting in question shall be a quorum.

(b)
If such a quorum is not present within half an hour from the time appointed for the meeting, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such time and place as the Directors may determine.  If at the adjourned meeting such a quorum is not present within half an hour from the time appointed for the meeting, the meeting, if convened otherwise than by resolution of the Directors, shall be dissolved, but if the meeting shall have been convened by

23

resolution of the Directors, two persons entitled to be counted in a quorum present at the meeting shall be a quorum.

57.	Special business

All business shall be deemed special that is transacted at an extraordinary general meeting.  All business that is transacted at an annual general meeting shall also be deemed special, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and reports of the Directors and Auditors, the election of Directors in the place of those retiring (whether by rotation or otherwise), the fixing of the remuneration of the Directors, the re-appointment of the retiring Auditors and the fixing of the remuneration of the Auditors.

58.	Chairman of general meetings

(a)
The chairman of the board of Directors or, in his absence, the deputy chairman (if any) or, in his absence, some other Director nominated by the Directors, shall preside as chairman at every general meeting of the Company.  If at any general meeting none of such persons shall be present within fifteen minutes after the time appointed for the holding of the meeting and willing to act, the Directors present shall elect one of their number to be chairman of the meeting and, if there is only one Director present and willing to act, he shall be chairman.

(b)
If at any meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of the members personally present to be chairman of the meeting.

59.	Directors’ and Auditors’ right to attend general meetings

A Director shall be entitled, notwithstanding that he is not a member, to attend and speak at any general meeting and at any separate meeting of the Holders of any class of shares in the Company.  The Auditors shall be entitled to attend any general meeting and to be heard on any part of the business of the meeting which concerns them as the Auditors.

60.	Adjournment of general meetings

The chairman, with the consent of a meeting at which a quorum is present, may (and if so directed by the meeting, shall) adjourn the meeting from time to time (or sine die) and from place to place, but no business shall be transacted at any adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place.  Where a meeting is adjourned sine die, the time and place for the adjourned meeting shall be fixed by the Directors.  When a meeting is adjourned for fourteen days or more or sine die, at least seven Clear Days’ notice shall be given specifying the time and meeting and the general nature of the business to be transacted.  Save as aforesaid it shall not be necessary to give any notice of an adjourned meeting.

61.	Determination of resolutions

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded.  Unless a poll is so demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.  The demand for a poll may be withdrawn

24

before the poll is taken but only with the consent of the chairman, and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

62.	Entitlement to demand poll

Subject to the provisions of the Acts, a poll may be demanded:-

(a)	by the chairman of the meeting;

(b)	by at least five members present (in person or by proxy) having the right to vote at the meeting;

(c)	by any member or members present (in person or by proxy) representing not less than one-tenth of the total voting rights of all the members having the right to vote at the meeting; or

(d)
by a member or members present (in person or by proxy) holding shares in the Company conferring the right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

63.	Taking of a poll

(a)
Save as provided in paragraph (b) of this Article, a poll shall be taken in such manner as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll.  The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

(b)
A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken either forthwith or at such time (not being more than thirty days after the poll is demanded) and place as the chairman of the meeting may direct.  The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.  If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn, the meeting shall continue as if the demand had not been made.

(c)
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded.  In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

64.	Votes of members

Votes may be given either personally or by proxy or a duly authorised representative of a corporate member.  Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every member shall have one vote, so, however, that no individual shall have more than one vote, and on a poll every member present in person or by proxy or a duly authorised representative of a corporate member shall have one vote for every share carrying voting rights of which he is the Holder.  On a poll a member entitled to more than one vote need not use all his votes or cast all the votes he uses in the same way. The chairman of the meeting shall not have a casting vote.

65.	Voting by joint Holders

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Where there are joint Holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, in respect of such share shall be accepted to the exclusion of the votes of the other joint Holders; and for this purpose seniority shall be determined by the order in which the names of the Holders stand in the Register in respect of the share.

66.	Voting by incapacitated Holders

A member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction (whether in the State or elsewhere) in matters concerning mental disorder, may vote, whether on a show of hands or on a poll, by his committee, receiver, guardian or other person appointed by that court and any such committee, receiver, guardian or other person may vote by proxy on a show of hands or on a poll.  Evidence to the satisfaction of the Directors of the authority of the person claiming to exercise the right to vote shall be received at the Office or at such other address as is specified in accordance with these Articles for the receipt of appointments of proxy, not less than forty-eight hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

67.	Default in payment of calls

Unless the Directors otherwise determine, no member shall be entitled to vote at any general meeting or any separate meeting of the Holders of any class of shares in the Company, either in person or by proxy, or to exercise any privilege as a member in respect of any share held by him unless all moneys then payable by him in respect of that share have been paid.

68.	Restriction of voting rights

(a)
If at any time the Directors shall determine that a Specified Event (as defined in paragraph (f) of this Article 68) shall have occurred in relation to any share or shares the Directors may serve a notice to such effect on the Holder or Holders thereof.  Upon the service of any such notice (in these Articles referred to as a “Restriction Notice”) no Holder or Holders of the share or shares specified in such Restriction Notice shall be entitled, for so long as such Restriction Notice shall remain in force, to attend or vote at any general meeting either personally or by proxy.

(b)
A Restriction Notice shall be cancelled by the Directors as soon as reasonably practicable, but in any event not later than forty-eight hours, after the Holder or Holders concerned shall have remedied the default by virtue of which the Specified Event shall have occurred.  A Restriction Notice shall automatically cease to have effect in respect of any share transferred upon registration of the relevant transfer provided that a Restriction Notice shall not cease to have effect in respect of any transfer where no change in the beneficial ownership of the share shall occur and for this purpose it shall be assumed that no such change has occurred where a transfer form in respect of the share is presented for registration having been stamped at a reduced rate of stamp duty by virtue of the transferor or transferee claiming to be entitled to such reduced rate as a result of the transfer being one where no beneficial interest passes.

(c)
The Directors shall cause a notation to be made in the Register against the name of any Holder or Holders in respect of whom a Restriction Notice shall have been served indicating the number of shares specified in such Restriction Notice and shall cause such notation to be deleted upon cancellation or cesser of such Restriction Notice.

(d)	Any determination of the Directors and any notice served by them pursuant to the provisions of this Article shall be conclusive as against the Holder or Holders of any

26

share and the validity of any notice served by the Directors in pursuance of this Article shall not be questioned by any person.

(e)
If, while any Restriction Notice shall remain in force in respect of any Holder or Holders of any shares, such Holder or Holders shall be issued with any further shares as a result of such Holder or Holders not renouncing any allotment of shares made to him or them pursuant to a capitalisation issue under Part XXII of these Articles, the Restriction Notice shall be deemed also to apply to such Holder or Holders in respect of such further shares on the same terms and conditions as were applicable to the said Holder or Holders immediately prior to such issue of further shares.

(f)
For the purpose of these Articles the expression “Specified Event” in relation to any share shall mean the failure by the Holder or Holders thereof to pay any call or instalment of a call in the manner and at the time appointed for payment thereof.

69.	Time for objection to voting

No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered and every vote not disallowed at such meeting shall be valid.  Any such objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive.

70.	Appointment of proxy

(a)
Every member entitled to attend and vote at a general meeting may appoint a proxy or proxies to attend, speak and vote on his behalf provided that, where a shareholder appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to a different share or shares held by him.  The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointer. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal, under the hand of a duly authorised officer thereof or in such manner as the Directors may approve. A proxy need not be a member of the Company. The appointment of a proxy in electronic form shall only be effective in such manner as the Directors may approve.

(b)
Without limiting the foregoing, in relation to any shares which are held in uncertificated form, the Directors may from time to time permit appointments of a proxy to be made by means of electronic communication in the form of an Uncertificated Proxy Instruction, (that is, a properly authenticated dematerialised instruction, and or other instruction or notification, which is sent by means of the relevant system concerned and received by such participant in that system acting on behalf of the Company as the Directors may prescribe in such form and subject to such terms and conditions as may from time to time be prescribed by the Directors (subject always to the facilities and requirements of the relevant system concerned)); and may in a similar manner permit supplements to, or amendments or revocations of, any such Uncertificated Proxy Instruction to be made by like means. The Directors may in addition prescribe the method of determining the time at which any such properly authenticated dematerialised instruction (and or other instruction or notification) is to be treated as received by the Company or such participant. The Directors may treat any such Uncertificated Proxy Instruction which purports to be or is expressed to be sent on behalf of a Holder of a share as sufficient evidence of the authority of a person sending that instruction to send it on behalf of that Holder.

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(c)
The Directors may send, at the expense of the Company, by post, electronic mail or otherwise, to the members forms for the appointment of a proxy (in such form as the Directors may approve and with or without stamped envelope for their return) for use at any general meeting or at any class meeting either in blank or nominating any one or more of the Directors or any other persons in the alternative. The proxy form must make provision for three-way voting on all resolutions intended to be proposed, other than resolutions which are merely procedural. If for the purpose of any meeting invitations to appoint as proxy a person or one of the number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy but the accidental omission to issue such invitation to, or the non-receipt to such invitations by, any member shall not invalidate the proceedings at any such meeting.

(d)
Subject to the foregoing, a Holder may appoint a proxy by means of an “omnibus” or “enduring” proxy with or without a power of substitution. Such “omnibus” or “enduring” proxy may provide that all persons who appear in a specified register maintained by an Approved Nominee (each a “specified holder”) may act as proxy for so long as the name of the specified holder appears in the specified Approved Nominee register in respect of the relevant number of Shares which appear opposite the name of the specified holder in the Approved Nominee register from time to time (the “Relevant Shares”) in relation to all meetings of the Company, and if any specified holder does not attend a meeting of the Company, the relevant Holder may appoint such other persons as may be nominated by the specified holder from time to time in accordance with the proxy registration system for specified holders as the Holder’s proxy in relation to all meetings of the Company in respect of the Relevant Shares.

71.	Bodies corporate acting by representatives at meetings

Any body corporate which is a member of the Company may, by resolution of its directors or other governing body, authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or any class of members of the Company, and any person so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company. Where a member appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise rights attached to a different share or shares held by the member.

72.	Receipt of proxy appointment

Where the appointment of a proxy and the power of attorney or other authority, if any, under which it is signed, or a certified copy of that power or authority or any other proof or confirmation of that power or authority acceptable to the Directors is to be received by the Company in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:-

(i)	in the notice convening the meeting; or

(ii)	in any appointment of proxy sent out by the Company in relation to the meeting; or

(iii)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

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provided it is so received by the Company not less than forty-eight hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote, or (in the case of a poll taken otherwise than at or on the same day as the meeting or adjourned meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid PROVIDED THAT in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date which is less than seven days after the date of the meeting which was adjourned or at which the poll was demanded, it shall be sufficient if the appointment of proxy and any other authority and certification thereof as aforesaid is so received by the Company at the commencement of the adjourned meeting or the taking of the poll and an appointment of proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not require to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

73.	Effect of proxy appointment

A proxy shall have the right to exercise all or any of the rights of his appointer, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he has appointed to the proxy to attend, to demand or join in demanding a poll and to speak and vote at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain in his discretion on any resolution put to the vote. The appointment of a proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. The instrument appointing a proxy shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates.

74.	Effect of revocation of proxy or of authorisation

A vote given or poll demanded in accordance with the terms of an appointment of a proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the previous death, insanity or winding up of the principal or revocation of the proxy or of the authority under which the proxy or authority was executed or the transfer of the share in respect of which the proxy or authority is given, if no intimation in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer as aforesaid is received by the Company at the Office, at least one hour before the commencement of the meeting or adjourned meeting at which the proxy is used or the representative acts PROVIDED HOWEVER that where such intimation is given in electronic form it shall have been received by the Company at least 24 hours (or such lesser time as the Directors may specify) before the commencement of the meeting.

PART XII – DIRECTORS

75.	Number of Directors

Unless otherwise determined by the Company in general meeting, the number of Directors shall not be more than fifteen nor less than two.

76.	Share qualification

A Director shall not require a share qualification.

77.	Ordinary remuneration of Directors

Each Director shall be paid a fee for the services (which shall be deemed to accrue from day to day) at such rate as may from time to time be determined by the board of Directors.

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78.	Special remuneration of Directors

Any Director who holds any executive office (including for this purpose the office of chairman or deputy chairman) or who serves on any committee, or who otherwise performs services which in the opinion of the Directors are outside the scope of the ordinary duties of a Director, may be paid such extra remuneration by way of salary, commission or otherwise as the Directors may determine.

79.	Expenses of Directors

The Directors and members of committees may be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees or general meetings or separate meetings of the Holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties and may be paid a fixed sum for attendance at any meeting of the board of Directors or a stated salary as a Director, as the board of Directors may from time to time determine. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.

80.	Alternate Directors

(a)
Any Director may appoint by writing (whether in electronic form or otherwise) under his hand any person (including another Director) to be his alternate provided always that no such appointment of a person other than a Director as an alternate shall be operative unless and until such appointment shall have been approved by resolution of the Directors.  Any such authority may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic or advanced electronic signature of the Director giving such authority.

(b)
An alternate Director shall be entitled, subject to his giving to the Company an address within Ireland, the United Kingdom or the United States of America, to receive notices of all meetings of the Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at any such meeting at which the Director appointing him is not personally present and in the absence of his appointor to exercise all the powers, rights, duties and authorities of his appointor as a Director (other than the right to appoint an alternate hereunder).

(c)
Save as otherwise provided in these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the Director appointing him.  The remuneration of any such alternate Director shall be payable out of the remuneration paid to the Director appointing him and shall consist of such portion of the last mentioned remuneration as shall be agreed between the alternate and the Director appointing him.

(d)
A Director may revoke at any time the appointment of any alternate appointment by him.  If a Director shall die or cease to hold the office of Director the appointment of his alternate shall thereupon cease and determine.

(e)
If a Director retires by rotation or otherwise but is re-appointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an alternate Director made by him which was in force immediately prior to his retirement shall continue after his re-appointment.

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(f)
Any appointment or revocation by a Director under this Article shall be effected by notice in writing (whether in electronic form or otherwise) given under his hand to the Secretary or deposited or received at the Office or in any other manner approved by the Directors.

PART XIII - POWERS OF DIRECTORS

81.	Directors’ powers

Subject to the provisions of the Acts, the Memorandum of Association of the Company and these Articles and to any directions by the members given by Ordinary Resolution, not being inconsistent with these Articles or with the Acts, the business of the Company shall be managed by the Directors who may do all such acts and things and exercise all the powers of the Company as are not by the Acts or by these Articles required to be done or exercised by the Company in general meeting.  No alteration of the Memorandum of Association of the Company or of these Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given.  The powers given by this Article shall not be limited by any special power given to the Directors by these Articles and a meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

82.	Power to delegate and appoint Committees

(a)
Without prejudice to the generality of the last preceding Article, the Directors may, by resolution adopted by a majority of the Board then in office, delegate any of their powers to any Chief Executive Officer, or any Director holding any other executive office or appoint an executive committee and one or more other committees each of which shall have two or more members consisting, during the first 12 months following the Listing, of at least one Fyffes Director and at least one Chiquita Director together with such other persons (if any) as may be appointed to such committee by the Directors  provided that a majority of the members of each committee appointed by the Directors shall at all times consist of Directors.  No resolution of any such committee shall be effective unless a majority of the members of the committee present at the meeting at which it was passed are Directors. Any such delegation may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked. Subject to any such conditions, the proceedings of a committee with two or more members shall be governed by the provisions of these Articles regulating the proceedings of Directors so far as they are capable of applying.

(b)
In the event that any Fyffes Director or Chiquita Director appointed to a committee is unable or unwilling to serve or ceases to serve as a Director during the first 12 months following Listing, such Director shall be replaced by a Chiquita Director or a Fyffes Director, as applicable.

(c)
To the extent provided in the resolution referred to in sub-paragraph (a) of this Article (and unless otherwise provided in the resolution of the Directors designating the members of such committee), each committee shall have and may exercise all the authority of the board of Directors except that no such committee shall:

(i)	elect or appoint any Director, or remove any officer or director;

(ii)	amend or repeal any resolution theretofore adopted by the board of Directors which by its terms is amendable or repealable only by the board of Directors.

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(d)	The board of Directors, by resolution adopted by a majority of the Board then in office, may, subject to sub-paragraph (a) of this Article:

(i)	fill any vacancy in any such committee;

(ii)	appoint one or more Directors or other persons to serve as additional members of any such committee;

(iii)
appoint one or more Directors or other persons to serve as alternate members of any such committee, to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members;

(iv)	abolish any such committee at its pleasure; and

(v)	remove any director or other person from membership of such committee at any time, with or without cause

(e)
Action taken at a meeting of any committee established under this Article shall be reported to the board of Directors at its next meeting following such committee meeting, except that, when the meeting of the board of Directors is held within two days after the committee meeting, such report shall, if not made at its first meeting, be made to the board of Directors at its second meeting following such committee meeting.

83.	Appointment of attorneys

The Directors, from time to time and at any time by power of attorney under hand or seal, may appoint any company, firm or person or fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit.  Any such power of attorney may contain such provisions for the protection of persons dealing with any such attorney as the Directors may think fit and may authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him.

84.	Local management

Without prejudice to the generality of Article 81 and Article 82, the Directors may establish any committees, local boards or agencies for managing any of the affairs of the Company, either in the State or elsewhere, and may appoint any persons to be members of such committees, local boards or agencies and may fix their remuneration and may delegate to any committee, local board or agent any of the powers, authorities and discretions vested in the Directors with power to sub-delegate and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith with any such committee, local board or agency, without notice of any such removal, annulment or variation shall be affected thereby.

85.	Borrowing powers

The Directors may exercise all the powers of the Company to borrow or raise money and to mortgage or charge its undertaking, property, assets, and uncalled capital or any part thereof and subject to Part III of the 1983 Act to issue debentures, debenture stock and other

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securities whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party, without any limitation as to amount.

86.	Execution of negotiable instruments

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by such person or persons and in such manner as the Directors shall determine from time to time by resolution.

PART XIV - APPOINTMENT OF DIRECTORS

87.	Appointment of Directors

(a)	On or prior to the Listing, the board of Directors shall be comprised as follows:

(i)	six individuals designated by Chiquita;

(ii)	six individuals designated by Fyffes; and

(iii)	one individual designated by mutual agreement between Chiquita and Fyffes;

in each case, in accordance with the arrangements agreed by the Company with those parties; provided that in the event that any of the above is unable or unwilling to serve or ceases to serve within twelve months of the Listing on such board of Directors, a replacement shall be selected by the Chiquita Directors or the Fyffes Directors, as applicable and appointed by the Board.

(b)
At each annual general meeting of the Company all of the Directors shall retire from office. A Director who retires at an annual general meeting may be reappointed, if willing to act. If he is not reappointed he shall retain office until the meeting appoints someone in his place or, if it does not do so, until the close or adjournment of the meeting.

(c)
Save as otherwise permitted in these Articles, Directors will be elected by way of Ordinary Resolution of the Company in general meeting. Any vacancy on the Board, including a vacancy that results from an increase in the number of Directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Except as otherwise provided for in these Articles, any casual vacancy shall only be filled by decision of a majority of the Board then in office, provided that a quorum is present.

(d)
During any vacancy in the Board, the remaining Directors shall have full power to act as the Board. If, at any general meeting of the Company, the number of Directors is reduced below the minimum prescribed by the Board in accordance with Article 75 due to the failure of any persons nominated to be Directors to be elected, then in those circumstances, the nominee or nominees who receive the highest number of votes in favour of election shall be elected in order to maintain the prescribed minimum number of Directors and each such Director shall remain a Director (subject to the provisions of the Companies Acts and these Articles) only until the conclusion of the next annual general meeting of the Company unless such Director is elected by the Holders during such meeting.

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88.	Nomination of Directors

(a)
Except as provided in Article 87(a), nominations of persons for election to the Board at a general meeting may only be made (a) pursuant to the Company’s notice of meeting pursuant to Article 55 at the recommendation of the Board, (b) by or at the direction of the Board or any authorised committee thereof or (c) by any Holder who (i) complies with the notice procedures set forth in Articles 88(b) or 88(c), as applicable, (ii) was a Holder at the time such notice is delivered to the Secretary and on the record date for the determination of Holders entitled to vote at such general meeting and (iii) is present at the relevant general meeting, either in person or by proxy, to present her nomination, provided, however, that Holders shall only be entitled to nominate persons for election to the Board at annual general meetings or at general meetings called specifically for the purpose of electing Directors.

(b)
For nominations of persons for election to the Board to be properly brought before an annual general meeting by a Holder, such annual general meeting must have been called for the purpose of, among other things, electing Directors and such Holder must have given timely notice thereof in writing to the Secretary. To be timely, a Holder’s notice shall be delivered to the Secretary at the registered office of the Company, or such other Address as the Secretary may designate, not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the first anniversary of the date of the immediately preceding annual general meeting; provided, however, that in the event the date of the annual general meeting is changed by more than thirty (30) days from the first anniversary date of the prior year’s annual general meeting, notice by the Holder to be timely must be so delivered not later than  ninety (90) days prior to the date of such annual general meeting or, if later, the close of business on the tenth (10th) day following the day on which notice of the date of such meeting was given in accordance with these Articles or public announcement of the date of such meeting was first made, whichever first occurs.  Such Holder’s notice shall set forth (a) as to each person whom the Holder proposes to nominate for election or re-election as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act as amended, or any successor provisions thereto, including such person’s written consent to being named as a nominee and to serving as a Director of the Company if elected,  (b) a description of the material terms of any Covered Arrangement to which such Holder and its Affiliates, directly or indirectly, is a party as of the date of such notice and (c) as to the Holder giving the notice (i) the name and Address of such Holder, as they appear on the Register of Holders, (ii) the class and number of Shares that are owned beneficially and/or of record by such Holder, as well as any derivative securities relating to the Shares owned by such Holder, (iii) a representation that the Holder is a registered holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a description of all arrangements and understandings between such Holder and each proposed nominee (and any other person or persons including their names) pursuant to which the nominations are to be made by such Holder.  The Board may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director of the Company, including such evidence satisfactory to the Board that such nominee has no interests that would limit such nominee’s ability to fulfil his or her duties as a Director.

(c)
For nominations of persons for election to the Board to be properly brought before a general meeting called for the purpose of the election of Directors, other than an annual general meeting by a Holder, such Holder must have given timely notice

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thereof in writing to the Secretary. To be timely, a Holder’s notice shall be delivered to the Secretary at the registered office of the Company or such other Address as the Secretary may designate, not later than close of business on the tenth (10th) day following the day on which such notice of the date of the general meeting was given in accordance with these Articles or public announcement of the date of such meeting was first made, whichever first occurs. Such Holder’s notice shall set forth the same information as is required by provisions (a) and (b) of Article 88(b).

(d)
Subject to the Companies Acts, unless otherwise provided by the terms of any series of preferred shares or any agreement among Holders or other agreement approved by the Board, only persons who are nominated in accordance with the procedures set forth in Articles 88(b) and 88(c) shall be eligible for election as Directors of the Company. If the Chairman of a general meeting determines that a proposed nomination was not made in compliance with Articles 88(b) and 88(c), the Chairman shall declare to the meeting that nomination is defective and such defective nomination shall be disregarded.  Notwithstanding the foregoing provisions of these Articles, if the Holder (or a qualified representative of the Holder) does not appear at the general meeting to present her nomination, such nomination shall be disregarded.

(e)
Notwithstanding the foregoing provisions of this Article, any Holder intending to make a nomination in accordance with this Article and each related beneficial owner, if any, will also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in these Articles; provided however that any references in these articles to the Exchange Act are not intended to, and will not, limit the requirements applicable to nominations made or intended to be made in accordance with this Article.

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PART XV - DISQUALIFICATION AND REMOVAL OF DIRECTORS

89.	Disqualification of Directors

The office of a Director shall be vacated ipso facto if: -

(a)	he is restricted or disqualified from acting as a director of any company under the provisions of Part VII of the 1990 Act;

(b)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	in the opinion of a majority of his co-Directors, he becomes incapable by reason of mental disorder of discharging his duties as a Director;

(d)	(not being a Director holding for a fixed term an executive office in his capacity as a Director) he resigns his office by notice to the Company;

(e)	he is convicted of an indictable offence, unless the Directors otherwise determine;

(f)
he shall have been absent for more than six consecutive months without permission of the Directors from meetings of the Directors held during that period and his alternate Director (if any) shall not have attended any such meeting in his place during such period, and the Directors pass a resolution that by reason of such absence he has vacated office; or

(g)	he is required in writing (whether in electronic form or otherwise) by all his co-Directors to resign.

90.	Removal of Directors

The Company, by Ordinary Resolution of which extended notice has been given in accordance with the provisions of the Acts, may remove any Director before the expiry of his period of office notwithstanding anything in these Articles or in any agreement between the Company and such Director and may, if thought fit, by Ordinary Resolution appoint another Director in his stead.  The person appointed shall be subject to retirement at the same time as if he had become a Director on the date on which the Director in whose place he is appointed was last appointed a Director.  Nothing in this Article shall be taken as depriving a person removed hereunder of compensation or damages payable to him in respect of the termination of his appointment as Director or of any appointment terminating with that of Director.

PART XVI - DIRECTORS’ OFFICES AND INTERESTS

91.	Executive offices

(a)
The Directors may appoint one or more of their body to the office of Chief Executive Officer or to any other office (except that of Auditor) under the Company as may be deemed necessary or desirable by the board of Directors (including, where considered appropriate, the office of chairman) on such terms and for such period as they may determine and, without prejudice to the terms of any contract entered into in any particular case, may revoke any such appointment at any time either with or without cause, by the affirmative vote of a majority of the members of the board of Directors then in office; provided that such removal shall be without prejudice to the contract

36

rights, if any, of the person so removed. Any vacancy occurring in the offices of the Company may be filled by the board of Directors.

(b)
The Chief Executive Officer shall have the powers and perform the duties incident to that position. Subject to the powers of the board of directors, the Chief Executive Officer shall be in the general and active charge of the entire business, affairs and property of the Company. The Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Directors or provided in these Articles.

(c)
A Director holding any such executive office shall receive such remuneration, whether in addition to or in substitution for his ordinary remuneration as a Director and whether by way of salary, commission, participation in profits or otherwise or partly in one way and partly in another, as the Directors may determine.

(d)
The appointment of any Director to the office of Chief Executive Officer  shall determine automatically if he ceases to be a Director but without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(e)
The appointment of any Director to any other executive office shall not determine automatically if he ceases from any cause to be a Director unless the contract or resolution under which he holds office shall expressly state otherwise, in which event such determination shall be without prejudice to any claim for damages for breach of any contract of service between him and the Company.

(f)
A Director may hold any other office or place of profit under the Company (except that of Auditor) in conjunction with his office of Director, and may act in a professional capacity to the Company, on such terms as to remuneration and otherwise as the Directors shall arrange.

(g)
Any two or more offices of the Company may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law or these Articles to be executed, acknowledged or verified by two or more officers.

(h)
The other officers of the Company shall have such powers and duties as generally pertain to their respective offices as well as such powers and duties as may be prescribed from time to time by the board of Directors or the Chief Executive Officer.

(i)
In the case of the absence or disability of any officer of the Company and of any person hereby authorised to act in such officer’s place during such officer’s absence or disability, the board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any Director, or to any other person selected by it.

92.	Directors’ interests

(a)	Subject to the provisions of the Acts, and provided that he has disclosed to the Directors the nature and extent of any material interest of his, a Director notwithstanding his office:-

(i)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or any subsidiary or associated company thereof or in

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which the Company or any subsidiary or associated company thereof is otherwise interested;

(ii)
may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company or any subsidiary or associated company thereof is otherwise interested; and

(iii)
shall not be accountable, by reason of his office, to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

(b)
Subject to the provisions of the Acts, no Director or intending Director shall be disqualified by his office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the other company in which any Director shall be in any way interested be avoided nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established.  The nature of a Director’s interest must be declared by him at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement at the next meeting of the Directors held after he became so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made at the first meeting of the Directors held after he becomes so interested.

(c)
A copy of every declaration made and notice given under this Article shall be entered within three days after the making or giving thereof in a book kept for this purpose.  Such book shall be open for inspection without charge by any Director, Secretary, Auditor or member of the Company at the Office and shall be produced at every general meeting of the Company and at any meeting of the Directors if any Director so requests in sufficient time to enable the book to be available at the meeting.

(d)	For the purposes of this Article:-

(i)
a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified; and

(ii)	an interest of which a Director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

93.	Restriction on Directors’ voting

(a)
Save as otherwise provided by these Articles, a Director shall not vote at a meeting of the Directors or a committee of Directors on any resolution concerning a matter in which he has, directly or indirectly, an interest which is material or a duty which conflicts or may conflict with the interests of the Company.  A Director shall not be counted in the quorum present at a meeting in relation to any such resolution on

38

which he is not entitled to vote.  This Article shall not preclude another Director from voting on the same matter where that other Director has the right to exercise more than one vote at the meeting as a consequence of having been authorised to cast such extra vote or votes by the Director or Directors who are precluded from voting on such matter

(b)
A Director shall be entitled (in the absence of some other material interest than is indicated below) to vote (and be counted in the quorum) in respect of any resolutions concerning any of the following matters, namely:-

(i)
the giving of any security, guarantee or indemnity to him in respect of money lent by him to the Company or any of its subsidiary or associated companies or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary or associated companies;

(ii)
the giving of any security, guarantee or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary or associated companies for which he himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(iii)
any proposal concerning any offer of shares or debentures or other securities of or by the Company or any of its subsidiary or associated companies for subscription, purchase or exchange in which offer he is or is to be interested as a participant in the underwriting or sub-underwriting thereof;

(iv)
any proposal concerning any other company in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the holder of or beneficially interested in 1% or more of the issued shares of any class of such company or of the voting rights available to members of such company (or of a third company through which his interest is derived) (any such interest being deemed for the purposes of this Article to be a material interest in all circumstances);

(v)
any proposal concerning the adoption, modification or operation of a superannuation fund or retirement benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval for taxation purposes by the appropriate Revenue authorities;

(vi)
any proposal concerning the adoption, modification or operation of any scheme for enabling employees (including full time executive Directors) of the Company and/or any subsidiary thereof to acquire shares in the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the Director benefits or may benefit; or

(vii)	any proposal concerning the giving of any indemnity pursuant to Article 134 or the discharge of the cost of any insurance cover purchased or maintained pursuant to Article134(f).

(c)
Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such case each of the Directors concerned (if not debarred from voting under

39

sub-paragraph (b) (iv) of this Article) shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning his own appointment.

(d)
If a question arises at a meeting of Directors or of a committee of Directors as to the materiality of a Director’s interest or as to the right of any Director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, such question may be referred, before the conclusion of the meeting, to the chairman of the meeting and his ruling in relation to any Director other than himself shall be final and conclusive.  In relation to the chairman, such question may be resolved by a resolution of a majority of the Directors (other than the chairman) present at the meeting at which the question first arises.

(e)
For the purposes of this Article, an interest of a person who is the spouse or a minor child of a Director shall be treated as an interest of the Director and, in relation to an alternate Director, an interest of his appointor shall be treated as an interest of the alternate Director.

(f)	The Company by Ordinary Resolution may suspend or relax the provisions of this Article to any extent or ratify any transaction not duly authorised by reason of a contravention of this Article.

94.	Entitlement to grant pensions

The Directors may provide benefits, whether by way of pensions, gratuities or otherwise, for any Director, former Director or other officer or former officer of the Company or to any person who holds or has held any employment with the Company or with any body corporate which is or has been a subsidiary or associated company of the Company or a predecessor in business of the Company or of any such subsidiary or associated company and to any member of his family or any person who is or was dependent on him and may set up, establish, support, alter, maintain and continue any scheme for providing all or any such benefits and for such purposes any Director accordingly may be, become or remain a member of, or rejoin, any scheme and receive or retain for his own benefit all benefits to which he may be or become entitled thereunder.  The Directors may pay out of the funds of the Company any premiums, contributions or sums payable by the Company under the provisions of any such scheme in respect of any of the persons or class of persons above referred to who are or may be or become members thereof.

PART XVII - PROCEEDINGS OF DIRECTORS

95.	Convening and regulation of Directors’ meetings

(a)
Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit.  A Director may, and the Secretary at the request of a Director shall, call a meeting of the Directors.  Any Director may waive notice of any meeting and any such waiver may be retrospective.  If the Directors so resolve, it shall not be necessary to give notice of a meeting of the Directors to any Director or alternate Director who, being a resident of the State, is for the time being absent from the State.

(b)
Notice of a meeting of the Directors or any other notice required to be given to, or by, a Director shall be deemed to be duly given to a Director if it is given to him personally or sent in writing by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors to him at his last known address or any other address given by him to the Company for this purpose.

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96.	Quorum for Directors’ meetings

(a)
The quorum for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be four Directors.  A person who holds office only as an alternate Director shall, if his appointor is not present, be counted in the quorum but notwithstanding that such person may act as alternate Director for more than one Director he shall not count as more than one for the purposes of determining whether a quorum is present.

(b)
The continuing Directors or a sole Director may act notwithstanding any vacancies in their number but if the number of Directors is less than the number fixed as the quorum, they may act only for the purpose of filling vacancies or of calling a general meeting.

97.	Voting at Directors’ meetings

(a)	Questions arising at any meeting of Directors shall be decided by a majority of votes. Where there is an equality of votes, the chairman of the meeting shall not have a second or casting vote.

(b)
Subject as hereinafter provided, each Director present and voting shall have one vote and in addition to his own vote shall be entitled to one vote in respect of each other Director not present at the meeting or excluded from voting who shall have authorised him to cast such extra vote in his absence in respect of such meeting or resolution.  Any such authority may relate generally to all meetings of the Directors or to any specified matters, meeting or meetings and must be in writing and may be sent by delivery, post, cable, telegram, telex, telefax, electronic mail or any other means of communication approved by the Directors and may bear a printed, facsimile, electronic signature or advanced electronic signature of the Director giving such authority.  The authority must be delivered to the Secretary for filing prior to or must be produced at the first meeting at which a vote is to be cast pursuant thereto provided that no Director shall be entitled to any vote at a meeting on behalf of another Director pursuant to this paragraph if the other Director shall have appointed an alternate Director and that alternate Director is present at the meeting at which the Director proposes to vote pursuant to this paragraph.

98.	Telecommunication meetings

Any Director or alternate Director or member of a committee established pursuant to Article 82 or Article 84 may participate in a meeting of the Directors or any committee by means of conference telephone or other telecommunications equipment by means of which all persons participating in the meeting can hear each other speak and such participation in a meeting shall constitute presence in person at the meeting.

99.	Chairman of the board of Directors

Subject to any appointment to the office of chairman made pursuant to these Articles, the Directors may elect a chairman of their meetings and determine the period for which he is to hold office, but if no such chairman is elected or if at any meeting the chairman is unwilling to act or is not present within five minutes after the time appointed for holding the same the Directors present may choose one of their number to be chairman of the meeting.

100.	Validity of acts of Directors

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(a)
All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified from holding office or had vacated office, shall be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.

(b)
Any action required or permitted to be taken pursuant to authorisation voted at a meeting of the board of Directors or any committee of the board of Directors may be taken without a meeting if, prior or subsequent to such action, all members of the board of Directors or of such committee, as the case may be, consent thereto in writing and such written consents are filed with the minutes of the proceedings of the board of Directors or committee.

101.	Directors’ resolutions or other documents in writing

A resolution or other document in writing (in electronic form or otherwise) signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by all the Directors entitled to receive notice of a meeting of Directors or of a committee of Directors shall be as valid as if it had been passed at a meeting of Directors or (as the case may be) a committee of Directors duly convened and held and may consist of several documents in the like form each signed by one or more Directors, and such resolution or other document or documents when duly signed may be delivered or transmitted (unless the Directors shall otherwise determine either generally or in any specific case) by facsimile transmission, electronic mail or some other similar means of transmitting the contents of documents.  A resolution or other documents signed (whether by electronic signature, advanced electronic signature or otherwise as approved by the Directors) by an alternate Director need not also be signed by his appointor and, if it is signed by a Director who has appointed an alternate Director, it need not be signed by the alternate Director in that capacity.

PART XVIII - THE SECRETARY

102.	Appointment of secretary

The Secretary and Assistant Secretary shall be appointed by the Directors in accordance with the Acts for such term, at such remuneration and upon such conditions as they may think fit and any Secretary so appointed may be removed by them.  Anything required or authorised by the Acts or these Articles to be done by the Secretary may be done, if the office is vacant or there is for any other reason no Secretary readily available and capable of acting, by or to any assistant or acting secretary readily available and capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors: Provided that any provision of the Acts or these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as a Director and as, or in the place of, the Secretary.

PART XIX - THE SEAL

103.	Use of Seal

The Directors shall ensure that the Seal (including any official securities seal kept pursuant to the Acts) shall be used only by the authority of the Directors or of a committee authorised by the Directors.

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104.	Seal for use abroad

The Company may exercise the powers conferred by the Acts with regard to having an official seal for use abroad and such powers shall be vested in the Directors.

105.	Signature of sealed instruments

(a)
Every instrument to which the Seal shall be affixed shall be signed by a Director and shall also be signed by the Secretary or Assistant Secretary or by a second Director or by some other person appointed by the Directors for the purpose save that as regards any certificates for shares or debentures or other securities of the Company the Directors may determine by resolution that such signatures or either of them shall be dispensed with, or be printed thereon or affixed thereto by some method or system of mechanical signature provided that in any such case the certificate to be sealed shall have been approved for sealing by the Secretary or by the registrar of the Company or by the Auditors or by some other person appointed by the Directors for this purpose in writing (and, for the avoidance of doubt, it is hereby declared that it shall be sufficient for approval to be given and/or evidenced either in such manner (if any) as may be approved by or on behalf of the Directors or by having certificates initialled before sealing or by having certificates presented for sealing accompanied by a list thereof which has been initialled).

(b)
For the purposes of this Article, any instrument in electronic form to which the seal is required to be affixed, shall be sealed by means of an advanced electronic signature based on a qualified certificate of a Director and the Secretary or Assistant Secretary or of a second Director or by some other person appointed by the Directors for the purpose.

PART XX - DIVIDENDS AND RESERVES

106.	Declaration of dividends

Subject to the provisions of the Acts, the Company in general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors. Subject to the provisions of the Acts, the Board may from time to time declare dividends (including interim dividends) and distributions on Shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefor.

107.	Interim and fixed dividends

Subject to the provisions of the Acts, the Directors may declare and pay interim dividends if it appears to them that they are justified by the profits of the Company available for distribution.  If the share capital is divided into different classes, the Directors may declare and pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but subject always to any restrictions for the time being in force (whether under these Articles, under the terms of issue of any shares or under any agreement to which the Company is a party, or otherwise) relating to the application, or the priority of application, of the Company’s profits available for distribution or to the declaration or as the case may be the payment of dividends by the Company.  Subject as aforesaid, the Directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.  Provided the Directors act in good faith they shall not incur any liability

43

to the Holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

108.	Payment of dividends

(a)
Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up (excluding premium) on the shares on which the dividend is paid.  Subject as aforesaid, all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid (excluding premium) on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date, such share shall rank for dividend accordingly.  For the purposes of this Article, no amount paid on a share in advance of calls shall be treated as paid on a share.

(b)	If several persons are registered as joint Holders of any share, any one of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

109.	Deductions from dividends

The Directors may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share.

110.	Dividends in specie

The Board or any general meeting declaring a dividend (upon the recommendation of the Board), may direct that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Board may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Holders upon the footing of the value so fixed in order to adjust the rights of all Holders and may vest any such specific assets in trustees as may seem expedient to the Board.

111.	Dividend payment mechanism

(a)
Any dividend or other moneys payable in respect of any share may be paid by cheque or warrant sent by post, at the risk of the person or persons entitled thereto, to the registered address of the Holder or, where there are joint Holders, to the registered address of that one of the joint Holders who is first named on the Register or to such person and to such address as the Holder or joint Holders may in writing direct.  Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque or warrant shall be a good discharge to the Company.  Any joint Holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.  Any such dividend or other distribution may also be paid by any other method (including payment in a currency other than euro, electronic funds transfer, direct debit, bank transfer or by means of a relevant system) which the Directors consider appropriate and any member who elects for such method of payment shall be deemed to have accepted all of the risks inherent therein.  The debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

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(b)
In respect of shares in uncertificated form, where the Company is authorized to do so by or on behalf of the Holder or joint Holders in such manner as the Company shall from time to time consider sufficient, the Company may also pay any such dividend, interest or other moneys by means of the relevant system concerned (subject always to the facilities and requirements of that relevant system).  Every such payment made by means of the relevant system shall be made in such manner as may be consistent with the facilities and requirements of the relevant system concerned. Without prejudice to the generality of the foregoing, in respect of shares in uncertificated form, such payment may include the sending by the Company or by any person on its behalf of an instruction to the Approved Nominee or the operator of the relevant system to credit the cash memorandum account of the Holder or joint Holders.

112.	Dividends not to bear interest

No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

113.	Payment to Holders on a particular date

Any resolution declaring a dividend on shares of any class, whether a resolution of the Company in general meeting or a resolution of the Directors, may specify that the same may be payable to the persons registered as the Holders of such shares at the close of business on a particular date, notwithstanding that it may be a date prior to that on which the resolution is passed, and thereupon the dividend shall be payable to them in accordance with their respective holdings so registered, but without prejudice to the rights inter se of transferors and transferees of any such shares in respect of such dividend. The provisions of this Article shall apply, mutatis mutandis, to capitalisations to be effected in pursuance of these Articles.  Any dividend, interest or other sum payable which remains unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for the benefit of the Company until claimed.

114.	Unclaimed dividends

If the Directors so resolve, any dividend which has remained unclaimed for six years from the date of its declaration shall be forfeited and cease to remain owing by the Company.  The payment by the Directors of any unclaimed dividend or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

115.	Reserves

Before recommending any dividend, whether preferential or otherwise, the Directors may carry to reserve out of the profits of the Company such sums as they think proper.  All sums standing to reserve may be applied from time to time in the discretion of the Directors for any purpose to which the profits of the Company may be properly applied and at the like discretion may be either employed in the business of the Company or invested in such investments as the Directors may lawfully determine.  The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided as they may lawfully determine.  Any sum which the Directors may carry to reserve out of the unrealised profits of the Company shall not be mixed with any reserve to which profits available for distribution have been carried.  The Directors may also carry forward, without placing the same to reserve, any profits which they may think it prudent not to divide.

PART XXI – ACCOUNTS

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116.	Accounts

(a)	The Directors shall cause to be kept proper books of account, whether in the form of documents, electronic form or otherwise, that:-

(i)	correctly record and explain the transactions of the Company;

(ii)	will at any time enable the financial position of the Company to be determined with reasonable accuracy;

(iii)	will enable the Directors to ensure that any balance sheet, profit and loss account or income and expenditure account of the Company complies with the requirements of the Acts; and

(iv)	will enable the accounts of the Company to be readily and properly audited.

(b)
Books of account shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year.  Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

(c)
The Company may send by post, electronic mail or any other means of electronic communication a summary financial statement to its shareholders or persons nominated by any member.  The Company may meet, but shall be under no obligation to meet, any request from any of its members to be sent additional copies of its full report and accounts or summary financial statement or other communications with its members.

(d)
The books of account shall be kept at the Office or, subject to the provisions of the Acts, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

(e)
The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors.  No member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting.

(f)
In accordance with the provisions of the Acts, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such profit and loss accounts, balance sheets, group accounts and reports as are required by the Acts to be prepared and laid before such meeting.

(g)
A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report shall be sent by post, electronic mail or any other means of electronic communication, not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Acts to receive them; provided that in the case of those documents sent by electronic mail or any other means of electronic communication, such documents shall be sent with the consent of the recipient, to the address of the recipient notified to the Company by the recipient for such purposes and the required number of copies of these documents shall be forwarded at the same

46

time to the appropriate section of the relevant securities exchange on which the Company’s shares are listed.

(h)	Auditors shall be appointed and their duties regulated in accordance with the Acts.

PART XXII - CAPITALISATION OF PROFITS OR RESERVES

117.	Capitalisation of distributable profits and reserves

(a)
Without prejudice to any powers conferred on the Directors by these Articles, the Company in general meeting may resolve, upon the recommendation of the Directors, that any sum for the time being standing to the credit of any of the Company's reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account be capitalised and applied on behalf of the members who would have been entitled to receive that sum if it had been distributed by way of dividend and in the same proportions either in or towards paying up amounts for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to the sum capitalised (such shares or debentures to be allotted and distributed credited as fully paid up to and amongst such Holders in the proportions aforesaid) or partly in one way and partly in another, so, however, that the only purposes for which sums standing to the credit of the capital redemption reserve fund or the share premium account shall be applied shall be those permitted by the Acts.

(b)
The Directors may from time to time at their discretion, subject to the provisions of the Acts and, in particular, to their being duly authorised pursuant to Section 20 of the 1983 Act, to allot the relevant shares, to offer to the Holders of Ordinary Shares the right to elect to receive in lieu of any dividend or proposed dividend or part thereof an allotment of additional Ordinary Shares credited as fully paid.  In any such case the following provisions shall apply:

(i)
The basis of allotment shall be determined by the Directors so that, as nearly as may be considered convenient in the Directors’ absolute discretion, the value (calculated by reference to the average quotation) of the additional Ordinary Shares (excluding any fractional entitlement) to be allotted in lieu of any amount of dividend shall equal such amount.  For such purpose the “average quotation” of an Ordinary Share shall be the average of the five amounts resulting from determining whichever of the following ((A), (B) or (C) specified below) in respect of Ordinary Shares shall be appropriate for each of the first five business days on which Ordinary Shares are quoted “ex” the relevant dividend and as determined from the information published by the relevant securities exchange on which the Company’s shares are listed reporting the business done on each of these five business days:-

(A)	if there shall be more than one dealing reported for the day, the average of the prices at which such dealings took place; or

(B)	if there shall be only one dealing reported for the day, the price at which such dealing took place; or

(C)	if there shall not be any dealing reported for the day, the average of the closing bid and offer prices for the day;

and if there shall be only a bid (but not an offer) or an offer (but not a bid) price reported, or if there shall not be any bid or offer price reported, for any

47

particular day then that day shall not count as one of the said five business days for the purposes of determining the average quotation.  If the means of providing the foregoing information as to dealings and prices by reference to which the average quotation is to be determined is altered or is replaced by some other means, then the average quotation shall be determined on the basis of the equivalent information published by the relevant authority in relation to dealings on the relevant securities exchange on which the Company’s shares are listed or its equivalent.

(ii)
The Directors shall give notice in writing (whether in electronic form or otherwise) to the Holders of Ordinary Shares of the right of election offered to them and shall send with or following such notice forms of election and specify the procedure to be followed and the place at which, and the latest date and time by which, duly completed forms of election must be lodged in order to be effective.  The Directors may also issue forms under which Holders may elect in advance to receive new Ordinary Shares instead of dividends in respect of future dividends not yet declared (and, therefore, in respect of which the basis of allotment shall not yet have been determined).

(iii)
The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable on Ordinary Shares in respect of which the right of election as aforesaid has been duly exercised (the “Subject Ordinary Shares”) and in lieu thereof additional Ordinary Shares (but not any fraction of a share) shall be allotted to the Holders of the Subject Ordinary Shares on the basis of allotment determined aforesaid and for such purpose the Directors shall capitalise, out of such of the sums standing to the credit of any of the Company’s reserves (including any capital redemption reserve fund or share premium account) or to the credit of the profit and loss account as the Directors may determine, a sum equal to the aggregate nominal amount of additional Ordinary Shares to be allotted on such basis and apply the same in paying up in full the appropriate number of unissued Ordinary Shares for allotment and distribution to and amongst the Holders of the Subject Ordinary Shares on such basis.

(c)
The additional Ordinary Shares so allotted shall rank pari passu in all respects with the fully paid Ordinary Shares then in issue save only as regards participation in the relevant dividend or share election in lieu.

(d)
The Directors may do all acts and things considered necessary or expedient to give effect to any such capitalisation with full power to the Directors to make such provisions as they think fit where shares would otherwise have been distributable in fractions (including provisions whereby, in whole or in part, fractional entitlements are disregarded and the benefit of fractional entitlements accrues to the Company rather than to the Holders concerned).  The Directors may authorise any person to enter on behalf of all the Holders interested into an agreement with the Company providing for such capitalisation and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

(e)
The Directors may on any occasion determine that rights of election shall not be offered to any Holders of Ordinary Shares who are citizens or residents of any territory where the making or publication of an offer of rights of election or any exercise of rights of election or any purported acceptance of the same would or might be unlawful, and in such event the provisions aforesaid shall be read and construed subject to such determination.

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118.	Capitalisation of non-distributable profits and reserves

Without prejudice to any powers conferred on the Directors as aforesaid, the Company in general meeting may resolve, on the recommendation of the Directors, that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those members of the Company (or such other person as may be nominated by those members by notice in writing to the Company) who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions) and the Directors shall give effect to such resolution.

119.	Implementation of capitalisation issues

Whenever such a resolution is passed in pursuance of either of the two immediately preceding Articles the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby and all allotments and issues of fully paid shares or debentures, if any, and generally shall do all acts and things required to give effect thereto with full power to the Directors to make such provisions as they shall think fit for the case of shares or debentures becoming distributable in fractions (and, in particular, without prejudice to the generality of the foregoing, either to disregard such fractions or to sell the shares or debentures represented by such fractions and distribute the net proceeds of such sale to and for the benefit of the Company or to and for the benefit of the members otherwise entitled to such fractions in due proportions) and to authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may become entitled on such capitalisation or, as the case may require, for the payment up by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares and any agreement made under such authority shall be binding on all such members.

PART XXIII – NOTICES

120.	Notices in writing

Any notice to be given, served or delivered pursuant to these Articles shall be in writing (whether in electronic form or otherwise).

121.	Service of notices

(a)	A notice or document (including a share certificate) to be given, served or delivered in pursuance of these Articles may be given to, served on or delivered to any member by the Company: -

(i)	by handing same to him or his authorised agent;

(ii)	by leaving the same at his registered address;

(iii)	by sending the same by the post in a pre-paid cover addressed to him at his registered address; or

(iv)
by sending, with the consent of the member, the same by means of electronic mail or other means of electronic communication approved by the Directors, with the consent of the member, to the address of the member notified to the

49

Company by the member for such purpose (or if not so notified, then to the address of the member last known to the Company).

(b)
Where a notice or document is given, served or delivered pursuant to sub- paragraph (a) (i) or (ii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the time the same was handed to the member or his authorised agent, or left at his registered address (as the case may be).

(c)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a) (iii) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of twenty-four hours after the cover containing it was posted.  In proving service or delivery it shall be sufficient to prove that such cover was properly addressed, stamped and posted.

(d)
Where a notice or document is given, served or delivered pursuant to sub-paragraph (a)(iv) of this Article, the giving, service or delivery thereof shall be deemed to have been effected at the expiration of forty-eight hours after despatch.

(e)
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to sub-paragraph (a)(iv), if sent to the address notified by the Company by the member for such purpose notwithstanding that the Company may have notice of the death, lunacy, bankruptcy, liquidation or disability of such member.

(f)
Without prejudice to the provisions of sub-paragraphs (a) (i) and (ii) of this Article, if at any time by reason of the suspension or curtailment of postal services within the State, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice issued through any regulatory news service of any securities exchange on which the Company’s shares are listed and such notice shall be deemed to have been duly served on all members entitled thereto at noon on the day on which the said advertisement or advertisements shall appear.  In any such case the Company shall put a full copy of the notice of the general meeting on its website and shall send confirmatory copies of the notice through the post to those members whose registered addresses are outside the State (if or to the extent that in the opinion of the Directors it is practical so to do) or are in areas of the State unaffected by such suspension or curtailment of postal services and if at least ninety-six hours prior to the time appointed for the holding of the meeting the posting of notices to members in the State, or any part thereof which was previously affected, has become practical in the opinion of the Directors, the Directors shall send forthwith confirmatory copies of the notice by post to such members.  The accidental omission to give any such confirmatory copy of a notice of a meeting to, or the non-receipt of any such confirmatory copy by, any person entitled to receive the same shall not invalidate the proceedings at the meeting.

(g)
Notwithstanding anything contained in this Article the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction or other area other than the State.

(h)
Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company's audited accounts and the Directors' and Auditor's reports thereon, shall be deemed to have been

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satisfied where the Company has written to the member informing him/her of its intention to use electronic communications for such purposes and the member has not, within 4 weeks of the issue of such notice, served an objection in writing on the Company to such proposal. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, he/she may revoke such consent at any time by requesting the Company to communicate with him/her in documented form PROVIDED HOWEVER that such revocation shall not take effect until five days after written notice of the revocation is received by the Company.

122.	Service on joint Holders

A notice may be given by the Company to the joint Holders of a share by giving the notice to the joint Holder whose name stands first in the Register in respect of the share and notice so given shall be sufficient notice to all the joint Holders.

123.	Service on transfer or transmission of shares

(a)
Every person who becomes entitled to a share shall before his name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he derives his title provided that the provisions of this paragraph shall not apply to any notice served under Article 68 unless, under the provisions of Article 68(b), it is a notice which continues to have effect notwithstanding the registration of a transfer of the shares to which it relates.

(b)
Without prejudice to the provisions of these Articles allowing a meeting to be convened by a notice issued through any regulatory news service of any securities exchange on which the Company’s shares are listed, a notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose.  Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

124.	Signature to notices

The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.

125.	Deemed receipt of notices

A member present, either in person or by proxy, at any meeting of the Company or the Holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

PART XXIV - WINDING UP

126.	Distribution on winding up

If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the

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commencement of the winding up on the shares held by them respectively.  And if in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively.  Provided that this Article shall not affect the rights of the Holders of shares issued upon special terms and conditions.

127.	Sale by a liquidator

(a)
In case of a sale by the liquidator under Section 260 of the Companies Act, 1963, the liquidator may by the contract of sale agree so as to bind all the members for the allotment to the members direct of the proceeds of sale in proportion to their respective interests in the Company and may further by the contract limit a time at the expiration of which obligations or shares not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said Section.

(b)
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

128.	Distribution in specie

If the Company is wound up, the liquidator, with the sanction of a special resolution of the Company and any other sanction required by the Acts, may divide among the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members.  The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

PART XXV – MISCELLANEOUS

129.	Minutes of meetings

The Directors shall cause minutes to be made of the following matters, namely: -

(a)	of all appointments of officers and committees made by the Directors and of their salary or remuneration;

(b)
of the names of Directors present at every meeting of the Directors and of the names of any Directors and of all other members thereof present at every meeting of any committee appointed by the Directors; and

(c)	of all resolutions and proceedings of all meetings of the Company and of the Holders of any class of shares in the Company and of the Directors and of committees appointed by the Directors.

Any such minute as aforesaid, if purporting to be signed by the chairman of the meeting at which the proceedings were had, or by the chairman of the next succeeding meeting, shall be

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receivable as prima facie evidence of the matter stated in such minute without any further proof.

130.	Inspection and secrecy

The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members, not being Directors, and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Acts or authorised by the Directors or by the Company in general meeting.  No member shall be entitled to require discovery of or any information respecting any detail of the Company’s trading, or any matter which is or may be in the nature of a trade secret, mystery of trade, or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it would be inexpedient in the interests of the members of the Company to communicate to the public.

131.	Closing Register of Holders or Fixing Record Date

(a)
For the purpose of determining Holders entitled to notice of or to vote at any meeting of Holders or any adjournment thereof, or Holders entitled to receive payment of any dividend, or in order to make a determination of Holders for any other proper purpose, the Board may provide, subject to the requirements of section 121 of the 1963 Act, that the Register of Holders shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty (30) days in each year. If the Register of Holders shall be so closed for the purpose of determining Holders entitled to notice of or to vote at a meeting of Holders such Register of Holders shall be so closed for at least five (5) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register of Holders.

(b)
In lieu of, or apart from, closing the Register of Holders, the Board may fix in advance a date as the record date (a) for any such determination of Holders entitled to notice of or to vote at a meeting of the Holders, which record date shall not be more than ninety (90) days nor less than ten (10) days before the date of such meeting, and (b) for the purpose of determining the Holders entitled to receive payment of any dividend, or in order to make a determination of Holders for any other proper purpose, which record date shall not be more than ninety (90) days prior to the date of payment of such dividend or the taking of any action to which such determination of Holders is relevant. The record date shall not precede the date upon which the resolution fixing the record date is adopted by the Directors.

(c)
If the Register of Holders is not so closed and no record date is fixed for the determination of Holders entitled to notice of or to vote at a meeting of Holders or Holders entitled to receive payment of a dividend, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Holders. When a determination of Holders entitled to vote at any meeting of Holders has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the adjourned meeting, if they think fit.

132.	Destruction of records

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The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of address howsoever received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation.  It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company.  Provided always that:-

(a)	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

(b)
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

(c)	references herein to the destruction of any document include references to the disposal thereof in any manner.

133.	Untraced shareholders

(a)	The Company shall be entitled to sell at the best price reasonably obtainable any share of a Holder or any share to which a person is entitled by transmission if and provided that:-

(i)
for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the Holder or to the person entitled by transmission to the share at his address on the Register or the other last known address given by the Holder or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the Holder or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

(ii)
at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in the State and in a newspaper circulating in the area in which the address referred to in sub-paragraph (a)(i) of this Article is located the Company has given notice of its intention to sell such share;

(iii)
during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the Holder or person entitled by transmission; and

(iv)	the Company has first given notice in writing to the relevant securities exchange on which the Company’s shares are listed of its intention to sell such shares.

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(b)
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the Holder or the person entitled by the transmission to such share.  The transferee shall be entered in the Register as the Holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

(c)
The Company shall account to the Holder or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such Holder or other person.  Moneys carried to such separate account may be either employed in the business of the Company or invested in such investments as the Directors may think fit, from time to time.

(d)
Where a share, which is to be sold as provided in this Part XXV, is held in uncertificated form, the Directors may authorise some person to do all that is necessary under the 1996 Regulations or the UK Regulations (as applicable) to change such share into certificated form prior to its sale under this Article.

134.	Indemnity

(a)
Subject to the provisions of and so far as may be admitted by the Companies Acts, every Director and Secretary shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as an officer or employee of the Company and in which judgement is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the Court.

(b)
As far as permissible under the Companies Acts, the Company shall indemnify any current or former executive of the Company (excluding any Directors or Secretary) or any person who is serving or has served at the request of the Company as a director, executive or trustee of another company, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, to which he or she, or he or she was, is, or is threatened to be made a party by reason of the fact that he or she, or he or she is or was such a director, executive or trustee, provided always that the indemnity contained in this Article 134(b) shall not extend to any matter which would render it void pursuant to the Companies Acts.

(c)
In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify each person indicated in Article 134(b) of this Article against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the

55

performance of his or her duty to the Company unless and only to the extent that the Court or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

(d)
As far as permissible under the Companies Acts, expenses, including attorneys’ fees, incurred in defending any action, suit or proceeding referred to in Articles 134(b) and 134(c) of this Article may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorised by the Board in the specific case upon receipt of an undertaking by or on behalf of the director, executive or trustee, or other indemnitee to repay such amount, unless it shall ultimately be determined that he or she is entitled to be indemnified by the Company as authorised by these Articles.

(e)
It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive (a) of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, Articles, any agreement, any insurance purchased by the Company, any vote of Holders or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in her official capacity and as to action in another capacity while holding such office, or (b) of the power of the Company to indemnify any person who is or was an employee or agent of the Company or of another company, joint venture, trust or other enterprise which he or she is serving or has served at the request of the Company, to the same extent and in the same situations and subject to the same determinations as are hereinabove set forth with respect to a director, executive or trustee. As used in this paragraph (b), references to the “Company” include all constituent companies in a consolidation or merger in which the Company or a predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a director, executive or trustee and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(f)
Subject to the provisions of this Article, the Directors shall have the power to purchase and maintain insurance for or for the benefit of any persons who are or were at any time, directors, officers, or employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company, or any other company or such subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any such liability as referred to in Section 200 of the 1963 Act or otherwise and/or any liability incurred by such persons in respect of any act or omission when in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

(g)	The Company may additionally indemnify any employee or agent of the Company or any director, executive, employee or agent of any of its subsidiaries to the fullest extent permitted by law.

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